AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2000
                                                 REGISTRATION NO. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                         COPPER MOUNTAIN NETWORKS, INC.
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              DELAWARE                              000-25865                     33-0702004
  ---------------------------------        ----------------------------      ----------------------
    (State or other jurisdiction           (Primary Standard Industrial          (I.R.S. Employer
  of incorporation or organization)         Classification Code Number)       Identification Number)

                                   -----------

                              2470 EMBARCADERO WAY
                               PALO ALTO, CA 94303
                                 (650) 687-3300

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RICHARD S. GILBERT
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         COPPER MOUNTAIN NETWORKS, INC.
                              2470 EMBARCADERO WAY
                               PALO ALTO, CA 94303
                                 (650) 687-3300
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------
                                   Copies to:

                             LANCE W. BRIDGES, ESQ.
                             ELIZABETH E. REED, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                           SAN DIEGO, CALIFORNIA 92121

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after the Registration Statement becomes effective.

                                   -----------

     If any of the securities being registered on this form are to be offered on a delayed or continuous bases pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                   -----------
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                         CALCULATION OF REGISTRATION FEE
==============================================================================================================================
    TITLE OF SECURITIES          AMOUNT TO BE           PROPOSED MAXIMUM          PROPOSED MAXIMUM
      TO BE REGISTERED            REGISTERED             OFFERING PRICE              AGGREGATE                  AMOUNT OF
                                                          PER SHARE (1)           OFFERING PRICE (1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001.....................      1,142,309                   $89.53               $102,270,924.77               $26,999.52
==============================================================================================================================
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(1)  Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of
     1933, based on the average high and low trading prices for the Common Stock on March 16, 2000.
                                   -----------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES
AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a),
MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
     The information in this prospectus is not complete and may be changed.
These securities may not be sold until the registration statement filed with the
Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MARCH 20, 2000

                                1,142,309 Shares

                                     [LOGO]

                        [Copper Mountain Networks, Inc.]

    -------------------------------------------------------------------------

      The selling stockholders identified in this prospectus are selling
1,142,309 shares of our common stock. All of the shares being offered in this prospectus were issued to the selling stockholders in connection with our acquisition of OnPREM Networks Corporation. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

     Our common stock is traded on the Nasdaq National Market under the symbol
"CMTN". On March 16, 2000, the last reported sales price for our common stock was $94.94 per share.

     The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section titled "Plan of Distribution" on page 61.

     Investing in our common stock involves a high degree of risk. See "Risk
Factors" beginning on page 4 to read about risks that you should consider before buying shares of our common stock.

     The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


              The date of this Prospectus is ____________, 2000.

    -------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------
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                                             PAGE                                                           PAGE
                                             ----                                                           ----
Prospectus Summary......................      1        Plan of Distribution.................................  61
Risk Factors............................      4        Legal Matters........................................  61
Use of Proceeds.........................     18        Experts..............................................  61
Dividend Policy.........................     18        Additional Information...............................  62
Price Range of Common Stock.............     18        Index to Consolidated Financial Statements........... F-1
Selected Financial Data.................     19
Management's Discussion and
Analysis of Financial Condition
and Results of Operations...............     20
Business................................     27
Management..............................     41
Certain Transactions....................     52
Principal and Selling Stockholders......     54
Description of Capital Stock............     59


                              PROSPECTUS SUMMARY

     You should read this summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters set forth in "Risk
Factors."

                                   THE COMPANY

     Copper Mountain is a leading supplier of high-speed digital subscriber line, or DSL, based communications products. Our solutions enable telecommunications service providers to provide high-speed, cost-effective connectivity over the existing copper wire telephone infrastructure to the business, multi-tenant unit and residential markets. We believe there is significant demand for high-speed data access services, especially among business users who have found current solutions to be inadequate or too expensive.

     The emergence of electronic commerce, business usage of web-based communications, remote access for teleworkers, applications hosting and other services have generated enormous traffic for the existing communications infrastructure. While there are a number of alternatives to deliver high-bandwidth connectivity, we believe that none has the cost, performance and coverage advantages of using the existing copper wire telephone infrastructure.
DSL is a technology that was developed to enable telecommunications service providers to exploit this existing infrastructure to provide guaranteed, dedicated bandwidth at a low cost to virtually all businesses and homes in the United States.

     Telecommunications service providers are seeking vendors that have effectively incorporated DSL into communications equipment solutions enabling them to offer cost-effective, full-coverage, high-bandwidth data access services. Our flexible, scalable solution consists of the following products:
CopperEdge DSL access concentrators, CopperRocket DSL customer premise equipment, and CopperView network management tools. Our products offer the following benefits:

      . Support for Business Applications. Our products enable telecommunications service providers to deliver business services such as high-speed Internet access, corporate networking, teleworking and packet-based voice solutions.

      . Full Coverage DSL. Our symmetric DSL and ISDN DSL-based products allow our telecommunications service provider customers the flexibility and range to reach their targeted customers.

      . Multi-Vendor Customer Premise Equipment Interoperability. We have partnered with third-party DSL customer premise equipment manufacturers through our CopperCompatible program to develop a broad line of modems, routers and other innovative customer premise equipment that is compatible with our CopperEdge DSL access concentrators.

      . Trouble Free Operations. Our products are designed to reduce installation and support requirements for our customers while allowing large scale central-office based deployment of DSL solutions with a zero-installation "plug and play" DSL customer premise equipment that eliminates complex configuration issues for the end user.

      . Support for Multiple Services. Our platform is a highly-scalable and cost-effective platform that addresses the strong demand for Internet access services. In addition, the CopperEdge products maximize return on investment through support of value added Frame
            Relay, VPN and voice services. Unlike most DSL access multiplexer platforms, the Copper Edge solution delivers advanced packet processing, class of service using weighted fair queuing, and subscriber aggregation to support multiple simultaneous services.

      Our objective is to be the leading supplier of DSL solutions to telecommunications service providers. We will focus on expanding our presence in the business and multi-tenant building markets. In addition, we will address the emerging opportunities developing in the residential market as telecommunications service providers seek to offer

                                       1.

DSL services to residential subscribers seeking high-speed access. As this trend toward broad deployment of DSL Services evolves, we anticipate significant opportunities for us to deploy new offerings, such as our recently introduced G.
Lite Line Card, that leverages both our technology and our relationships with service providers. Finally, we are working to drive interoperability of DSL technology to facilitate faster and broader market acceptance.

     We sell our products primarily through a direct sales force and selected original equipment manufacturers and distributors to telecommunications service providers. As of December 31, 1999, we have sold over 4,600 CopperEdge DSL access concentrators. We have also formed strategic relationships with Lucent
Technologies Inc. and 3Com Corporation to allow us to expand our distribution and market presence. In addition, to facilitate faster and broader market acceptance of our solutions, we have promoted a "CopperCompatible" program through which we offer licenses of our DSL customer premise equipment technology to other manufacturers of customer premise equipment.

     On February 29, 2000 we completed our acquisition of OnPREM Networks
Corporation, which we refer to in this prospectus as OnPREM. OnPREM is a developer of highly integrated DSL solutions for the small and medium building multi-tenant unit, or MTU, market whose products compliment our existing MTU product, the CopperEdge 150, or CE150. We believe that our acquisition of OnPREM will enable us to provide enhanced services to our customers.

     We were incorporated in California in 1996 and reincorporated in Delaware in 1999. Our principal executive offices are located at 2470 Embarcadero Way, Palo Alto, California 94303, and our telephone number is (650) 687-3300.

                                  THE OFFERING
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
Common stock offered by Copper Mountain................    0 shares

Common stock offered by the selling stockholders.......    1,142,309 shares

Common stock to be outstanding after the offering......    49,738,717 shares

Use of proceeds........................................    We will not receive any proceeds from the sale of
                                                           common stock by the selling stockholders

Proposed Nasdaq National Market symbol.................    CMTN



     The foregoing information is based upon shares outstanding as of February
29, 2000.

----------
Except as otherwise indicated, all information in this prospectus has been adjusted to reflect the 100% stock dividend that was distributed to our stockholders on December 10, 1999, also referred to herein as a 2-for-1 stock split.

                                       2.

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The summary statement of operations data for the years ended December 31,
1999, 1998, 1997, and for the period March 11, 1996 (inception) to December 31,
1996, the summary pro forma unaudited statement of operations data for the year ended December 31, 1999, the summary balance sheet data at December 31, 1999 and the summary pro forma unaudited balance sheet data at December 31, 1999 set forth below, is qualified in its entirety by reference to, and should be read in conjunction with, the financial statements included elsewhere in this prospectus. The unaudited pro forma financial information reflects the acquisition of OnPREM as if such acquisition had been completed as of January 1,
1999 and is derived from the unaudited pro forma combined condensed financial statements and the notes thereto, which are included elsewhere in this prospectus. The unaudited pro forma financial information is intended for informational purposes only and is not necessarily indicative of the future sfinancial position or results of operations of the consolidated company, or of the financial position or results of operations of the company that would have actually occurred had the acquisition been effected as of the dates indicated
above.
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                                                      MARCH 11, 1996
                                                       (INCEPTION)                 YEAR ENDED DECEMBER 31
                                                         THROUGH        ---------------------------------------------
                                                       DECEMBER 31                                       1999
                                                       -----------                                -------------------
                                                          1996          1997        1998          ACTUAL    PRO FORMA
                                                          ----          ----        ----          ------    ---------
                                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenue ........................................   $    --      $     211    $  21,821    $ 112,723    $ 112,723
Gross profit (loss) ................................        --         (1,506)       9,421       59,721       59,721
Income (loss) from operations ......................      (2,225)     (11,187)     (10,524)      16,611       (8,022)
Net income (loss) ..................................      (2,181)     (11,016)     (10,331)      12,217      (11,282)
Basic net income (loss) per share ..................   $   (5.84)   $   (7.81)   $   (3.87)   $     .39
Diluted net income (loss) per share ................   $   (5.84)   $   (7.81)   $   (3.87)   $     .23
Pro forma basic and diluted net loss per share .....                                                       $    (.35)
Shares used in basic per share calculations ........         374        1,410        2,666       31,289
Shares used in diluted per share calculations ......         374        1,410        2,666       52,282
Shares used in pro forma basic and diluted per share
 calculations ......................................                                                          32,559



                                                    AT DECEMBER 31, 1999
                                                    --------------------
                                                     ACTUAL    PRO FORMA
                                                    --------   ---------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments   $117,169   $118,947
Working capital .................................    132,187    131,636
Total assets ....................................    165,775    233,750
Long-term debt and capital lease obligation, ....      4,044      4,044
less current portion
Total stockholders' equity ......................    143,321    208,957


                                       3.

                                  RISK FACTORS

      You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.


      Copper Mountain Has a History of Losses and May Not Sustain Annual Profitability

      Copper Mountain has an accumulated deficit of $11.3 million as of December 31, 1999 and may incur net losses in the future. We anticipate continuing to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significantly higher revenues to sustain profitability on an annual basis. Although our revenue has grown in recent quarters, we cannot be certain that our revenue growth will continue or increase in the future or that we will realize sufficient revenues to sustain profitability on an annual or quarterly basis.


      Copper Mountain Derives Almost All of Its Revenues From a Small Number of Customers and Copper Mountain's Revenues May Decline Significantly if Any Major Customer Cancels or Delays a Purchase of Copper Mountain's DSL Products

      Copper Mountain sells its products predominantly to competitive local exchange carriers. Aggregate sales to our three largest customers accounted for approximately 88% of our total net revenues for the year ended December 31, 1999. Sales to our most significant customers NorthPoint Communications, Inc., Rhythms NetConnections, Inc., and Lucent Technologies, Inc. accounted for approximately 37%, 28%, and 23% of Copper Mountain's net revenues, respectively, for the year ended December 31, 1999. Accordingly, unless and until we diversify and expand our customer base, our future success will significantly depend upon the timing and size of future purchase orders, if any, from our largest customers and, in particular:

      .     the product requirements of these customers;

      .     the financial and operational success of these customers; and

      . the success of these customers' services deployed using our products.

      The loss of any one of our major customers or the delay of significant orders from such customers, even if only temporary, could among other things reduce or delay our recognition of revenues, harm our reputation in the industry, and reduce our ability to accurately predict cash-flow, and, as a consequence, could materially adversely affect our business, financial condition and results of operations.


      Copper Mountain Has a Limited Operating History

      Copper Mountain has a very limited operating history as we were incorporated in March 1996. Due to our limited operating history, it is difficult or impossible for us to predict future results of operations and you should not expect future revenue growth to be comparable to our recent revenue growth. In addition, we believe that comparing different periods of our operating results is not meaningful, as you should not rely on the results for any period as an indication of our future performance. Investors in our common stock must consider our business and prospects in light of the risks and difficulties typically encountered by companies in their early stages of development, particularly those in rapidly evolving markets such as the telecommunications equipment industry. Some of the specific risks include whether we are able:

      . to compete in the intensely competitive market for telecommunications equipment;

      .     to expand our sales, support and distribution organization;

                                       4.

      . to effectively introduce new products and product enhancements in a timely and competitive fashion; and

      .     to expand our operational infrastructure.

We discuss these and other risks in more detail below.


      A Number of Factors Could Cause Copper Mountain's Operating Results to Fluctuate Significantly and Cause Its Stock Price to be Volatile

      Copper Mountain's quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of its control. If our quarterly or annual operating results do not meet the expectations of securities analysts and investors, the trading price of our common stock could significantly decline. Some of the factors that could affect our quarterly or annual operating results include:

     . the timing and amount of, or cancellation or rescheduling of, orders for our products and services, particularly large orders from our key customers and original equipment manufacturers;

      . our ability to develop, introduce, ship and support new products and product enhancements and manage product transitions;

      . announcements, new product introductions and reductions in price of products offered by our competitors;

      .     a decrease in the average selling prices of our products;

      .     our ability to achieve cost reductions;

      . our ability to obtain sufficient supplies of sole or limited source components for our products;

      .     changes in the prices of our components;

      . our ability to maintain production volumes and quality levels for our products;

      . the volume and mix of products sold and the mix of distribution channels through which they are sold;

      . the loss of any one of our major customers or a significant reduction in orders from those customers;

      . increased competition, particularly from larger, better capitalized competitors;

      .     fluctuations in demand for our products and services;

      . costs relating to possible acquisitions and integration of technologies or businesses; and

      . telecommunications and DSL market conditions and economic conditions generally.

      Historically, our backlog at the beginning of each quarter has not been equal to expected revenue for that quarter. Accordingly, we are dependent upon obtaining orders in a quarter for shipment in that quarter to achieve our revenue objectives. In addition, due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of product could occur at the end of our fiscal quarter. Failure to ship products by the end of a quarter may adversely affect our operating results. Furthermore, our customers may delay delivery schedules or cancel their orders without notice. Due to these and other factors,

                                       5.

quarterly revenues, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance.


      Copper Mountain Sells the Majority of Its Products to Emerging Telecommunications Service Providers That May Reduce or Discontinue Their Purchase of Copper Mountain's Products At Any Time

      The customers of Copper Mountain's products to date have predominantly been telecommunications service providers. The market for the services provided by telecommunications service providers who compete against traditional telephone companies has only begun to emerge since the passage of the Telecom Act, and many of these service providers are still building their infrastructure and rolling out their services. These telecommunications service providers require substantial capital for the development, construction and expansion of their networks and the introduction of their services. Financing may not be available to emerging telecommunications service providers on favorable terms, if at all. The inability of our current or potential emerging telecommunications service provider customers to acquire and keep customers, to successfully raise needed funds, or to respond to any other trends such as price reductions for their services or diminished demand for telecommunications services generally, could adversely affect their operating results or cause them to reduce their capital spending programs. If our customers are forced to defer or curtail their capital spending programs, our sales to those telecommunication service providers may be adversely affected, which would have a material adverse effect on our business, financial condition and results of operations. In addition, many of the industries in which telecommunications service providers operate have recently experienced consolidation. The loss of one or more of our telecommunications service provider customers, through industry consolidation or otherwise, could reduce or eliminate our sales to such a customer and consequently have a material adverse effect on our business, financial condition and results of operations.


      If DSL Technology and Copper Mountain's DSL Product Offerings Are Not Accepted by Telecommunications Service Providers, Copper Mountain May Not Be Able to Sustain or Grow Its Business

      Copper Mountain's future success is substantially dependent upon whether DSL technology gains widespread market acceptance by telecommunications service providers, of which there are a limited number, and end users of their services. We have invested substantial resources in the development of DSL technology, and all of our products are based on DSL technology. Telecommunications service providers are continuously evaluating alternative high-speed data access technologies and may, at any time, adopt technologies other than the DSL technologies offered by Copper Mountain. Even if telecommunications service providers adopt policies favoring full-scale implementation of DSL technology, they may not choose to purchase our DSL product offerings. In addition, we have limited ability to influence or control decisions made by telecommunications service providers. In the event that the telecommunications service providers to whom we market our products adopt technologies other than the DSL technologies offered by Copper Mountain or choose not to purchase Copper Mountain's DSL product offerings, we may not be able to sustain or grow our business.


      Unless Copper Mountain Is Able to Keep Pace With the Rapidly Changing Product Requirements of Its Customers, It Will Not Be Able to Sustain or Grow Its Business

      The telecommunications and data communications markets are characterized by rapid technological advances, evolving industry standards, changes in end-user requirements, frequent new product introductions and evolving offerings by telecommunications service providers. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, hardware and software products which meet customer demands. Our inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance, could materially adversely affect our business, financial condition and results of operations.

                                       6.

      Copper Mountain's Product Cycles Tend to be Short and Copper Mountain May Incur Substantial Non-Recoverable Expenses or Devote Significant Resources to Sales That Do Not Occur When Anticipated

      In the rapidly changing technology environment in which we operate, product cycles tend to be short. Therefore, the resources we devote to product sales and marketing may not generate revenues for us and from time to time we may need to write-off excess and obsolete inventory. In the past, we have experienced such write-offs attributed to the obsolescence of certain printed circuit boards. If we incur substantial sales, marketing and inventory expenses in the future that we are not able to recover, it could have a material adverse effect on our business, financial condition and results of operations.


      Copper Mountain's Ability to Sustain or Grow Its Business May Be Harmed if It Is Unable to Develop and Maintain Certain Strategic Relationships with Third Parties to Market and Sell Copper Mountain's Products

      Copper Mountain's success will be substantially dependent upon its strategic partnerships, including its original equipment manufacturer agreements with Lucent Technologies, Inc. and 3Com Corporation under which we have agreed to manufacture, and sell our products to Lucent and 3Com. The amount and timing of resources which our strategic partners devote to our business is not within our control. Our strategic partners may not perform their obligations as expected. Agreements with our strategic partners are relatively new, and we cannot be certain that we will be able to sustain the level of revenue generated thus far under these strategic arrangements. If any of our strategic partners breaches or terminates its agreement or fails to perform its obligations under its agreement, we may not be able to sustain or grow our business. In the event that these relationships are terminated, we may not be able to continue to maintain or develop strategic relationships or to replace strategic partners. In addition, any strategic agreements we enter into in the future may not be successful.

      In June 1999, Lucent completed the acquisition of Ascend Communications, Inc., a competitor of ours, which offers a competing DSL solution. Subsequently, in September 1999, Lucent announced a new DSL product based on technology acquired from Ascend. As a result, Lucent may seek to reduce the marketing and/or sales of our products in favor of their own competitive products. We expect that the availability to Lucent of these alternative products will expose Copper Mountain to increased competition from Lucent. Because of this competition, we expect sales to Lucent, both in terms of dollars and as a percent of sales, will decline over time. In addition, our other customers may elect to purchase alternative products from Lucent and reduce their future purchases of Copper Mountain products.


      Intense Competition in the Market for Telecommunications Equipment Could Prevent Copper Mountain From Increasing or Sustaining Revenue and Prevent Copper Mountain From Sustaining Annual Profitability

      The market for telecommunications equipment is highly competitive. We compete directly with the following companies: Nokia Corporation, Alcatel S.A, Cisco Systems, Inc., Lucent Technologies, Inc., and Paradyne Corporation, among others. If we are unable to compete effectively in the market for DSL telecommunications equipment, our revenue and future profitability could be materially adversely affected. Many of our current and potential competitors have significantly greater selling and marketing, technical, manufacturing, financial, and other resources, including vendor-sponsored lease financing programs. Moreover, our competitors may foresee the course of market developments more accurately than we do and could in the future develop new technologies that compete with our products or even render our products obsolete. Although we believe we presently have certain technological and other advantages over our competitors, realizing and maintaining such advantages will require a continued high level of investment in research and development, marketing and customer service and support. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including other large telecommunications equipment manufacturers, may enter those markets, thereby further intensifying competition. We may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully with existing competitors or new competitors. Also, to the extent we introduce new product offerings intended to capitalize on the anticipated trend toward broad deployment of DSL services, including DSL services targeted at residential subscribers seeking high-

                                       7.

speed access to public communications networks, we will encounter new competitors such as coaxial cable and wireless equipment vendors. Even if we are successful in competing in the business DSL market, we may not be able to compete successfully in the market for residential subscribers.


      Future Consolidation in the Telecommunications Equipment Industry May Increase Competition That Could Harm Copper Mountain's Business

      The markets in which Copper Mountain competes are characterized by increasing consolidation both within the data communications sector and by companies combining or acquiring data communications assets and assets for delivering voice-related services. We cannot predict with certainty how industry consolidation will affect our competitors. We may not be able to compete successfully in an increasingly consolidated industry. Increased competition and consolidation in our industry, including the future affects of Lucents acquisition of Ascend, could require that we reduce the prices of our products and result in our loss of market share, which would materially adversely affect our business, financial condition and results of operations. Additionally, because we are now, and may in the future be, dependent on certain strategic relationships with third parties in our industry, any additional consolidation involving these parties could reduce the demand for our products and otherwise harm our business prospects.


      Copper Mountain May Experience Difficulties in the Introduction of New Products That Could Result in Copper Mountain Having to Incur Significant Unexpected Expenses or Delay the Launch of New Products

      Copper Mountain intends to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. In the future, we expect to develop certain new products, such as new DSL Concentrators, line cards for different DSL variants and new types of customer premise equipment. We may not successfully develop, introduce or manage the transition of these new products. Furthermore, products such as those we currently offer may contain undetected or unresolved errors when they are first introduced or as new versions are released. Despite testing, errors may be found in new products or upgrades after commencement of commercial shipments. These errors could result in:

      .     delays in or loss of market acceptance and sales;

      .     diversion of development resources;

      .     injury to our reputation; and

      .     increased service and warranty costs.

Any of these could materially adversely affect our business, financial condition and results of operations.


      Copper Mountain Is Dependent on Widespread Market Acceptance of Its
Products

      Widespread market acceptance of Copper Mountain's products is critical to its future success. Factors that may affect the market acceptance of our products include market acceptance of DSL technology in particular, the performance, price and total cost of ownership of our products, the availability and price of competing products and technologies and the success and development of our resellers, original equipment manufacturers and field sales channels. Many of these factors are beyond our control. The introduction of new and enhanced products may cause

                                       8.

certain customers to defer or return orders for existing products. Although we maintain reserves against such returns, such reserves may not be adequate. We cannot be certain that we will not experience delays in product development in the future. Failure of our existing or future products to maintain and achieve meaningful levels of market acceptance would materially adversely affect our business, financial condition and results of operations.


      Because Substantially All of Copper Mountain's Revenue is Derived From Sales of a Small Number of Products, Its Future Operating Results Will Be Dependent on Sales of These Products

      Copper Mountain currently derives substantially all of its revenues from its product family of DSL solutions and expects that this concentration will continue in the foreseeable future. The market may not continue to demand our current products, and we may not be successful in marketing any new or enhanced products. Any reduction in the demand for our current products or our failure to successfully develop or market and introduce new or enhanced products could materially adversely affect our operating results and cause the price of our common stock to decline. Factors that could affect sales of our current or new or enhanced products include:

      .     the demand for DSL solutions;

      . our successful development, introduction and market acceptance of new and enhanced products that address customer requirements;

      .     product introductions or announcements by our competitors;

      . price competition in our industry and between DSL and competing technologies; and

      .     technological change.


      Copper Mountain's Limited Ability to Protect Its Intellectual Property May Adversely Affect Its Ability to Compete

      Copper Mountain's success and ability to compete is dependent in part upon its proprietary technology. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. Despite our efforts to protect our proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of certain foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our future operating results.


      Claims Against Copper Mountain Alleging Its Infringement of a Third Party's Intellectual Property Could Result in Significant Expense to Copper Mountain and Result in Its Loss of Significant Rights

      The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us,

                                       9.

could have a material adverse effect on our business, financial condition or results of operations. In addition, in our agreements, we agree to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. As the number of entrants in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies, we may become subject to claims of infringement or misappropriation of the intellectual property rights of others. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Legal action claiming patent infringement may be commenced against us. We cannot assure you that we would prevail in such litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.


      If Copper Mountain Loses Key Personnel It May Not Be Able to Successfully Operate Its Business

      Copper Mountain's success depends to a significant degree upon the continued contributions of the principal members of its sales, engineering and management personnel, many of whom perform important management functions and would be difficult to replace. Specifically, we believe that our future success is highly dependent on our senior management. Except for agreements with our President and Chief Executive Officer, Chief Technology Officer, and Vice President of Engineering, we do not have employment contracts with our key personnel. In any event, employment contracts would not prevent key personnel from terminating their employment with Copper Mountain. The loss of the services of any key personnel, particularly senior management and engineers, could materially adversely affect our business, financial condition and results of operations.


      If Copper Mountain is Unable to Retain and Hire Additional Qualified Personnel As Necessary, It May Not Be Able to Successfully Achieve Its Objectives

      Copper Mountain has experienced growth in revenues and expansion of its operations which have placed significant demands on its management, engineering staff and facilities. We have recently hired additional engineering, sales, marketing, customer support and administrative personnel. Continued growth will also require us to hire more engineering, sales and administrative personnel. We may not be able to attract and retain the necessary personnel to accomplish our business objectives and we may experience constraints that will adversely affect our ability to satisfy customer demand in a timely fashion or to support our customers and operations. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process.

      In addition, companies in the telecommunications industry whose employees accept positions with competitors frequently claim that such competitors have engaged in unfair hiring practices. We received one such notice from another company and, although to date this notice has not resulted in litigation, we may receive other notices in the future as we seek to hire qualified personnel and such notices may result in material litigation. We could incur substantial costs in defending ourselves against any such litigation, regardless of the merits or outcome of such litigation.


      Failure to Manage the Growth of Copper Mountain's Operations Will Adversely Affect Its Business

      Copper Mountain has rapidly and significantly expanded its operations and anticipates that further significant expansion will be required to address potential growth in its client base and market opportunities if it is successful in implementing its business strategy. We may not be able to implement management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls

                                      10.

may not be adequate to support our future operations. If we are unable to manage growth effectively, our business, financial condition and results of operations will be materially adversely affected. During 1999, we increased the number of employees from 111 to 240. This expansion is placing a significant strain on our managerial and operational resources. Most of our existing senior management personnel joined us within the last two years, including a number of key managerial, technical and operations personnel. We expect to add additional key personnel in the near future, including direct sales and marketing personnel. To manage the expected growth of our operations and personnel, we will be required to:

      . improve existing and implement new operational, financial and management controls, reporting systems and procedures;

      .     install new management information systems; and

      . train, motivate and manage our sales and marketing, engineering, technical and customer support employees.

      . expand our physical infrastructure and facilities to accommodate growth in our headcount.

      As of December 31, 1999 we operated our business from facilities in Palo Alto, California and San Diego, California. We face challenges related to effectively and efficiently coordinating our operations between these facilities. If we are unsuccessful in meeting these challenges, our business and operating results may be adversely affected.


      Copper Mountain's Dependence on Sole and Single Source Suppliers Exposes It to Supply Interruption

      Although Copper Mountain generally uses standard parts and components for its products, certain key components are purchased from sole or single source vendors for which alternative sources are not currently available. The inability to obtain sufficient quantities of these components may in the future result in delays or reductions in product shipments which could materially adversely affect our business, financial condition and results of operations. We presently purchase three key components from vendors for which there are currently no substitutes: two semiconductor chips and a system control module. We are evaluating alternate source vendors for each of these key components, but any alternate vendors may not meet our quality standards for component vendors. In the event of a reduction or interruption of supply of any such components, as much as nine months could be required before we would begin receiving adequate supplies from alternative suppliers, if any. It is possible that a source may not be available for us or be in a position to satisfy our production requirements at acceptable prices and on a timely basis, if at all.

      In addition, the manufacture of certain of these single or sole source components is extremely complex, and our reliance on the suppliers of these components exposes us to potential production difficulties and quality variations, which could negatively impact cost and timely delivery of our products. Any significant interruption in the supply, or degradation in the quality, of any component could have a material adverse effect on our business, financial condition and results of operations.


      Copper Mountain's Dependence on Independent Manufacturers Could Result in Product Delivery Delays

      Copper Mountain currently uses a small number of independent manufacturers to provide certain printed circuit boards, chassis and subassemblies and, in certain cases, to complete final assembly and testing of our products. Our reliance on independent manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over delivery schedules, manufacturing yields and costs. Recently we entered into a formal manufacturing agreement with Flextronics International, Ltd. located in Freemont California. Flextronics is our main source of independent manufacturing. If our current manufacturers are unable or unwilling to continue manufacturing our components in

                                      11.

required volumes, it could take up to eight months for an alternative manufacturer to supply the needed components in sufficient volumes. It is possible that a source may not be available to us when needed or be in a position to satisfy our production requirements at acceptable prices and on a timely basis, if at all. Any significant interruption in supply would result in the allocation of products to customers, which in turn could have a material adverse effect on our business, financial condition and results of operations. Moreover, since all of our final assembly and tests are performed in one location, any fire or other disaster at our assembly facility would have a material adverse effect on our business, financial condition and results of operations.


      Intense Demand Within the Telecommunications Industry for Parts and Components May Create Allocations or Shortages Which May Expose Copper Mountain to Supply Interruption

      From time to time, the demand in the telecommunications industry for parts and components, including semiconductors, programmable devices and printed circuit boards can be intense. During these periods manufacturers and suppliers who provide such components to us experience supply shortages which may in turn affect their ability to meet our production demands. While we seek to enter into contracts with our suppliers which guarantee adequate supplies of components for the manufacturing of our products, we cannot be certain that suppliers will always be able to adequately meet our demands. To date, we have not experienced any shortages of components or parts which have impacted our ability to meet the shipment requirements of our customers. However, in the event that we receive allocations of components from our suppliers or experience outright interruption in the supply of components we could experience an inability to ship or deliver our products to our customers in a timely fashion. Any significant allocation of or interruption in the supply of any component could have a material adverse effect on our business, financial condition and results of operations.


      Copper Mountain's Customers May Demand Preferential Terms or Delay Copper Mountain's Sales Cycle, Which May Result in Operating Losses for Copper Mountain

      Many of Copper Mountain's customers tend to be larger than Copper Mountain and are able to exert a high degree of influence over Copper Mountain. They have sufficient bargaining power to demand low prices and other terms and conditions that may materially adversely affect our business, financial condition and results of operations. In addition, prior to selling our products to such customers, we must typically undergo lengthy product approval processes, often taking up to one year. Accordingly, we are continually submitting successive versions of our products as well as new products to our customers for approval. The length of the approval process can vary and is affected by a number of factors, including customer priorities, customer budgets and regulatory issues affecting telecommunication service providers. Delays in the product approval process could materially adversely affect our business, financial condition and results of operations. While we have been successful in the past in obtaining product approvals from our customers, such approvals and the ensuing sales of such products may not continue to occur. Delays can also be caused by late deliveries by other vendors, changes in implementation priorities and slower than anticipated growth in demand for the services that our products support. A delay in, or cancellation of, the sale of our products could result in operating losses and cause our results of operations to vary significantly from quarter to quarter.


      Changes to Regulations Affecting the Telecommunications Industry Could Reduce Demand for Copper Mountain's Products or Adversely Affect Its Results of Operations

      Any changes to legal requirements relating to the telecommunications industry, including the adoption of new regulations by federal or state regulatory authorities under current laws or any legal challenges to existing laws or regulations relating to the telecommunications industry could have a material adverse effect upon the market for Copper Mountain's products. Moreover, our distributors or telecommunications service provider customers may require, or we may otherwise deem it necessary or advisable, that we modify our products to address actual or

                                      12.

anticipated changes in the regulatory environment. Our inability to modify our products or address any regulatory changes could have a material adverse effect on our business, financial condition or results of operations.


      Copper Mountain's Failure to Comply with Regulations and Evolving Industry Standards Could Delay Its Introduction of New Products

      The market for Copper Mountain's products is characterized by the need to meet a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. In order to meet the requirements of our customers, our products may be required to comply with various regulations including those promulgated by the Federal Communications Commission, or FCC, and standards established by Underwriters Laboratories and Bell Communications Research. Failure of our products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could delay the introduction of our products. Moreover, enactment by federal, state or foreign governments of new laws or regulations, changes in the interpretation of existing laws or regulations or a reversal of the trend toward deregulation in the telecommunications industry could have a material adverse effect on our customers, and thereby materially adversely affect our business, financial condition and results of operations.


      Copper Mountain May Not Be Able to Obtain Additional Capital to Fund Its Operations When Needed

      Our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base, the growth of our product lines and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, such securities would have rights, preferences and privileges senior to holders of common stock and the terms and conditions relating to such debt could impose restrictions on our operations. Additional financing may not be available when needed on terms and conditions favorable to us or at all. If adequate funds are not available or are not available on acceptable terms and conditions, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which could materially adversely affect our business, financial condition or results of operations.


      If Copper Mountain's Products Contain Defects, Copper Mountain May Be Subject to Significant Liability Claims from Its Customers and the End-Users of Its Products and Incur Significant Unexpected Expenses and Lost Sales

      Copper Mountain's products have in the past contained, and may in the future contain, undetected or unresolved errors when first introduced or as new versions are released. Despite extensive testing, errors, defects or failures may be found in our current or future products or enhancements after commencement of commercial shipments. If this happens, we may experience delay in or loss of market acceptance and sales, product returns, diversion of development resources, injury to our reputation or increased service and warranty costs, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, because our products are designed to provide critical communications services, we may receive significant liability claims. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. These limitations may not, however, preclude all potential claims resulting from a defect in one of our products. Although we maintain product liability insurance covering certain damages arising from implementation and use of our products, our insurance may not cover any claims sought against us. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful could seriously damage our reputation and our business.

                                      13.

      Copper Mountain May Engage in Future Acquisitions That Dilute Its Stockholders, Cause It to Incur Debt and Assume Contingent Liabilities

      As part of Copper Mountain's business strategy, we expect to review acquisition prospects that would complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth opportunities. We may acquire businesses, products or technologies in the future. In the event of such future acquisitions, we could:

      . issue equity securities which would dilute current stockholders' percentage ownership;

      .     incur substantial debt; or

      .     assume contingent liabilities.

      Such actions by us could materially adversely affect our results of operations and/or the price of our common stock. Acquisitions also entail numerous risks, including:

      . difficulties in assimilating acquired operations, technologies or products;

      . unanticipated costs associated with the acquisition could materially adversely affect our results of operations;

      .     diversion of management's attention from other business concerns;

      . adverse effects on existing business relationships with suppliers and customers;

      . risks of entering markets in which we have no or limited prior experience; and

      .     potential loss of key employees of acquired organizations.

      We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

      In February, 2000, we acquired OnPREM Networks Corporation. We operate in a sector of the DSL equipment industry that is considerably different from the sector for which OnPREM is developing its products. It may turn out that there are no advantages or "synergies" to adding OnPREM's proposed products to our product line. Moreover, there is no assurance that OnPREM's operations can be successfully integrated into our operations or that all of the benefits expected from the acquisition of OnPREM will be realized. Furthermore, there can be no assurance that the operations, management and personnel of the two companies will be compatible or that we or OnPREM will not experience the loss of key personnel following the merger.


      Copper Mountain Plans to Expand its Operations Into International Markets. Copper Mountain's Failure to Effectively Manage its International Operations Could Harm its Business.

      We believe that international market opportunities for our products may be significant and we plan to enter markets outside the United States in 2000. Entering new international markets may require significant management attention and expenditures and could adversely affect our operating margins and earnings. In order to commence and expand our international operations, we will need to hire additional personnel and develop relationships with potential international customers. To the extent that we are unable to do so on a timely basis, our growth in international markets would be limited, and our business could be harmed.

      We expect that our international business operations will be subject to a number of material risks, including, but not limited to:

                                      14.

      .     difficulties in building and managing foreign operations;

      . difficulties in enforcing agreements and collecting receivables through foreign legal systems and addressing other legal issues;

      .     longer payment cycles;

      .     taxation issues;

      .     fluctuations in the value of foreign currencies; and

      . unexpected domestic and international regulatory, economic or political changes.


      Control by a Small Number of Stockholders May Limit the Ability of Other Stockholders to Influence the Outcome of Director Elections and Other Matters Requiring Stockholder Approval

      Copper Mountain's executive officers, directors and principal stockholders and their affiliates beneficially own approximately 22% of the outstanding shares of common stock as of January 31, 2000. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock.


      Copper Mountain's stock price has been and may continue to be extremely volatile

      The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

      .     actual or anticipated variations in quarterly operating results;

      .     announcements of technological innovations;

      .     new products or services offered by us or our competitors;

      .     changes in financial estimates by securities analysts;

      . announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

      .     additions or departures of key personnel;

      . announcements or loss of strategic relationships with third parties or telecommunications equipment providers by us or our competitors;

      .     sales of common stock; and

      .     other events or factors, many of which are beyond our control.

      In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or

                                      15.

disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and equity valuations may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect our business, financial condition and results of operations.


      Substantial Future Sales of Copper Mountain's Common Stock in the Public Market Could Cause Its Stock Price to Fall

      Sales of a large number of shares of Copper Mountain's common stock in the public market or the perception that such sales could occur could cause the market price of its common stock to drop. As of February 29, 2000, we had 49.7 million shares of common stock outstanding. We filed two registration statements on Form S-8 with the Securities and Exchange Commission covering the 14.5 million shares of common stock reserved for issuance under our 1996 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan, the OnPREM 1998 Stock Option Plan and for options issued outside such plans. As of February 29, 2000, at least 1.6 million shares are subject to immediately exercisable options. Sales of a large number of shares could have an adverse effect on the market price for our common stock.

                                      16.

      Certain Provisions in Copper Mountain's Corporate Charter and Bylaws May Discourage Take-Over Attempts and Thus Depress the Market Price of Our Stock

      Provisions in Copper Mountain's certificate of incorporation may have the effect of delaying or preventing a change of control or changes in its management. These provisions include:

      . the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

      . the ability of the board of directors to alter our bylaws without getting stockholder approval;

      . the ability of the board of directors to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the board of directors; and

      . the requirement that at least 10% of the outstanding shares are needed to call a special meeting of stockholders.

      Each of these provisions could discourage potential take-over attempts and could adversely affect the market price of our common stock.



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "except," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risks Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

                                      17.

                                 USE OF PROCEEDS

      We will not receive any proceeds from sales, if any, of our common stock by the selling stockholders. The purpose of this offering is to register our common stock for resale by the selling stockholders.


                                 DIVIDEND POLICY

      We have never declared nor paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the board of directors may deem relevant.


                           PRICE RANGE OF COMMON STOCK

      Our common stock has been traded on the Nasdaq National Market under the symbol "CMTN" since our initial public offering in May 1999. As of February
29, 2000, there were 1,047 holders of record of our common stock. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by the Nasdaq National Market:


                                                SALE PRICE
                                         -----------------------
1999                                       HIGH            LOW
Second Quarter (from May 13, 1999) ...   $  39.75        $ 25.25
Third Quarter ........................   $  67.50        $ 34.63
Fourth Quarter .......................   $  54.75        $ 35.28

2000
First Quarter (through March 16, 2000)   $ 115.00        $ 46.50

                                      18.



                             SELECTED FINANCIAL DATA

      In the table below, we provide you with our summary historical financial data. We have prepared this information using our financial statements for the years ended December 31, 1999, 1998, and 1997 and for the period March 11, 1996 (inception) to December 31, 1996. When you read this summary historical financial data, it is important that you read along with it the historical financial statements and related notes included herein. The information set forth below is in thousands, except per share data.


                                          MARCH 11, 1996
                                           (INCEPTION)
                                             THROUGH            YEAR ENDED DECEMBER 31
                                           DECEMBER 31      ------------------------------
                                              1996          1997        1998          1999
                                              ----          ----        ----          ----
STATEMENT OF OPERATIONS DATA:
  Net revenue ...........................   $    --      $     211    $  21,821    $ 112,723
  Cost of revenue .......................        --          1,717       12,400       53,002
                                            ---------    ---------    ---------    ---------
    Gross profit (loss) .................        --         (1,506)       9,421       59,721
  Operating expenses:
     Research and development ...........       1,483        4,753        7,225       15,523
     Sales and marketing ................        --          1,510        5,363       16,158
     General and administration .........         553        1,928        3,428        5,998
     Amortization of deferred stock
       compensation......................         189        1,490        3,929        5,431
                                            ---------    ---------    ---------    ---------
               Total operating expenses .       2,225        9,681       19,945       43,110
                                            ---------    ---------    ---------    ---------
  Income (loss) from operations .........      (2,225)     (11,187)     (10,524)      16,611
  Interest and other income .............          47          268          406        4,385
  Interest expense ......................          (3)         (97)        (213)        (289)
                                            ---------    ---------    ---------    ---------
  Income (loss) before income taxes .....      (2,181)     (11,016)     (10,331)      20,707
  Provision  for income taxes ...........        --           --           --          8,490
  Net income (loss) .....................   $  (2,181)   $ (11,016)   $ (10,331)   $  12,217
                                            =========    =========    =========    =========
  Basic net income (loss) per share (1) .   $   (5.84)   $   (7.81)   $   (3.87)   $     .39
                                            =========    =========    =========    =========
  Diluted net income (loss) per share (1)   $   (5.84)   $   (7.81)   $   (3.87)   $     .23
                                            =========    =========    =========    =========
  Shares used in basic per share
    calculations (1) ....................         374        1,410        2,666       31,289
                                            =========    =========    =========    =========
  Shares used in diluted per share
    calculations (1) ....................         374        1,410        2,666       52,282
                                            =========    =========    =========    =========


                                                 AS OF DECEMBER 31,
                                      -----------------------------------------
                                        1996       1997      1998        1999
                                      --------   --------   --------   --------
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term marketable investments   $  3,406   $  9,517   $ 18,529   $117,169
Working capital ...................        366      7,653     24,326    132,187
Total assets ......................      4,056     12,332     36,209    165,775
Long-term debt and capital lease
  obligation, less current portion         262        735      1,965      4,044
Total stockholders' equity ........        749      9,069     26,843    143,321
----------
(1) See Note 1 of the Notes to Financial Statements for a description of the computation of basic and diluted net income (loss) per share and the number of shares used to compute basic and diluted net income (loss) per share.

                                      19.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND OPERATING RESULTS

OVERVIEW
--------

     From Copper Mountain's inception in March 1996 through December 1997, its operating activities related primarily to developing, building and testing prototype products; building its technical support infrastructure; commencing the staffing of its marketing, sales and customer service organizations; and establishing relationships with its customers. We commenced shipments of our CopperEdge product family in September 1997, including line cards for these Copper Edge systems and our CopperRocket DSL customer premise equipment, or DSL CPE.

     Our revenue is generated primarily from sales of our central office-based equipment: our CopperEdge 200 DSL concentrators, or CE200, the related wide area network cards, line cards and, to a lesser extent, from sales of our DSL CPE. Additionally, we sell network management software which provides monitoring and management capabilities for the CE200, revenues from which have not been material to date. We also sell our CopperEdge 150 DSL concentrators, or CE 150, to customers in the multiple tenant unit, or MTU, market.

     For the year ended December 31, 1999, sales to our three largest customers accounted for approximately 88% of our revenue, of which sales to NorthPoint Communications, Inc., Rhythms NetConnections Inc., and Lucent Technologies, Inc. accounted for approximately 37%, 28% and 23% of our revenue, respectively. While the level of sales to any specific customer is anticipated to vary from period to period, we expect that we will continue to have significant customer concentration for the foreseeable future.

     We market and sell our products directly to telecommunications service providers and through strategic original equipment manufacturers and distributors. We generally recognize revenue from product sales upon shipment if collection of the resulting receivable is probable and product returns are reasonably estimated. No revenue is recognized on products shipped on a trial basis. Estimated sales returns, based on historical experience by product, are recorded at the time the product revenue is recognized. To date, we have not generated any revenues from international sources.

     We expect our gross margin to be affected by many factors including competitive pricing pressures, fluctuations in manufacturing volumes, costs of components and sub-assemblies, costs from our contract manufacturers, the mix of products or system configurations sold and the volume and timing of sales of follow-on line cards for CE200 systems shipped in prior periods. Additionally, our gross margin may fluctuate due to changes in our mix of distribution channels. Currently, we derive the majority of our revenue from sales made directly to telecommunications service providers. A significant increase in our original equipment manufacturer revenue would adversely impact or reduce our gross margin.

     To date, gross margin on sales of our CE200 and related wide area network and line cards, typically sold as a combined system, has been higher than gross margin on sales of DSL CPE. Furthermore, combined systems are not generally fully-populated (i.e., less than the eight line cards which each system can support or a capacity of 192 subscribers) when sold. When our customers add more subscribers than are supported in the initial configuration, we expect that these customers will purchase additional line cards from us to increase subscriber capacity. The sale of additional line cards generates higher gross margin than the initial sale of combined systems. Gross margin on our DSL CPE is expected to decline in the future and we expect to face pricing competition which may result in lower average selling prices for these products as other suppliers of Copper Mountain compatible CPE enter the market. As the telecommunications service providers that purchase our products make their services broadly available to their customers, we expect our product mix to continue to shift more heavily toward sales of the Copper Edge family and the related line cards. We expect gross margin for our CE200 systems and follow-on line cards to improve due to lower component costs and improved costs from our subcontractors as our revenue from these products increases. However, we cannot be sure that we will achieve or maintain the revenue volumes required for these increases in gross margin.

                                      20.

     We outsource most of our manufacturing and supply chain management operations, and we conduct manufacturing engineering, quality assurance, program management, documentation control and product repairs at our facility in San Diego, California. Accordingly, a significant portion of our cost of revenue consists of payments to our current contract manufacturer, Flextronics International Ltd. We selected Flextronics as our manufacturing partner with the goal of lowering per unit product costs as a result of manufacturing economies of scale. However, we cannot assure you when or if such cost reductions will occur. The failure to obtain such cost reductions could materially adversely affect our gross margins and operating results.

     Research and development expenses consist principally of salaries and related personnel expenses, consultant fees and prototype expenses related to the design, development and testing of our products and enhancement of our network management software. We expense all research and development expenses as incurred. We believe that continued investment in research and development is critical to attaining our strategic product and cost-reduction objectives and, as a result, we expect these expenses to increase in absolute dollars in the future.

     Sales and marketing expenses consist of salaries, commissions and related expenses for personnel engaged in marketing, sales and field service support functions, as well as trade shows and promotional expenses. We intend to invest in marketing, business development activities, selling and promotional programs, and therefore we expect expenses related to these programs to continue to increase substantially in absolute dollars in the future. In addition, we expect to substantially expand our field sales operations and customer support organizations, which would also result in an increase in sales and marketing expenses.

     General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources, and administrative personnel, recruiting expenses, professional fees and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and operation as a public company.

     Amortization of deferred stock compensation resulted from the granting of stock options to employees with exercise prices per share determined to be below the deemed fair values per share for financial reporting purposes of our common stock at dates of grant. The deferred compensation is being amortized to expense in accordance with FASB Interpretation No. 28 over the vesting period of the individual options, generally four years. We recorded total deferred stock compensation of $1.8 million, $2.4 million, $11.1 million and $234,000 in 1996, 1997, 1998, and 1999, respectively, and amortized $189,000, $1.5 million, $3.9 million, and $5.4 million in 1996, 1997, 1998 and 1999, respectively, leaving approximately $4.6 million to be amortized in future periods.

                                      21.

RESULTS OF OPERATIONS

    The following table sets forth, as a percentage of total revenues, certain income data for the periods indicated.

                                                                  YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                             1997          1998           1999
                                                           --------       -------       -------
     Net revenue                                              100.0%       100.0%         100.0%
     Cost of revenue                                          813.7         56.8           47.0
                                                           --------        -----           ----
     Gross profit (loss)                                     (713.7)        43.2           53.0
     Operating expenses:
          Research and development                          2,252.6         33.1           13.8
          Sales and marketing                                 715.6         24.6           14.3
          General and administration                          913.8         15.7            5.4
          Amortization of deferred stock compensation         706.2         18.0            4.8
                                                           --------        -----           ----
               Total operating expenses                     4,588.2         91.4           38.3
                                                           --------        -----           ----
     Income (loss) from operations                         (5,301.9)       (48.2)          14.7
     Interest and other income                                127.0          1.9            3.9
     Interest expense                                         (46.0)        (1.0)           (.3)
                                                           --------        -----           ----
     Income (loss) before income taxes                     (5,220.9)       (47.3)          18.3
     Provision for income taxes                               ---            ---            7.5
                                                           --------        -----           ----
     Net income (loss)                                     (5,220.9)%      (47.3)%         10.8%
                                                           --------        -----           ----

YEARS ENDED DECEMBER 31, 1998 AND 1999
--------------------------------------

     Net Revenue.   Our revenue increased from $21.8 million in 1998 to $112.7 million in 1999. This increase was primarily due to the increased commercial acceptance of DSL technology, the commercial market acceptance of our products, and investments made in our marketing and sales organization. Incremental sales made to our established customers accounted for approximately $56.4 million of the increase with the remaining $34.5 million of the increase being derived from new customer relationships. Sales to our three largest customers, NorthPoint, Rhythms and Lucent, increased from $13.2 million, $4.0 million and zero, respectively, for the year ended December 31, 1998 to $42.2 million, $32.0 million and $25.4 million, respectively, for the year ended December 31, 1999.

     Gross Profit (Loss).    Our gross profit increased from $9.4 million in
1998 to $59.7 million in 1999. The increase in gross profit was primarily the result of an increase in net revenue for the period. Gross profit percentages also increased on a year-over-year basis, from 43.2% for the year ended December 31, 1998 to 53.0% for the year ended December 31, 1999. The increase in gross profit as a percentage of sales was primarily due to an increase in unit volumes, a favorable product mix, and decreased unit costs associated with improved overhead absorption.

     Research and Development.    Our research and development expenses
increased from $7.2 million in 1998 to $15.5 million in 1999. This increase was primarily due to an increase in personnel expenses related to an increase in our engineering staff, increased prototype material costs, increased facility related costs, and higher depreciation related to an increase in capital equipment. Research and development expenses as a percentage of net revenue decreased from 33.1% in 1998 to 13.8% in 1999. The decrease in research and development expense as a percentage of net revenue was primarily the result of an increase in our net revenue during 1999. We intend to increase expenditures in research and development programs in future periods for the purpose of enhancing current products, reducing the cost of current products and developing new products.

                                      22.

     Sales and Marketing.    Our sales and marketing expenses increased from
$5.4 million in 1998 to $16.2 million in 1999. This increase was primarily the result of an increase in personnel expenses for sales and marketing staff, increased expenses related to customer support, increased sales commissions associated with higher net revenue, and increased promotional and product marketing expenses. The decrease in sales and marketing expense as a percentage of net revenue was primarily the result of an increase in our net revenue in 1999.

     General and Administrative.   Our general and administrative expenses
increased from $3.4 million in 1998 to $6.0 million in 1999. This increase was primarily the result of increased staffing for finance, management information systems, and human resources, and growth in recruiting and facility related expenses. General and administrative expenses as a percentage of net revenue decreased from 15.7% for 1998 to 5.4% for 1999. This decrease was primarily the result of an increase in our net revenue in 1999.

     Interest and Other Income.   Interest and other income increased from
$406,000 in 1998 to $4.4 million in 1999. This increase reflects an increase in interest income generated from higher average cash balances and investments in marketable securities in 1999, which included the proceeds from our initial public offering completed in May of 1999.

     Income taxes.    Our effective income tax rate for 1999 was 41%, which
approximates the combined federal and California (net of federal benefit) statutory rate. During 1999, our utilization of net operating loss and tax credit carryforwards was limited under sections 382 and 383 of the Internal Revenue Code. We have previously not recorded a tax provision (benefit) due to our historical net losses. Additionally, the realization of our carryforwards is considered uncertain and as a result a full valuation allowance has been established which offsets these deferred tax assets for all periods presented.

YEARS ENDED DECEMBER 31, 1997 AND 1998
--------------------------------------

     Net Revenue.    Our revenue increased from $211,000 in 1997 to $21.8
million in 1998. This increase was primarily due to the successful transition from development of our products to commencement of commercial operations and the general release of our products. In 1998, we successfully introduced our 24 port SDSL line card, our 24 port IDSL line card, our frame relay-based wide area networks card and our IDSL CPE.

     Gross Profit (Loss).    Our gross profit increased from a loss of $1.5
million in 1997 to a profit of $9.4 million in 1998. The increase in gross profit was primarily the result of the absorption of overhead associated with greater unit volumes and increased economies of scale. As a result, our gross margin in 1998 improved substantially over 1997.

     Research and Development.    Our research and development expenses
increased from $4.8 million in 1997 to $7.2 million in 1998. This increase in our research and development expenses was related to increases in personnel and personnel related costs, prototype material expenses, contract development expense as well as expenses related to the completion and commercial release of our initial products.

     Sales and Marketing.    Our sales and marketing expenses increased from
$1.5 million in 1997 to $5.4 million in 1998. This increase was primarily a result of an increase in personnel and personnel-related costs, including increases in staffing for marketing program management, product marketing, account management, customer support and direct sales as well as a substantial increase in sales commissions. To a lesser extent, the increase resulted from higher trade show and marketing communications expenses.

     General and Administrative.    Our general and administrative expenses
increased from $1.9 million in 1997 to $3.4 million in 1998. This increase is a result of an increase in personnel costs for executive officers and support staff, legal, accounting and consulting fees. The increase in our general and administrative staffing, was required to support the growth in our operations, commercial activities and customer base.

                                      23.

     Interest and Other Income.    Interest and other income increased from
$268,000 in 1997 to $406,000 in 1998. This increase reflects an increase in interest income generated from higher average cash balances and investments in marketable securities in 1998.

RECENT EVENTS

     On February 29, 2000, we acquired OnPREM Networks Corporation, a company developing products for the multi-tenant unit market. Based on the historical financial statements of Copper Mountain and OnPREM, and giving effect to the merger as a purchase of OnPREM by Copper Mountain and the costs associated with the consummation of the merger, pro forma combined condensed data has been derived to show what our statement of operations and balance sheet data would have been for 1999 if the merger had been consummated on January 1, 1999. Our pro forma net revenue for 1999 would have been $112.7 million and we would have had a pro forma net loss of $11.3 million. Our pro forma net loss, basic and diluted, would have been $0.35. These pro forma basic and diluted per share calculations were reached assuming 32.6 million shares outstanding on December 31, 1999. Our cash and cash equivalents and short-term marketable investments would have been $118.9 million, and we would have had total assets of $233.8 million and stockholders' equity of $209.0 million. As of December 31, 1999, our tangible book value per common share, basic, would have been $2.94 and our tangible book value per common share, diluted, would have been $2.46. The pro forma basic book value calculation assumes a share number of 48.8 million and the pro forma diluted book value calculation assumes a share number of 58.3 million. This pro forma combined condensed financial data is illustrative only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on January 1, 1999.

LIQUIDITY AND CAPITAL RESOURCES

     From our inception through April 1999, we have financed our operations primarily through the sale of preferred equity securities. In total, we raised approximately $44.5 million, net of fees and expenses, through the sale of preferred equity. In May 1999, we closed our initial public offering with proceeds, net of underwriting fees, of approximately $89.9 million. We have also utilized available financing for the purchase of capital equipment.

     At December 31, 1999, we had cash and cash equivalents of $25.4 million, short-term marketable investments of $91.8 million and long-term marketable investments of $5.1 million. We have a $5.0 million financing agreement with a bank which allows us to finance the purchase of capital equipment. As of December 31, 1999 we had utilized $4.7 million of the available credit under the financing agreement.

     Cash provided by or (used in) operating activities for the years ended December 31, 1999, 1998 and 1997 was $20.3 million, ($14.3) million and ($8.0)
million, respectively. The relative increase in cash provided by operating activities for the year ended December 31, 1999 compared to the prior year was primarily the result of the change in net income to $12.2 million in 1999 compared to a net loss of loss of $10.3 million in 1998. Additionally, the company's provision for income tax for 1999 does not include $9.4 million of tax benefits generated in 1999 as a result of sales of Copper Mountain stock by employees in disqualifying disposition transactions. The relative increase in cash used for operating activities for the year ended December 31, 1998 compared to the prior year was primarily due to increases in accounts receivable, inventory and other assets, as a result of the introduction of and growth in demand for our products. This increase was partially offset by increases in accounts payable and other accruals, as well as a $685,000 decrease in the net loss.

     Cash used in investing activities for the years ended December 31, 1999, 1998 and 1997 was $92.6 million, $12.1 million and $1.5 million, respectively. The relative increase in cash used for investing activities for the year ended December 31, 1999 compared to the prior period was the result of net purchases of marketable investments, and to a lesser extent, the purchase of computers and other equipment. The relative increase in cash used for investing activities for the year ended December 31, 1998 compared to the prior year was primarily due to the purchase of $10.9 million in short-term marketable investments, which was partially offset by a decrease in the amount of equipment purchased.

                                      24.

     Cash provided by financing activities for the years ended December 31, 1999, 1998 and 1997 was $90.0 million, $24.5 million and $15.6 million, respectively. The relative increase in cash provided by financing activities for the year ended December 31, 1999 compared to the prior year was primarily due to the receipt of the proceeds from our initial public offering. The relative increase in cash provided from financing activities for the year ended December 31, 1998 compared to the prior year was primarily due to $24.1 million in net proceeds from an equity financing in October 1998.

     In August 1999, the Company entered into a credit facility with a bank for the purchase of equipment. The credit facility includes $2.4 million in equipment loans and $2.6 million in commitments for the purchase of equipment under a capital lease agreement. As of December 31, 1999, the full amount of funds available under the equipment loan had been utilized. As of December 31, 1999, the Company had $316,000 available for future borrowings under the capital lease agreement. The borrowings under the equipment loans and the capital lease agreement are to be repaid in 48 equal monthly installments and accrue interest at 10.8%. Both obligations are secured by the related equipment. All borrowings under the capital lease agreement must be completed by March 31, 2000.

     We have no material commitments other than obligations under our credit facilities and operating and capital leases. See Notes 5, 6 and 8 of Notes to Financial Statements. Our future capital requirements will depend upon many factors, including the timing of research and product development efforts and expansion of our marketing efforts. We expect to continue to expend significant amounts on property and equipment related to the expansion of facility infrastructure, computer equipment and for research and development laboratory and test equipment to support on-going research and development operations.

     In future periods, we generally anticipate significant increases in working capital on a period-to-period basis primarily as a result of planned increased product revenue. In conjunction with the expected increase in revenue, we expect higher relative levels of inventory and accounts receivable. While we also expect an increase in accounts payable and other liabilities, we do not expect that they will offset the increases in inventory and accounts receivable.

     We believe that our cash and cash equivalents balances, short-term marketable investments and funds available under our existing credit facilities will be sufficient to satisfy our cash requirements for at least the next 12 months. Our management intends to invest our cash in excess of current operating requirements in interest-bearing, investment-grade securities.

IMPACT OF YEAR 2000

      In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company expensed approximately $100,000 during 1999 in connection with remediating its systems. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, it internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

                                      25.

SUMMARIZED QUARTERLY DATA (UNAUDITED)

     The following tables present unaudited quarterly financial information for the eight quarters ended December 31, 1999. We believe this information reflects all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period. (in thousands, except per share data):

                                             1st Quarter      2nd Quarter      3rd Quarter     4th Quarter
                                             -----------      -----------      -----------     -----------
1999
Net revenue                                  $   13,217       $   22,890       $   32,016       $   44,601
Gross profit                                      6,833           12,075           16,999           23,815
Income (loss) from operations                    (1,135)           2,545            6,189            9,011
Net income (loss)                                (1,036)           2,343            4,646            6,264
Basic net income (loss) per share (1)             (0.24)            0.09             0.10             0.13
Diluted net income (loss) per share (1)           (0.24)            0.05             0.08             0.11


1998
Net revenue                                  $      317       $    1,281       $    5,556       $   14,667
Gross profit                                        100              486            2,197            6,638
Loss from operations.                            (3,367)          (3,545)          (3,210)            (402)
Net loss                                         (3,287)          (3,545)          (3,257)            (242)
Basic net loss per share (1)                      (1.54)           (1.44)           (1.16)           (0.07)
Diluted net loss per share (1)                    (1.54)           (1.44)           (1.16)           (0.07)

----------
(1) Basic and diluted net income (loss) per share computations for each quarter are independent and may not add up to the net income (loss) per share computation for the respective year. Net income (loss) per share data for all periods presented has been adjusted to reflect the two-for-one stock dividend that was effective December 10, 1999. See Note 1 and Note 7 of Notes to the Financial Statements for an explanation of the determination of basic and diluted net income (loss) per share.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET INDEX

    We are exposed to changes in interest rates primarily from our long-term debt arrangements and, secondarily, our investments in certain held-to-maturity securities. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of interest sensitive financial instruments at December 31, 1999.

                                      26.

                                    BUSINESS

FORWARD LOOKING STATEMENTS

      This document contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "except," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

      Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation the disclosures made under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and under the caption "Risk Factors" included herein.

OVERVIEW

      Copper Mountain supplies Digital Subscriber Line (DSL) communications products to telecommunications service providers allowing them to effectively utilize the existing copper infrastructure to deliver high-speed data and voice services to their customers. Copper Mountain designs, manufactures, sells and supports these products and believes the demand for high speed access solutions which are enabled by such products is significant and will continue to grow with the use of the Internet, the proliferation of data intensive applications and the proliferation of and corporate networking applications.

     From our inception in March 1996 through December 1997, our operating activities related primarily to developing, building and testing prototype products; building our technical support infrastructure; commencing the staffing of our marketing, sales and customer service organizations; and establishing relationships with our customers. We commenced shipments of our CopperEdge product family in September 1997, including the Copper Edge 200 or CE200 concentrator, the related line cards and our CopperRocket DSL customer premise equipment, or DSL CPE. During 1999, we introduced the CopperEdge 150 DSL concentrator, or CE150, to support applications for users in the Multi-Tenant Unit (MTU) market where our CE150 is deployed within a building which houses multiple small to medium sized businesses. Prior to 1999, we have incurred significant losses on an annual basis and as of December 31, 1999, we had an accumulated deficit of $11.3 million. In February 2000 we purchased OnPREM Networks Corporation, a developer of highly integrated DSL solutions for the small and medium MTU market. To date OnPREM's operations have consisted primarily of developing, building and testing prototype products. Commercial shipments of the OnPREM product line are expected to begin in 2000.

     Our revenue is generated primarily from sales of our central office based equipment: our CE200s, the related wide area network cards, line cards and, to a lesser extent, from sales of our DSL CPE. Additionally, we sell network management software which provides monitoring and management capabilities for the CE200, revenues from which have not been material to date. For the year ended December 31, 1999, sales to our three largest customers accounted for approximately 88% of our revenue, of which sales to NorthPoint Communications, Inc., Rhythms NetConnections Inc. and Lucent Technologies, Inc. accounted for approximately 37%, 28%, and 23% of our revenue, respectively. While the level of sales to any specific customer is anticipated to vary from period to period, we expect that we will continue to have significant customer concentration from these three customers for the foreseeable future.

                                      27.

     We market and sell our products directly to telecommunications service providers, through strategic original equipment manufacturers and through distributors. Currently, we derive approximately 76% of our revenue from sales made directly to telecommunications service providers.

SUMMARY OF 1999 SIGNIFICANT EVENTS

 .    The closing of our initial public offering, which raised approximately $90 million, net of underwriting fees.

 .    The announcement of the CopperEdge 150 DSL Concentrator, a new member of the CopperEdge family that is optimized for use in mid-sized multi-tenant unit buildings such as office buildings, business parks, multi-family apartments, campuses, and hotels. The CopperEdge 150 system has since been deployed by several MTU-focused service providers.

 .    The introduction of our AutoDetect(TM) SDSL capability, which automatically learns the characteristics of the local loop and determines the maximum
     SDSL speed that the line can sustain, thereby eliminating manually intensive testing process and enabling cost-effective accelerated deployments.

 .    The addition of product functionality enhancements to the CopperEdge platform to support toll-quality voice services over DSL, and the introduction of the CopperVIP(TM) (voice in packets) interoperability program.

 .    The announcement of a technology licensing and marketing partnership with
     TollBridge Technologies for delivering IP-based multi-line voice over DSL broadband access. In addition, we unveiled partnerships with other leading voice gateway providers Jetstream Communications and CopperCom Inc.

 .    The confirmation by the Dell'Oro Group, in a report issued on February 15,
     2000, that our revenues accounted for 42.5 percent of total business DSL equipment sales in 1999. In addition, we are classified in the study as the leader for the number of business central office (CO) ports shipped in 1999, accounting for 42.9 percent of total ports delivered. In a prior report published by Dell'Oro on May 24, 1999, we were ranked the leader in both categories for 1998 as well.

 .    The results of a survey by Infonetics released in May 1999, which ranked us first with Competitive Local Exchange Carrier (CLEC) service providers with respect to their anticipated purchases of DSL equipment through May 2000.

 .    The announcement of two new Inverse Multiplexing (IMUX) customer premise equipment (CPE) devices that can bond up to eight copper pairs to deliver high-bandwidth services at speeds up to 12 Mbps.

 .    The announcement of a 24-port, G.lite line card for the CopperEdge family of DSL concentrators that complies with the G.lite G.992.2 standard ratified by the International Telecommunication Union (ITU) in 1999. This line card allows service providers to support high-speed data and POTS voice, integrated over one line, to the residential DSL market.

 .    The shipment in the fourth quarter of 1999 of over 1,500 CopperEdge DSL concentrators bringing the cumulative figure to over 4,600 DSL concentrators shipped since our inception, with a potential capacity in excess of 870,000 DSL ports.

 .    The formation of the CopperPowered Hotel(TM) initiative, an industry-wide, open coalition with leading Service Selection Gateway and equipment vendors serving the hotel industry. With this initiative, we continued our expansion to the multi-tenant unit and hospitality marketplaces.

                                      28.

SUMMARY OF 2000 SIGNIFICANT EVENTS

 .    The acquisition of OnPREM Networks Corporation in February 2000 which expands our addressable market, and distinguishes Copper Mountain as the only DSL equipment manufacturer with a complete line of cost-effective low, medium, and high-density DSL solutions and a dedicated MTU business unit focused on capturing MTU market share.

 .    The announcement by Fastwire.com, McLeodUSA, Inc., and Maverix.net, Inc. of
     their intentions to use our equipment to build their DSL networks.

 .    The formation of our Singapore office. The office will serve the
     Asia/Pacific region, representing Copper Mountain's complete line of CopperEdge(R) concentrators as well as CopperRocket(R) and CopperCompatible(TM) customer premise equipment (CPE) to established and new Asia/Pacific-based carriers and service providers.

 .    The expansion of Copper Mountain's strategic alliance with 3Com
     Corporation, which began reselling Copper Mountain's CopperRocket(R) 201 DSL customer premise equipment (CPE) as the 3Com SDSL and ISDL Modem in early 1999, will now distribute the entire Copper Rocket product line under the 3Com(R) brand, including integrated access devices (IADs) and inverse multiplexing (IMUX) devices. 3Com will resell the CopperRocket product line on an OEM basis. In addition, Copper Mountain and 3Com will collaborate on the design of future DSL CPE products.

 .    The announcement by Copper Mountain and CoSine Communications of the
     availability of the industry's first "IP intelligent edge" DSL solution that will enable service providers to deliver advanced IP services over DSL using their existing network infrastructures. The combined Copper Mountain/CoSine intelligent edge solution provides carriers with a cost-effective and scalable means of offering value-added services over DSL, including secure IP virtual private networks (VPNs) and managed firewalls, to tens of thousands of subscriber networks.

INDUSTRY BACKGROUND

     Over the past few years, the volume of data traffic across public communications networks has increased significantly due to the use of the Internet as a communications and transaction medium. According to International Data Corporation, the number of Internet users worldwide reached approximately 63 million in 1998 and is forecasted to grow to approximately 177 million by 2003. International Data Corporation also estimates that the value of goods and services sold worldwide through the Internet will increase from $4 billion in 1998 to over $39 billion in 2003. In addition to electronic commerce, business usage of web-based communications, remote access for teleworkers, applications hosting and other services have generated enormous traffic for the existing communications infrastructure. To meet this demand, service providers have installed high-bandwidth fiber optic transmission equipment, high-speed switches and core routers in backbone and interoffice networks.

     In contrast to these core networks, which support digital transmission speeds exceeding nine gigabits per second, or Gbps, most access networks, or connections between subscribers and central offices, often called the "last mile," are made through the copper infrastructure originally built to transmit analog voice signals. In fact, over 140 million businesses and homes in the United States are served by this copper infrastructure, and the worldwide installed base of copper lines exceeds 700 million. We believe most business and residential users have found narrowband access, using dial-up analog modems with connection speeds that do not exceed 56.6 kilobits per second, or Kbps, inadequate to meet their high-bandwidth requirements.

     Until recently, local telephone companies such as the Regional Bell Operating Companies and GTE Corporation, collectively the incumbent local exchange carriers, or ILECs, were the exclusive operators of this last-mile, copper wire-based infrastructure and primarily offered ISDN and T-1 services to address the need for high-speed connectivity. These service offerings enable symmetrical data transmission at rates up to 128 Kbps and 1.5 megabits per second, or Mbps, respectively. ISDN, which requires the installation of special equipment at each end of the copper access line, has achieved limited success due to complexity and high cost of deployment. T-1 services

                                      29.

provide 12 times the bandwidth of ISDN, but require expensive infrastructure modification and investment. While there are various transmission media alternatives for providing broadband connectivity, such as coaxial cable and wireless, we believe none have the cost and coverage advantages of using the existing copper infrastructure.

     Digital Subscriber Line technology was developed to address the last-mile bottleneck. While there are several variants of DSL implementations, they all share several important advantages over traditional high-speed services delivered over the copper infrastructure as well as cable and wireless broadband alternatives.

     .    Guaranteed, Dedicated Bandwidth.    DSL is a point-to-point technology
          that allows for guaranteed levels of bandwidth. Because DSL connections are dedicated to each user, DSL does not suffer from service degradation as other subscribers are added to the system, and, in addition, allows a higher level of security. Alternative broadcast solutions, such as cable and wireless, are shared systems which suffer service degradation and increase the risk of security breaches as additional users share bandwidth.

     .    Low Cost.    Because DSL uses the existing copper-based last-mile
          connection, it can be significantly less expensive to deploy to businesses and homes than other broadband solutions. In addition, recent advances in semiconductor technology and industry standardization have made the widespread deployment of DSL increasingly economical to both service providers and subscribers.

     .    Universal Coverage.    Since virtually all businesses and homes in the
          United States already have installed copper wire connections, DSL technologies can be made immediately available to a large percentage of potential customers. In addition, the leading variants of DSL can enable data transmission up to and beyond 20,000 feet without requiring repeaters.

     Despite the advantages of deploying DSL over existing copper infrastructure, ILECs historically have largely sought to protect their existing T-1 and ISDN businesses. In the mid-1990s, however, the prospect of greater competition from cable operators deploying cable modems to deliver high-bandwidth services prompted the ILECs to accelerate their investments in those DSL technologies that appeared most appropriate for residential subscribers. The ILECs promoted a DSL variant called asymmetrical DSL, or ADSL, that permits one-way high-bandwidth data transfer. Most DSL vendors focused on ADSL solutions for the residential market because consumers typically download large quantities of data-intensive content from the Internet, while the amount of data sent upstream by consumers is typically limited.

     More recently, DSL transmission technology has been embraced by a new set of telecommunications service providers that emerged as a result of the Telecommunications Reform Act of 1996 (Telecom Act). The Telecom Act redefined the competitive landscape in the telecommunications industry by creating a legal framework for new service providers to provide competing local telecommunications services. The Telecom Act also eliminated a substantial barrier to entry for these competitive local exchange carriers, or CLECs, by allowing them to use the existing copper-based network infrastructure built by the ILECs.

     The realization of all of the objectives of the Telecom Act, however, is still subject to certain uncertainties, including:

     . legal proceedings that will further define rights and duties under the Telecom Act;

     . actions or inactions by telephone companies or other carriers that affect the pace at which changes contemplated by the Telecom Act will occur;

     . resolution of questions concerning which parties will finance such changes; and

     .    other regulatory, economic and political factors.

                                      30.

     Since the implementation of the Telecom Act, some of the new CLECs have focused on providing competitively priced, high-bandwidth connectivity for business customers who typically had used T-1 lines from the ILECs to meet their bandwidth needs or who used dial-up modems but are currently seeking cost-effective broadband services. These CLECs are focused on providing DSL solutions that meet the current needs of business subscribers and provide flexibility for future services.

     While many DSL equipment vendors focus on the needs of the residential market, few focus on the unique needs of business subscribers. In particular, CLECs are seeking equipment solutions that enable the deployment of cost-effective, full-coverage, high-bandwidth data access services. Moreover, as the demands of high-bandwidth users and technology mature, other telecommunications service providers are also looking for vendors that can effectively incorporate DSL into communications equipment solutions. Finally, telecommunications service providers generally want their equipment providers to support a variety of end-user devices. As the DSL market naturally evolves from business to residential users, telecommunications service providers will require equipment that enables them to provide high-speed services across their subscriber base.

THE COPPER MOUNTAIN SOLUTION

     We provide broadband access solutions based on DSL technology to telecommunication service providers. Our solutions enable CLECs, ILECs and other telecommunications service providers to provide high-speed, cost-effective, last-mile connectivity over the existing copper wire telephone infrastructure to the business, multiple tenant unit and residential markets. Our DSL solutions provide the following key benefits:

     Support for Business Applications.    Our products enable CLECs, ILECs and
other telecommunications service providers to deliver business services such as high-speed Internet access, corporate networking, teleworking and packet-based voice solutions. We focused our initial service offerings on symmetrical data transmission addressing the bi-directional bandwidth needs of business users because relevant applications, such as e-mail, file transfer, web hosting and corporate intranets, require subscribers to send as well as receive data. Our CopperEdge DSL Concentrator provides multiple networking models and advanced packet processing to meet the evolving needs of business subscribers by enabling simultaneous support for Internet access, Frame Relay, virtual private network
(VPN) and voice-over-packet services.

     Full Coverage DSL.    Our products allow our service provider customers the
flexibility to reach their targeted subscribers. Our symmetric DSL, or SDSL, service offering delivers symmetrical bandwidth up to 1.5 Mbps on a single copper pair, and up to 12 Mbps using inverse multiplexing (IMUX) technology, to distances up to 28,000 feet from the Central Office while supporting multiple services over DSL, including Internet access, toll-quality voice services, corporate VPNs, and Frame Relay. We also offer ISDN-based DSL, or IDSL, which is the only variant of DSL that can reach those U.S. subscribers connected through existing remote digital loop carriers without requiring an upgrade of these remote systems.

     Multi-Vendor Interoperability.    We have partnered with third-party DSL
customer premise equipment manufacturers through the CopperCompatible program to develop a broad line of customer premise equipment, or CPE, which are compatible with our CopperEdge DSL concentrators. We provide CPE manufacturers with interoperability specifications and intellectual property to assist their development, and we run a test laboratory to certify the CopperCompatible status of their products. This program gives telecommunications service providers multiple sources of compatible CPE. Additionally, the Company has a compatibility program, known as CopperVIP (Voice in Packets), which tests and validates compatibility between the CopperEdge family of products and the leading providers of voice gateways which facilitates the simultaneous delivery of voice and data over our product platform.

     Trouble-Free Operations.   Our products are designed to reduce installation
time and support requirements for our telecommunications service provider customers. Our CopperEdge 200 DSL concentrator is designed to meet the stringent requirements of the telephone company central office environment. Each concentrator supports full redundancy and is designed for easy support and service. In addition, our products and management software are designed for and proven in large-scale national deployments. Our initial service implementations, SDSL and IDSL,

                                      31.

are based on a mature protocol that is spectrally compatible to existing ISDN and T-1 network elements which minimizes potential interference within the central offices of host ILECs. Finally, we have reduced CPE deployment complexity with a zero-installation "plug-and-play" CPE procedure that eliminates end-user configuration, removes the need to send a technician to the customer premise and provides centralized management and control.

      Support for Multiple Services.    Our platform is a highly-scalable and
cost-effective platform that addresses the strong demand for Internet access services. In addition, the CopperEdge products maximize return on investment through support of value added Frame Relay, VPN and voice services. Unlike most DSL access multiplexer platforms, the CopperEdge solution delivers advanced packet processing, class of service using weighted fair queuing, and subscriber aggregation to support multiple simultaneous services.

STRATEGY

     Our objective is to be the leading supplier of DSL solutions to telecommunications service providers. The key elements of our strategy include:

     Extend Position in the Business DSL Market.    Since our inception, we have
focused on providing cost-effective solutions for telecommunications service providers targeting business subscribers. Business users increasingly require high-speed data services to conduct business, and non-DSL alternatives are often expensive, complex and lack sufficient bi-directional bandwidth. We are targeting telecommunications service providers focused on the business market, including well-financed CLECs and other telecommunications service providers. Currently, our major customers include NorthPoint Communications, Inc., Rhythms NetConnections Inc., Lucent Technologies, Inc., DSL.NET, Onsite Access, and MCI WorldCom, Inc. We will continue to focus on supporting the requirements of our existing customers as well as providing solutions to existing and new carriers that are focused on business users.

     Expand Service Offerings Supported by Our Platform.    We intend to
continue to add functionality and support for the multiple data and voice services to increase the usefulness and performance of our products. We believe that we have enhanced our core product offerings to support a variety of services which offer better value to service providers and their end-user customers. Our products are designed to support future services and technology. In addition, we are developing new offerings with DSL technologies such as full-rate ADSL, and plan to enhance our offerings as needed by subscribers and service providers.

     Leverage Original Equipment Manufacturer and Develop Relationships.    We
have formed original equipment manufacturer relationships with Lucent Technologies, Inc. and 3Com Corporation. Lucent currently resells our product line as a co-branded sale. Under the original equipment manufacturer and development agreement with 3Com, they may sell our CPE products directly or through their distribution channels. We intend to leverage 3Com's broad distribution network in the commercial and retail markets. We believe that our current original equipment manufacturer and development relationships will enhance our market position, and we will continue to seek additional original equipment manufacturer relationships.

     Target Multi-Tenant Building Deployments Outside the Central Office.    In
addition to deploying DSL equipment in ILEC central offices for our CLEC and other telecommunications service provider customers, we have deployed our DSL 150 concentrators in commercial office buildings and apartment and condominium buildings. We believe that this market, known as the multi-tenant unit or MTU market, will significantly expand the deployment of DSL technology. While we believe that our current product offerings are well suited to this market, we will continue to develop new products that will allow carriers to reduce the cost of high-speed data access to tenants in these types of properties. Recently, we completed the purchase of OnPREM Networks Corporation who has developed a low to medium density DSL concentrator, which will complement our existing product offerings. In addition, we are working with service providers who are targeting multi-tenant property managers to focus on this emerging market.

                                      32.

     Drive Interoperability.    We actively support the interoperability of DSL
technology to facilitate faster and broader market acceptance. We have formed the CopperCompatible program through which we offer licenses of our DSL CPE technology to a number of third-party manufacturers of CPE equipment. Additionally, we support the interoperability of DSL technology with voice related equipment through our CopperVIP program. Under this program we work directly with makers of voice equipment to achieve and maintain interoperability with our CopperEdge products. Our efforts in the area of interoperability also enables our technology to be combined with other networking products such as routers, access and aggregation devices.

     Address Emerging Opportunities in Residential Market.    We believe that
with the continued deployment of alternative data-based networks, telecommunications service providers will seek to offer DSL-based services beyond the core market for business subscribers. Specifically, telecommunications service providers will target residential subscribers seeking high-speed access to public communications networks.

PRODUCTS

     We provide end-to-end DSL solutions that enable service providers to deploy high-bandwidth services over traditional copper wire telephone infrastructure. Our product family is designed to offer telecommunication service providers flexibility in network implementation as well as a wide range of subscriber equipment offerings. Telecommunications service providers using our products can allow subscribers access to a full range of DSL services at rates up to 25 times faster than the current speed (56.6 Kbps) of existing analog modems. Our products are scalable to enable carriers to cost effectively deploy DSL services on a selective, regional basis or on a national level addressing thousands of subscribers. Our products are designed to support the various network architectures, wide-area network (WAN) interfaces and deployment models of our service provider customers. Our solution consists of the following product lines:

     . CopperEdge DSL concentrators: Telecommunications service providers install CopperEdge products in their co-location areas within ILEC central offices and in multi-tenant buildings to deliver services to their end user customers.

     . CopperRocket DSL CPE: Subscriber connection to the service provider network is provided at the subscriber's premises with CopperRocket DSL CPE.

     . CopperView Network Management Software Tools: Our network management tools enable telecommunications service providers to manage their Copper Mountain DSL equipment as well as configure and provision subscriber services.

     Because of the large scale deployment of DSL equipment by our CLEC customers, our shipments of the CE 200 DSL concentrators and the related line and WAN interface cards have accounted for substantially all of our revenue to date.

COPPEREDGE 200 DSL CONCENTRATORS
--------------------------------

     Our 192-port, high density DSL concentrator, the CopperEdge 200, or CE200, is a carrier-class platform designed specifically for ILEC central office environments, and meets or exceeds industry standards, and applicable regulatory requirements. The CE200 can be deployed in a central office environment or within multi-tenant buildings and consists of a modular chassis containing power supplies, control system, wide area network interface modules and DSL line cards. All line cards, indicators and switches are accessible from the front of the system, consistent with current telco industry practices. The following are characteristics of the CE200:

     . contains redundant power supplies that can be replaced without interrupting power to the chassis to ensure high-availability for subscriber services;

     .    supports a range of interfaces for wide area network connections;

                                      33.

     . supports multiple advanced networking models implemented in the control system, which can be used concurrently including Frame Relay Multiplexing, Frame Relay to ATM interworking, Layer 3 IP multiplexing and Layer 2 Ethernet frame multiplexing;

     . contains up to 8 line cards containing DSL interfaces which connect to the subscriber DSL CPE equipment.

          SDSL Line Cards.    Our SDSL line cards use technology that is already
     widely deployed in access networks, enhancing the ability of telecommunications service providers to deploy compatible solutions. Each SDSL line card provides 24 ports, each of which can provide service to a subscriber network at speeds between 160 Kbps and 1.544 Mbps over distances between 22,000 feet and 9,100 feet, respectively.

          IDSL Line Cards.    For subscribers who can only be served over ISDN
     capable copper lines we provide 24 port IDSL line cards. These line cards deliver service at speeds between 64 Kbps and 144 Kbps up to a distance of 18,000 feet from the central office. The use of repeaters will increase the reach to over 30,000 feet.

          G.lite Line Cards.    Our recently announced g.lite line card will
     support the International Telecommunication Union (ITU) standard G.9922 or g.lite standard. This 24 port line card will support concurrent telephone and data services at downstream speeds ranging from 32 kbps to 1.536 Mbps and upstream speeds ranging from 32 kbps to 512 kbps extending to a maximum distance of 19,000 feet.

COPPEREDGE 150 DSL CONCENTRATORS
--------------------------------

     Copper Mountain's mid-density DSL concentrator, the CopperEdge 150, or CE150, is a DSL concentrator optimized for use in Multi-Tenant Unit (MTU) Buildings. The CopperEdge 150, available in configurations supporting up to 48 end user customers, offers symmetric bandwidth at selectable speeds ranging from 128 kbps to 1.5 Mbps. Service providers use the CopperEdge 150 to deliver multiple high-bandwidth services concurrently, including Internet access, corporate virtual private networks (VPNs), and Frame Relay services, as well as PBX extension and other voice services.

OnPREM 2400 MTU CONCENTRATOR
----------------------------

     Copper Mountain's mid to low-density concentrator, the OnPREM 2400, or OP 2400, is a DSL concentrator optimized for use in small and medium MTU buildings. The OP 2400 is available in configurations supporting up to 24 end user customers, offers symmetric bandwidth at selectable speeds ranging from 64 kbps to 2.3 Mbps. Network Address Translation (NAT) enables service providers to offer flexible services while preserving internet protocol address space and enabling subscribers to "hide" computers and servers from general access for additional security.

COPPERROCKET CUSTOMER PREMISE EQUIPMENT
---------------------------------------

     The CopperRocket family of CPE products consists of SDSL and IDSL modems and SDSL and IDSL inverse mutiplexers (IMUX). These CPE products can operate at multiple transmission speeds and distances to satisfy the price and performance needs of each subscriber. The CopperRocket is a "plug-and-play" device. Unlike ISDN modems, there are no hardware switches, configuration parameters or end-user software configuration required. Copper Mountain's ZIP! (Zero Installation Procedure) feature enables the CopperRocket to communicate with a CopperEdge DSL concentrator and automatically download all the necessary configuration parameters to immediately begin full operation.

     The CopperRocket operates over standard copper telephone wire and provides dedicated, full-duplex throughput at multiple speeds to support network activities such as file transfers, intranet access and Internet Web browsing. The CopperRocket's multi-speed DSL feature enables service providers to remotely adjust line speed based upon subscriber requirements with no additional investment or software upgrade by the service provider. In

                                      34.

addition to offering our own CPE products, we work with third-party providers to offer a broad range of interoperable customer premise equipment through our CopperCompatible program.

COPPERVIEW NETWORK MANAGEMENT TOOLS
-----------------------------------

     Our CopperView suite of network management tools are used to configure and manage our DSL solutions. This set of tools provides user interfaces necessary to manage large, geographically separated DSL concentrator networks, individual concentrators and simple on-site or remote management. Because the CopperEdge DSL concentrator also manages CopperRocket modems by proxy, CopperView allows carriers to manage their DSL networks end-to-end from one site.

     . The CopperView DSL Management System provides global management of large networks of CopperEdge DSL concentrators with a simple, intuitive user interface.

     . The CopperView Element Management System provides a graphical user interface which allows precise configuration and management of a single CopperEdge DSL concentrator and its CPE.

     . The CopperCraft text based interface provides a simple interface for on-site technicians and for remote access to a DSL concentrator.

PRODUCT DEPLOYMENT
------------------

     We sell our products for deployment into both central offices and multi-tenant buildings. Telecommunications service providers may deploy in either or both of these environments in order to reach their target market in the most effective manner.

     Central Office-Based DSL Service Deployment.    Telecommunications Service
Providers may install our CopperEdge DSL concentrator product in a central office in order to offer service to any subscriber served by that central office (within the distance limitations of DSL service). Typically, the CLEC leases from the ILEC a high-bandwidth trunk, usually a 45 Mbps DS-3 circuit, in order to connect the DSL concentrator to the CLEC's regional switching office. The CLEC then requests from the ILEC an individual copper loop to a subscriber, for which the CLEC pays a monthly fee. The copper loop is provisioned through the ILEC's distribution facilities out to the subscriber premise. The CLEC then provisions the wiring inside the subscriber premise and installs the CPE.

     CLECs or ILECs deploying DSL from central offices may elect do so in selected central offices where the number of potential subscribers is highest, or they may choose to cover a region by installing in all central offices in that region. A CLEC may choose a regional deployment strategy or a nationwide deployment strategy.

     Multi-Tenant Building DSL Service Deployment.   A telecommunications
service provider can deploy our CopperEdge DSL concentrators within multi-tenant buildings in order to provide Internet access and other data and voice services to the tenants of that building. For a CLEC or an independent service provider, multi-tenant building deployment can provide access to DSL subscribers in a highly selective manner without the high costs of central office collocation. Inside the building, the service provider can utilize the existing telephone wiring to deliver high-bandwidth connections to each tenant with no building re-wiring expense. A high-bandwidth leased circuit or wireless transmitter on the roof connects the building to the service provider's regional switching office or point of presence. Tenants in the building can use a single, high-bandwidth connection from the building to the service provider's switching office, providing good application performance at a lower cost than the same bandwidth dedicated to a single subscriber.

CUSTOMERS

     In 1999, sales to our top three largest customers accounted for approximately 88% of our revenue, of which sales to NorthPoint Communications, Inc., Rhythms NetConnections, Inc. and Lucent Technologies, Inc., accounted for approximately 37%, 28%, and 23%, of our revenue, respectively. While the level of sales to any specific

                                      35.

customer is anticipated to vary from period to period, we expect that we will continue to have significant customer concentration for the foreseeable future. The loss of a significant customer could have a material adverse effect on our business.

STRATEGIC RELATIONSHIPS

     We have established several strategic partnerships and licensing agreements with leading CPE and voice gateway vendors to facilitate the deployment and acceptance of our products and technology.

     .    Lucent.    Under an original equipment manufacturer agreement, Lucent combines our DSL equipment with its NetCare(R)installation, network management and customer support professional services to create turnkey DSL solutions for CLECs. Under the agreement Lucent will co-brand and market our DSL equipment through November 2001. We have agreed to manufacture, co-brand and sell our products to Lucent and to provide Lucent with training, installation and technical support for these products. Lucent also plans to offer our DSL equipment in combination with some of its existing data networking, switching and access products to enable service providers to create broader voice and data network solutions that can evolve and grow with their business.

     . 3Com. 3Com has agreed to market our DSL CPE through November 2001. Under this agreement we have agreed to manufacture, co-brand and sell our products to 3Com and to collaborate on future development projects. Additionally, this agreement calls for both companies to co-market their DSL products. Moreover, 3Com may request to manufacture its own DSL CPE products. Both parties have agreed to use good faith efforts to effect such manufacturing license.

INTEROPERABILITY PARTNERSHIPS

     We have established several CPE licensing relationships with certain vendors through our CopperCompatible interoperability program in order to promote the interoperability of our CopperEdge DSL concentrators with such equipment. Under this interoperability program, licensees are allowed access to our technology which can be used in the design of their CPE. These CPE licensing relationships have been established with ADC Kentrox, Netopia, Cayman Systems, Escalate Networks, and Ramp Networks, among others.

     Our CopperVIP initiative, which falls under the CopperCompatible umbrella, facilitates interoperability of customer premise equipment (CPE), Integrated Access Devices (IADs), and Integrated Communications Platforms (ICPs) with voice gateways from Copper Mountain's voice partners and Copper Mountain's widely deployed DSL platform. Our voice partners include CopperCom, Inc., JetStream Communications, and Tollbridge Technologies.

SALES AND MARKETING

     We sell and market our products primarily through our direct sales organization. Additionally, we have relationships with selected original equipment manufacturers and distributors in order to expand our distribution capabilities.

     Direct Sales.    Our direct sales responsibilities are divided into three
North American geographic regions: West, Central and East. Our sales effort is directed by regional directors and sales managers who are responsible for relationships with targeted customers. A key feature of our selling effort is the relationships we establish at various levels in our customer's organization. The sales management team for each customer is responsible for maintaining contact with key individuals who have planning and policy responsibility within the customer's organization. At the same time, our sales engineers work with customers to sell our products at key levels throughout the customer's organization. Direct sales accounted for approximately 77% of our revenue in 1999.

     Original Equipment Manufacturer Sales.    We have established key original
equipment manufacturer relationships with leaders in the telecommunications equipment and customer premise equipment markets. We intend to maintain a limited number of relationships with key strategic original equipment manufacturers who may

                                      36.

offer products or have existing customer relationships which may complement ours. In line with our strategy to offer our telecommunications service provider customers and their subscribers a broad line of CPE, we have entered into several original equipment manufacturer relationships for our CopperRocket product line and a number of interoperability partnerships with CPE providers. We receive sales revenues from our original equipment manufacturer partners, but do not currently receive royalty revenue from interoperability arrangements.

     Marketing is structured along product and distribution channel lines for each of our major product areas. For each major product area, we employ dedicated product marketing and marketing program management specialists. The corporate marketing staff coordinates activities among our various business units and provides marketing support services, including marketing communications, marketing research, trademark administration and other support functions. Our marketing organization performs the following functions:

     .    develops specific marketing strategies for each product line;

     . works with our direct sales force to develop key account and segmented market strategies; and

     . defines the functions and features of our product and service offerings.

     Marketing is responsible for sales support, contract negotiations, in-depth product presentations, interfacing with operations, setting price levels to achieve targeted margins, developing new services and business opportunities and writing proposals in response to customer requests for information or quotations.

CUSTOMER SERVICE AND SUPPORT

     A high level of continuing service and support is critical to our objective of developing long-term customer relationships. The majority of our service and support activities are related to installation support and network configuration issues. These services are provided by telephone and directly at customer installations with resources from our customer support group based in San Diego, California. To date, our revenues from on-site installation and technical assistance has not been significant. In June 1998, we engaged Lucent NetCare(R), Lucent's data communications service organization, to provide field installation and maintenance support for our products.

     We provide technical support for our products which have warranties of up to 12 months, both directly and through our selected service subcontractors. We have a variety of comprehensive and flexible hardware and software maintenance and support programs available for products no longer under warranty, with services ranging from time and materials remote service support to 24-hour on-site support, depending on our customer's preferences. We also offer various training courses for our third-party resellers and telecommunications service provider customers. To date, revenues attributable to customer service and support services has not been significant.

RESEARCH AND DEVELOPMENT

     We believe that our future success depends on our ability to adapt to the rapidly changing telecommunications environment, to maintain our significant expertise in core technologies, and to continue meeting and anticipating our customers' needs. We continually review and evaluate technological changes affecting the telecommunications market and invest substantially in applications-based research and development. We are committed to an ongoing program of new product development that combines internal development efforts with acquisitions, joint ventures and licensing or marketing arrangements relating to new products and technologies from outside sources.

     We have focused our recent research and development expenditures on commercializing our DSL systems, including our CopperEdge solutions and CopperRocket modems along with CopperView network management tools which support these technologies. We believe that our extensive experience designing and implementing high-quality network components has enabled us to develop high-value integrated systems solutions. As a result of these development efforts, we believe we have created an industry-leading platform for cost-effective DSL delivery.

                                      37.

COMPETITION

     The telecommunications equipment industry is highly competitive, and we believe that competition may increase substantially as the introduction of new technologies, deployment of broadband networks and potential regulatory changes create new opportunities for established and emerging companies in the industry. In addition, a number of our competitors have significantly greater financial and other resources than Copper Mountain to address new competitive opportunities. We compete directly with other providers of DSL concentrators including, Cisco Systems, Inc., Lucent Technologies, Inc., Alcatel S.A., Nokia Corporation and Paradyne Corporation, among others. In addition, DSL as a technology for deploying broadband connections is competing with alternative technologies including ISDN, T-1 and wireless solutions. In the residential market, we will compete against certain other companies, including companies relying on coaxial cable infrastructure and cable modem technology.

     The rapid technological developments within the telecommunications industry have resulted in frequent changes to our group of competitors. The principal competitive factors in our market include:

     .    brand recognition;

     .    key product features;

     .    system reliability and performance;

     .    pricing and vendor-sponsored financing;

     .    ease of installation and use;

     .    technical support and customer service; and

     .    size and stability of operations.

     We believe our success in competing with other manufacturers of telecommunications products depends primarily on our engineering, manufacturing and marketing skills, the price, quality and reliability of our products and our delivery and service capabilities. We may face increasing pricing pressures from current and future competitors in certain or all of the markets for our products and services.

     We believe that technological change, the increasing addition of voice, video and other services to networks, continuing regulatory change and industry consolidation or new entrants will continue to cause rapid evolution in the competitive environment of the telecommunications equipment market, the full scope and nature of which is difficult to predict. Increased competition could result in price reductions, reduced margins and loss of market share by us. We believe regulatory change in the industry may create new opportunities for suppliers of telecommunications equipment; however, we expect that such opportunities may attract increased competition from others as well. We also believe that the rapid technological changes which characterize the data communications industry will continue to make the markets in which we compete attractive to new entrants. There can be no assurance that we will be able to compete successfully with our existing or new competitors or that competitive pressures faced by us will not materially and adversely affect our business, financial condition and results of operations.

MANUFACTURING

     Our manufacturing operations consist primarily of supporting prototype development, materials planning and procurement, final assembly, testing and quality control. We use several independent suppliers to provide certain printed circuit boards, chassis and subassemblies. We subcontract substantially all of our manufacturing to one company, Flextronics International Ltd. located in Freemont, California.

                                      38.

     Our manufacturing process enables us to configure our products to meet a wide variety of individual customer requirements. We have initiated the process of seeking International Standard Organization 9001 registration for quality assurance in design, sale, production, installation and service. We plan to strengthen manufacturing capability both in our existing facilities and through expansion of activities with independent suppliers and manufacturers. Our future growth will require an extension of existing internal and external manufacturing resources, hiring of additional technical personnel, improved coordination of supplier relationships with our inventory ordering and management practices, and expansion of information systems to accommodate planned growth across these areas.

     We use a combination of standard parts and components, which are generally available from more than one vendor, and three key components that are purchased from sole or single source vendors for which alternative sources are not currently available: two semi-conductor chips and a system control module. If supply of these key components should cease, we would be required to redesign our products. We are evaluating alternate source vendors for each of these key components but these vendors may not meet our quality standards for component vendors. While we work closely with some well-established vendors, we have no supply commitments from our vendors and we generally purchase components on a purchase order basis, as opposed to entering into long term procurement agreements with vendors. To date, we have generally been able to obtain adequate supplies in a timely manner from vendors or, when necessary, to meet production needs from alternative vendors. We believe that, in most cases, alternative supplies of standard parts and components can be identified if current vendors are unable to fulfill our needs. However, delays or failure to identify an alternate vendor, if required, or a reduction or interruption in supply, or a significant increase in the price of components would materially and adversely affect our business, financial condition and results of operations and could impact customer relationships.

INTELLECTUAL PROPERTY

     We rely on a combination of copyright, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect our trade secrets and know-how. Although we employ a variety of intellectual property in the development and manufacturing of our products, we believe that none of such intellectual property is individually critical to our current operations. Taken as a whole, we believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on our results of operations. There can be no assurance that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual properties to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products effectively. There can be no assurance that any necessary licenses will be available on reasonable terms.

EMPLOYEES

     As of February 29, 2000, and including the employees we hired in connection with our acquisition of OnPREM, we employed approximately 282 full-time employees, including 57 in sales and marketing, 30 in manufacturing, 128 in engineering, 47 in finance and administration and 20 in customer service. All of our employees are located in the United States. None of our employees is represented by collective bargaining agreements, and management considers relations with its employees to be good.

PROPERTIES

     We lease two facilities in Palo Alto, California. One facility is approximately 14,000 square feet, which we use for administrative, sales and marketing purposes. The lease for this facility expires in April 2001. The second facility in Palo Alto is approximately 22,000 square feet which we use for administration and research and development. The lease for this facility expires in May 2007. We also lease an approximately 86,000 square foot facility in San

                                      39.

Diego, California, which is used for manufacturing, engineering and administration. The current lease for this facility expires in July 2005. In addition, we lease an approximately 11,000 square foot facility in San Diego, California which we are currently subleasing. The lease for this facility expires in August 2003. We also lease two facilities in Fremont, California for our OnPREM operations. One facility, which we are currently attempting to sublease, is approximately 5,000 square feet. The lease for this facility expires in February 2002. The second Fremont facility is approximately 21,000 square feet. The lease for this facility expires in February 2005.

     We are currently seeking additional facilities to meet the requirements projected in our business plan.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                      40.

                                   MANAGEMENT
EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of Copper Mountain, the positions held by them and their ages as of February 29, 2000 are as follows:


  NAME                           AGE                     POSITION
  ----                           ---                     --------
Richard S. Gilbert..........      47    President, Chief Executive Officer and Director
John A. Creelman............      43    Vice President of Finance, Chief Financial Officer and Secretary
Joseph D. Markee............      46    Chief Technical Officer and Chairman of the Board of Directors
Mark Handzel................      44    Vice President of Quality and Customer Support
Steven Hunt.................      42    Vice President of Engineering
Michael Kelly...............      49    Vice President of Sales
Bryan Long..................      41    Vice President of Marketing
Michael Staiger.............      35    Vice President of Business Development
Joseph Harrington...........      50    Vice President of Operations
Chris Carroll...............      41    Vice President of Human Resources
Diana Helfrich..............      39    Vice President of Marketing Communications
Wilson O. Cochran, II.......      54    Vice President and General Manager, MTU Business Unit
Robert L. Bailey(1).........      42    Director
Tench Coxe(1)...............      42    Director
Roger Evans(1)..............      54    Director
Richard H. Kimball(2).......      43    Director
Raymond V. Thomas(2)........      57    Director
Andrew W. Verhalen(2).......      43    Director

----------
(1)  Member of compensation committee
(2)  Member of audit committee

     Richard S. Gilbert has served as President and Chief Executive Officer of Copper Mountain since April 1998, and as a director of Copper Mountain since August 1998. From July 1992 to April 1998, he worked for ADC Telecommunications Inc., most recently as Senior Vice President and, concurrently, as President and General Manager of its subsidiary, ADC Kentrox, a provider of high-speed access equipment for global networks. Mr. Gilbert holds an MS in Computer Science from Stanford University and a BA in Mathematics from the University of California at Berkeley.

     John A. Creelman has served as Vice President of Finance and Chief Financial Officer of Copper Mountain since March 1998 and as Secretary of Copper Mountain since February 1999. From July 1997 to March 1998, he worked as a Financial Consultant to DataWorks Corporation, a developer of Enterprise Resource Planning software. From July 1995 to May 1997, he served as Vice President Finance and Chief Financial Officer of ESI Software, Inc., a provider of Internet authoring software and services. From July 1994 to June 1995 he served as Financial Controller at Western Digital Corporation, a manufacturer of hard disk drives. From February 1992 to June 1994, he served as Director of Finance at MTI Technology Corporation, a manufacturer of high-end storage systems. Mr. Creelman holds an MBA and a BA in Social Sciences from the University of California at Irvine.

     Joseph D. Markee co-founded Copper Mountain in March 1996 and has served as Chief Technical Officer of Copper Mountain since December 1998 and as Chairman of the board of directors since inception. From Copper Mountain's inception in March 1996 to April 1998, he served as its President and Chief Executive Officer and from inception to February 1999, he served as Secretary of Copper Mountain. In June 1987, he co-founded Primary Access, a remote access server company acquired by 3Com Corporation. From June 1987 to January 1996, he served as Vice President of Operations and Vice President of Support of 3Com Primary Access. Mr. Markee holds a BS in Electrical Engineering from the University of California at Davis.

                                      41.

     Mark Handzel co-founded Copper Mountain in March 1996 and has served as Vice President of Quality and Customer Support since May 1998. From March 1996 to May 1998, he served as Vice President of Product Management of Copper Mountain. From June 1994 to March 1996, he served as Director of Marketing and Sales at Orckit Communications, a manufacturer of advanced DSL modems. From May 1993 to June 1994, he served as Vice President of Product Development at Coral Systems, a provider of software products for the wireless telecommunications industry. Mr. Handzel holds an MBA from the University of California at Irvine, a MS in Computer Science from the University of California at Los Angeles and a BA in Computer Science from the State University of New York at Potsdam.

     Steven Hunt has served as Vice President of Engineering of Copper Mountain since August 1996. From June 1980 to August 1996, he held various positions with AT&T Bell Laboratories, most recently as Department Head of the Internetworking Technology Department of Paradyne Corporation, which was then a subsidiary of AT&T. Paradyne is a provider of internetworking product definition, development and support. While at Paradyne, Mr. Hunt was responsible for the development of broadband DSL products. Mr. Hunt holds an MSEE from Stanford University and a BSEE from Drexel University.

     Michael Kelly has served as Vice President of Sales of Copper Mountain since April 1997. From November 1995 to March 1997, he served as Vice President of Sales at Ramp/Trancell Networks, a developer of small business network solutions. From September 1994 to October 1995, he served as Vice President of Sales at CoroNet Systems, a developer of network management software. From January 1994 to September 1994, Mr. Kelly served as Vice President of Sales at Brixton Systems, a developer of software. Mr. Kelly holds an MS in Computer Science from George Washington University, and a BA in General Studies from the University of Maryland.

     Bryan Long has served as Vice President of Marketing of Copper Mountain since May 1998. From June 1997 to May 1998, he founded and served as marketing consultant for the Apheta Group, a marketing consultant company. From January 1997 to June 1997, he served as Vice President, Marketing and Customer Support of Verilink, Inc., a supplier of wide-area network access products. From July 1996 to December 1996, he served as Director, Global Alliance Business Development of Cisco Systems Inc., a manufacturer of networking products. From May 1991 until its acquisition by Cisco Systems, Inc. in July 1996, he served in various positions at StrataCom, Inc., a developer of networking products, most recently serving as Director, Business Development and previously serving as Director of Marketing, Channel Development and Product Line Director, Enterprise Networks. Mr. Long holds an MS in Management from the Massachusetts Institute of Technology, and a BA in Mathematics from the University of Colorado.

     Michael Staiger has served as Vice President of Business Development of Copper Mountain since June 1998. From June 1996 to June 1998, he worked at Shiva Corporation, a provider of direct-dial business access solutions, serving most recently as Vice President of Business Development and previously as Senior Director of Business Development. From its inception in August 1993 until its acquisition by Shiva Corporation in June 1996, he served as a co-founder and Vice President of Business Development of AirSoft, Inc., a developer of remote access software. Mr. Staiger holds an MBA from the University of Chicago Graduate School of Business and a BA in English from the University of Michigan.

     Joseph Harrington has served as Vice President of Operations of Copper Mountain since October 1998. From February 1996 to October 1998, he served as Director of Operations of the Corollary Division of Intel Corporation, a manufacturer of symmetric multi-processing computers and network communications equipment. From June 1995 to February 1996, Mr. Harrington served as Director of Production of the Symtak Division of Aetrium, Inc., a manufacturer of handlers and test equipment for the integrated circuit industry.

     Chris Carroll has served as Vice President of Human Resources of Copper Mountain since October 1999. From May 1998 to October 1999, he was a Group Director of Human Resources for ADC Telecommunications, a provider of transmission and networking systems. He served as a Director of Human Resources for Litton Data Systems, a division of Litton Industries, from March 1997 to May 1998. From March 1987 to March 1997, he served in various positions with SAIC, a provider of information technology and system integration solutions, most recently as a Vice President of Human Resources. Mr. Carroll holds an MBA from the University of San Diego and a BS in Business Management from San Diego State University.

     Diana Helfrich has served as Vice President of Marketing Communications of Copper Mountain since July 1997. From April 1996 to July 1997, she was the principal of her own direct marketing and management consulting

                                      42.

firm. From November 1991 to March 1996, she served as President and Managing Director of the Council on Education in Management, an employment law educator. Ms. Helfrich holds an MBA from St. Mary's College and a BA in English Literature from the University of California at Berkeley.

     Wilson O. Cochran, II has served as Vice President and General Manager of Copper Mountain's MTU business unit since February 29, 2000. Mr. Cochran served as President and Chief Executive Officer of OnPREM Networks Corporation from August 1998 until February 29, 2000. From October 1997 to July 1998, Mr. Cochran was a Management Consultant for The Capstone Group, a management consulting firm for emerging growth companies. From July 1995 to September 1997, Mr. Cochran was the Vice President of Business Development for Censtor Corporation, a developer of thin film magnetic recording components for the data storage industry. Prior to that time, Mr. Cochran served as the Vice President of Sales and Marketing for StereoGraphics Corporation, a manufacturer of stereo visualization products used in conjunction with work stations in vertical markets, as well as President of Priam Systems Corporation, a data storage company. Mr. Cochran founded Domain Technology, which went public in 1987.

     Robert L. Bailey has served as a director of Copper Mountain since March 1999. Mr. Bailey has served as President and Chief Executive Officer of PMC-Sierra, Inc., formerly Sierra Semiconductor, a leading maker of high speed internetworking semiconductor products since July 1997. From November 1993 to July 1997, Mr. Bailey served as President and Chief Executive Officer of PMC-Sierra Ltd, a predecessor of PMC-Sierra, Inc. Mr. Bailey holds a BSEE from the University of Bridgeport in Connecticut and an MBA from the University of Dallas in Texas.

     Tench Coxe has served as a director of Copper Mountain since March 1996. Mr. Coxe joined Sutter Hill Ventures, a venture capital firm, in October 1987 and is currently a Managing Director of the General Partner of Sutter Hill Ventures. Mr. Coxe currently serves as a director of Alteon WebSystems, Inc., Clarus Corporation, eLoyalty Corporation and NVIDIA Corporation and several privately-held companies. Mr. Coxe holds an MBA from Harvard University and a BA in Economics from Dartmouth College.

     Roger Evans has served as a director of Copper Mountain since March 1996. Mr. Evans joined Greylock Management Corporation in 1989 and is currently a General Partner of Greylock Limited Partnership, Greylock Equity Limited Partnership, Greylock IX Limited Partnership and Greylock X Limited Partnership, each a venture capital firm. Mr. Evans is a director of Phone.com, Maker Communications Inc. and several privately-held companies. Mr. Evans holds an MA in Economics from King's College, Cambridge.

     Richard H. Kimball has served as a director of Copper Mountain since October 1998. Since 1995, Mr. Kimball has been a founding General Partner of Technology Crossover Ventures, a venture capital firm. Preceding Technology Crossover Ventures, Mr. Kimball spent more than ten years at Montgomery Securities, where he was a Managing Director from 1991 until his departure. He also serves on the board of directors of several privately-held technology companies. Mr. Kimball holds an MBA from the University of Chicago and an AB in History from Dartmouth College. He also serves on the board of directors of two privately held companies.

     Raymond V. Thomas has served as a director of Copper Mountain since March 1999. From February 1995 to January 2000, Mr. Thomas served as Vice President, Finance and Chief Financial Officer of HNC Software Inc., a software company and as secretary of HNC Software from May 1995 to January 2000. From May 1993 to February 1995, he served as Executive Vice President and Chief Financial Officer of Golden Systems Inc., a power supply manufacturer, and from September 1994 to February 1995 he also served as Chief Operating Officer of Golden Systems. Mr. Thomas holds a BS degree in industrial management from Purdue University.

     Andrew W. Verhalen has served as a director of Copper Mountain since February 1999. Mr. Verhalen has been a partner of Matrix Partners, a venture capital firm, since April 1992. He also serves on the board of directors of several privately-held technology companies. Prior to Matrix Partners, Mr. Verhalen held senior management positions at 3Com Corporation and Intel Corporation. Mr. Verhalen holds BSEE, MEng and MBA degrees from Cornell University.

     Messrs. Markee and Handzel are brothers-in-law. There are no other family relationships between any of the directors or executive officers of the Company.

                                      43.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has established an audit committee and a compensation committee. The audit committee consists of Andrew W. Verhalen, Richard H. Kimball and Raymond V. Thomas. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

     The compensation committee consists of Tench Coxe, Roger Evans and Robert L. Bailey. The compensation committee makes recommendations regarding our 1996 Equity Incentive Plan and makes decisions concerning salaries and incentive compensation for our employees and consultants.

DIRECTOR COMPENSATION

     Our directors do not currently receive any cash compensation for services on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. All directors are eligible to participate in our 1996 Equity Incentive Plan. Non-employee directors are eligible to participate in our 1999 Non-Employee Directors' Plan.

BOARD-COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

                                      44.

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning compensation awarded to, earned by, or accrued for services rendered to us in all capacities during the years ended December 31, 1998 and 1999 by our Chief Executive Officer and our four other most highly compensated executive officers. The compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.


                          SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                     ANNUAL COMPENSATION                           COMPENSATION
                                                    ---------------------                          ------------
                                                                                                    SECURITIES
                                                                               ALL OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY     BONUS ($)       COMPENSATION($)       OPTIONS (#)   COMPENSATION($)
----------------------------               ----     -------    ---------       ----------------     ------------   ---------------
Richard S. Gilbert .....................   1998   $185,358      $ 74,330          $   --             1,689,290      $ 65,177
   President and Chief Executive Officer   1999    218,315       154,000              --                  --           9,854
Michael Kelly ..........................   1998    130,863       160,000           559,230             300,000          --
   Vice President of Sales .............   1999    150,116        10,000           571,522                --            --
Joseph D. Markee .......................   1998    157,256        40,000              --                  --            --
   Chief Technical Officer and .........   1999    178,598        63,000              --               240,000          --
     Chairman of the Board of Directors
Bryan Long .............................   1998     99,840        90,000              --               676,584          --
   Vice President of Marketing .........   1999    159,266        56,000              --                  --            --
Steven Hunt ............................   1998    138,572        30,000              --               150,000          --
   Vice President of Engineering .......   1999    149,605        52,500              --                  --            --


                                      45.

              STOCK OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR


     The following table sets forth certain information regarding options granted to certain of our executive officers during the year ended December 31, 1999.



                                                INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
                           ----------------------------------------------------------              VALUE AT ASSUMED
                                              % OF TOTAL                                            ANNUAL RATES OF
                                               OPTIONS                                            STOCK APPRECIATION
                              SHARES          GRANTED TO                                              FOR OPTION
                            UNDERLYING        EMPLOYEES       EXERCISE                                 TERM ($)
                             OPTIONS          IN FISCAL       PRICE PER    EXPIRATION       ------------------------------
NAME                       GRANTED (#)         YEAR (%)        SHARE ($)       DATE                5%              10%
----                       -----------        ----------      ---------       ----                --              ---
Joseph D. Markee             240,000             5.4%           $6.00       03/25/09         $905,608          $2,294,989


     These options vest in equal installments each month over the four-year period beginning on March 10, 2000. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the board of directors on the date of grant. In making this determination, the board considered a number of factors, including:

     .    our historical and prospective future revenue and profitability;

     .    our cash balance and rate of cash consumption;

     .    the development and size of the market for our products;

     .    the status of our financing activities;

     .    the stability and tenure of our management team; and

     .    the breadth of our product offerings.

     The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the option term will be at the assumed 5% and 10% levels or at any other defined level.

                                      46.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


     The following table sets forth certain information as of December 31, 1999 regarding options held by certain of our executive officers. There were no stock appreciation rights outstanding at December 31, 1999.

                                                                     NUMBER OF SHARES
                                                                  UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                        OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                     SHARES                      DECEMBER 31, 1999 (#)         DECEMBER 31, 1999 ($)
                                   ACQUIRED ON       VALUE       -----------------------    --------------------------
NAME                              EXERCISE (#)    REALIZED ($)   EXERCISABLE UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----                              -------------   ------------   ----------- -------------  ----------- --------------
Richard S. Gilbert                  195,000        4,120,566       508,872     985,418        24,726,090    47,881,461
Michael Kelly                       402,618        3,103,749        17,111     291,271           830,228    14,132,715
Bryan Long                           78,400        3,407,281       189,415     408,769         9,203,675    19,862,086
Steven Hunt                         420,000        3,547,199       100,000     200,000         4,860,000     9,720,000

   In the table above, the value of unexercised in-the-money options represent the positive spread between the respective exercise prices of the outstanding stock options and the $48.75 closing price of Copper Mountain's Common Stock on December 31, 1999.

1996 EQUITY INCENTIVE PLAN

     In August 1996, our board of directors adopted our 1996 Equity Incentive Plan (the "1996 Plan"). A total of 15,746,766 shares of common stock are currently reserved for issuance pursuant to the 1996 Plan. In addition, the 1996 Plan provides for automatic annual increases in the number of shares reserved for issuance thereunder (beginning in 2000) equal to the least of: (i) 4% of Copper Mountain's outstanding shares on a fully diluted basis taking into account stock options and warrants and (ii) a lesser amount determined by the board of directors. The 1996 Plan provides for the grant of options to our directors, officers, key employees, consultants and certain advisors.

     The 1996 Plan permits the granting of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors), directors and consultants (including non-employee directors). In addition, the 1996 Plan permits the granting of stock appreciation rights in conjunction with or independently of options, as well as stock bonuses and rights to purchase restricted stock. No person is eligible to be granted options and SARs covering more than 1,000,000 shares of common stock in any calendar year.

     The 1996 Plan is administered by the board of directors or a committee appointed by the board of directors. Subject to the limitations set forth in the 1996 Plan, the board of directors has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid to us upon exercise and, subject to certain restrictions, to specify other terms of stock awards.

     The maximum term of options granted under the 1996 Plan is ten years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000, or the options or portion thereof which exceed such limit (according to the order in which they are granted) shall be treated as nonstatutory stock options. Incentive stock options granted under the 1996 Plan generally are non-transferable. Nonstatutory stock options are generally transferable. Options expire three months after the termination of an optionee's service. In general, if an optionee is permanently disabled or dies during his or her service, such person's options may be exercised up to 12 months following such disability or 18 months following such death.

                                      47.

     The exercise price of options granted under the 1996 Plan is determined by the board of directors in accordance with the guidelines set forth in the 1996 Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 1996 Plan vest at the rate specified in the option agreement. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock options cannot exceed five years.

     Any stock bonuses or restricted stock purchase awards granted under the 1996 Plan shall be in such form and will contain such terms and conditions as the board of directors deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of the common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 1996 Plan are generally transferable.

     Pursuant to the 1996 Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but exercised shares that we repurchase pursuant to a right of repurchase will not again become available for grant.

     Upon certain changes in control, all outstanding stock awards under the 1996 Plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute such stock awards, such stock awards will be terminated to the extent not exercised prior to such change in control.

     As of December 31, 1999, we had outstanding options to purchase 10,055,562 shares of common stock under the 1996 Plan.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In March 1999, we adopted our 1999 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors. The Directors' Plan is administered by the board, unless the board delegates administration to a committee of at least two disinterested directors.

     A total of 720,000 shares of common stock has been reserved for issuance under the Directors' Plan. Pursuant to the terms of the Directors' Plan:

     . on the effective date of the Directors' Plan, each person who was then a non-employee director was granted an option to purchase 60,000 shares of common stock;

     . each person who, after the effective date of the plan, for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase 60,000 shares of common stock; and

     . on the date of each annual meeting of our stockholders commencing with the 2000 annual meeting of stockholders, each person who was initially elected or appointed to be a non-employee director at least six months prior to the date of such annual meeting automatically will be granted an option to purchase 20,000 shares of common stock.

     Options granted under the Directors' Plan shall be fully vested and exercisable on the date of grant and must be exercised within five years from the date they are granted. The exercise price of options under the Directors' Plan will equal 100% of the fair market value of the common stock on the date of grant. Options granted under the Directors' Plan are generally transferable to family members and trusts under which the director or members of the director's family are beneficiaries. Unless otherwise terminated by the board of directors, the Directors' Plan

                                      48.

automatically terminates when all of our common stock reserved for issuance under the Directors' Plan has been issued. As of the date hereof, options to purchase 360,000 shares of common stock have been granted under the Directors' Plan.

EMPLOYEE STOCK PURCHASE PLAN

     In February 1999, we adopted the 1999 Employee Stock Purchase Plan. A total of 600,000 shares of common stock has been reserved for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the purchase plan, the board of directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the purchase plan. The initial offering under the purchase plan will terminate on July 31, 2000.

     Unless otherwise determined by the board, employees are eligible to participate in the purchase plan only if they are employed by us or one of our subsidiaries designated by the board of directors for at least 20 hours per week and are customarily employed for at least five months per calendar year. Employees who participate in an offering may have up to 10% of their earnings withheld pursuant to the purchase plan. The amount withheld is then used to purchase shares of common stock on specified dates determined by the board of directors. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

     In the event of a merger, reorganization, consolidation or liquidation, the board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation or the board of directors may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The board of directors has the authority to amend or terminate the purchase plan, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

OnPREM 1998 STOCK PLAN

      In connection with our acquisition of OnPREM Networks Corporation in February, 2000, we assumed the 1998 Stock Plan of OnPREM and all outstanding options to purchase common stock of OnPREM under such plan. By virtue of the acquisition, the OnPREM options were proportionally adjusted with respect to exercise prices and the number of shares subject to each option based on the exchange ratio used in the acquisition. All other terms of the OnPREM options, such as vesting schedules, remained unchanged. As of February 29, 2000, the assumed options were exercisable for a total of 130,563 shares of our common stock with exercise prices ranging from $0.39 to $2.34 per share. We will not make future grants under the 1998 Stock Plan of OnPREM.

401(k) PLAN

     We have established a tax-qualified employee savings and retirement plan commonly known as a 401(k) Plan. The 401(k) plan provides that each participant may contribute up to 10% of his or her pre-tax gross compensation (up to a statutorily prescribed annual limit of $10,000 in 1999). Employees must be twenty-one years old to participate and are eligible on the first day of the first quarter following commencement as an employee. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

EMPLOYMENT AGREEMENTS

     On July 26, 1996, we entered into an employment offer letter with Steven Hunt, our Vice President, Engineering, pursuant to which Mr. Hunt's annual compensation was initially set at $130,000. In addition, we

                                      49.

granted Mr. Hunt an option to purchase 600,000 shares of common stock. This option vests 25% on the first anniversary of the date of hire with the remainder vesting monthly over the following three years. Pursuant to his employment offer letter, in the event Mr. Hunt's employment is terminated without cause, he will receive severance compensation equal to three months salary.

     On March 18, 1998, we entered into an employment agreement with Richard S. Gilbert, our President and Chief Executive Officer. Mr. Gilbert's annual compensation was initially set at a base salary of $200,000 and an on-target bonus of $100,000 for the 1998 calendar year, prorated from April 6, 1998. In addition, we granted Mr. Gilbert an option to purchase 1,689,290 shares of common stock. This option vests 25% on the first anniversary of the date of hire with the remainder vesting monthly over the following three years. Pursuant to Mr. Gilbert's employment agreement, in the event Mr. Gilbert's employment is terminated by us without cause or by Mr. Gilbert for good reason, as defined in his option agreement, following the occurrence of a change in control, as defined in his option agreement, the vesting of his option accelerates such that one half of the unvested portion of the option becomes immediately exercisable. Pursuant to Mr. Gilbert's employment agreement, we reimbursed Mr. Gilbert for relocation expenses of $65,177, and we loaned Mr. Gilbert $1 million pursuant to an interest-free promissory note for the purchase of his principal residence in California. The principal amount of such note is due on March 30, 2003. The note is secured by a second trust deed on Mr. Gilbert's residence. Mr. Gilbert's obligation to repay the note may be accelerated upon the occurrence of certain events, including the termination of Mr. Gilbert's employment.

     On March 12, 1999, we entered into an employment agreement with Joseph D. Markee, our Chairman of the Board and Chief Technical Officer. Pursuant to the terms of his agreement, if the board of directors removes him, elects someone else as Chief Technical Officer, or assigns him to work outside San Diego County, and he subsequently resigns, Mr. Markee is entitled to certain severance benefits. These benefits include pay equal to six months of his base salary and twelve months of accelerated vesting of his unvested stock options.

     On February 29, 2000, we entered into an employment agreement with Wilson
O. Cochran, II, the Vice President and General Manager of our MTU business unit, pursuant to which Mr. Cochran's annual compensation was initially set at $150,000. Assuming Mr. Cochran's continuous employment throughout the one year term of his employment agreement, Mr. Cochran will also receive an additional payment of $125,000, payable in equal monthly installments during the first year of his employment with us. In addition, pursuant to the employment agreement, we granted Mr. Cochran options to purchase a total of 100,000 shares of common stock. These options vest 25% on the first anniversary of the date of Mr. Cochran's employment agreement, with the remainder vesting monthly over the following three years. Under Mr. Cochran's employment agreement, in the event Mr. Cochran's employment is terminated by us without cause or by Mr. Cochran for good reason, as defined in his employment agreement, Mr. Cochran is entitled to the balance of the $125,000, and the vesting of the initial stock option to purchase 50,000 shares accelerates such that 100% of the unvested portion of the option becomes exercisable as of the date of termination. In addition, on February 29, 2000, Mr. Cochran entered into a non-competition agreement with us, pursuant to which he agreed not to compete directly or indirectly in the DSL solutions business for three years from the date of such agreement. Mr. Cochran also agreed not to solicit any of our employees or to become associated with or hold an interest in any individual or entity in the DSL solutions business. Additionally, Mr. Cochran agreed to hold all of our confidential information in strict confidence. Contingent upon Mr. Cochran's compliance with the non-competition agreement, the Company will pay Mr. Cochran $400,000 as follows:
$125,000 in each of the first and second years of the agreement, and $150,000 during the third year of the agreement, payable in equal monthly installments.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

     Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law, except with respect to certain proceedings initiated by such persons. We are also empowered under our bylaws to enter into indemnification contracts with our directors and executive officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnification agreements with each of our directors and certain of our executive officers.

                                      50.

     In addition, our certificate of incorporation, as it will be amended and restated upon the close of this offering, provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability

     . for any breach of the director's duty of loyalty to us or our stockholders,

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     .    under Section 174 of the Delaware General Corporation Law or

     . for any transaction from which the director derives an improper personal benefit.

     Our certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the restated certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                                      51.

                              CERTAIN TRANSACTIONS

     The following is a description of transactions since January 1, 1997, to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise required to be described under "Management."

     In January 1997, we sold 1,850,063 shares of series B preferred stock in a private placement at a purchase price of $3.39 per share, pursuant to a Series B Preferred Stock Agreement dated January 14, 1997. Upon the closing of our initial public offering in May 1999, and after accounting for a subsequent stock split, each share of Series B preferred stock automatically converted into three shares of Common Stock. The following directors and beneficial owners of more than 5% of our common stock acquired beneficial ownership of series B preferred stock pursuant to the Series B Preferred Stock Agreement.


DIRECTORS / 5% STOCKHOLDERS                                       NO. OF SHARES
---------------------------                                       -------------
Andrew W. Verhalen/Entities Affiliated with Matrix Partners......       739,725
Roger Evans/Greylock Equity Limited Partnership..................       368,732
Tench Coxe/Entities Affiliated with Sutter Hill Ventures.........       368,731
Joseph D. Markee.................................................        50,000
Tench Coxe.......................................................        12,492

     In January 1997, in connection with the execution of an ATM Technology Agreement with Intel Corporation, we issued Intel a warrant to purchase up to 147,401 shares of series B preferred stock at an exercise price of $3.39 per share. This warrant expires on January 14, 2004. Upon the closing of our initial public offering, and after accounting for a subsequent stock split, this warrant became exercisable for common stock at the rate of three shares of common stock for each share of series B preferred stock underlying the warrant.

     In October 1997, we sold 2,422,361 shares of series C preferred stock in a private placement at a purchase price of $4.75 per share, pursuant to a Series C Preferred Stock Agreement, dated October 29, 1997. Upon the closing of our initial public offering, and after accounting for a subsequent stock split, each share of series C preferred stock automatically converted into three shares of common stock. The following directors and beneficial owners of more than 5% of our common stock acquired beneficial ownership of series C preferred stock pursuant to the Series C Preferred Stock Agreement.


DIRECTORS / 5% STOCKHOLDERS                                       NO. OF SHARES
---------------------------                                       -------------
Roger Evans/Greylock Equity Limited Partnership..................       242,106
Tench Coxe/Entities Affiliated with Sutter Hill Ventures.........       242,106
Andrew W. Verhalen/Entities Affiliated with Matrix Partners......       210,527
Tench Coxe.......................................................         8,059

     In October 1998, we sold 3,225,806 shares of series D preferred stock in a private placement at a purchase price of $7.75 per share, pursuant to a Series D Preferred Stock Agreement dated October 9, 1998. Upon the closing of our initial public offering, and after accounting for a subsequent stock split, each share of series D preferred stock automatically converted into three shares of common stock. The following directors and beneficial owners of more than 5% of our common stock acquired beneficial ownership of series D preferred stock pursuant to the Series D Preferred Stock Agreement.

                                      52.


  DIRECTORS / 5% STOCKHOLDERS                                                    NO. OF SHARES
  ---------------------------                                                    -------------
Richard H. Kimball/Entities Affiliated with Technology Crossover Ventures.......       774,194
Roger Evans/Greylock Equity Limited Partnership.................................       147,805
Tench Coxe/Entities Affiliated with Sutter Hill Ventures........................       147,805
Andrew W. Verhalen/Entities Affiliated with Matrix Partners.....................        75,478
Tench Coxe/Wells Fargo Bank, Trustee SHV M/P/T FBO Tench Coxe...................         4,918
Richard S. Gilbert..............................................................         1,422


     All of the securities referenced above were sold and purchased at prices equal to the fair market value of the securities, as determined by our board of directors, on the date of issuance.

     In February 2000, in connection with our acquisition of OnPREM, we issued 39,072 shares of common stock to Wilson O. Cochran, II, who, upon the consummation of the merger became the Vice President and General Manager of our MTU business unit. The shares were issued to Mr. Cochran in exchange for the 608,983 shares of OnPREM common stock he held prior to the merger, applying the merger exchange ratio of 0.06416 of one share of Copper Mountain common stock for each share of OnPREM common stock. In connection with the merger, we also assumed the options to purchase shares of OnPREM common stock that were held by Mr. Cochran, which options converted into options to purchase an aggregate of 43,308 shares of our common stock.

     All of the securities referenced above were sold and purchased at prices equal to the fair market value of the securities, as determined by our board of directors, on the date of issuance.

                                      53.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of February 29, 2000 and as adjusted to reflect the sale of common stock in this offering for:

     . each person who we know to own beneficially more than five percent of our outstanding common stock;

     .    each of our directors;

     .    certain of our executive officers;

     .    all of our directors and executive officers as a group; and

     .    each selling stockholder.

     In connection with our acquisition of OnPREM Networks Corporation, we agreed to register common stock for those stockholders for resale. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

     The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder.

       Except as indicated, and subject to community property laws where applicable, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 49,738,717 shares of common stock outstanding as of February 29, 2000.

                                      54.

     Unless otherwise indicated in the table set forth below, each person or entity named below has an address in care of Copper Mountain's principal executive offices.


                                                 NUMBER OF                              SHARES BENEFICIALLY OWNED
                                                  SHARES                    NUMBER OF     AFTER THIS OFFERING(2)
                                               BENEFICIALLY               SHARES BEING  --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED(1)     PERCENTAGE   OFFERED(2)      NUMBER      PERCENTAGE
------------------------------------           ------------   ----------  ------------  ------------   -----------

Roger Evans(3)...............................      280,840        *            --            280,840        *
     Greylock Equity Limited Partnership
     755 Page Mill Road, Suite A-100
     Palo Alto, CA 94304

Tench Coxe(4)................................      360,446        *                          360,446        *
     Sutter Hill Ventures
     755 Page Mill Road, Suite A-200
     Palo Alto, CA 94304

Andrew W. Verhalen(5)..........................  1,107,552        2.22%        --          1,107,552       2.22%
     Matrix Partners IV, L.P.
     2500 Sand Hill Road, Suite 113
     Menlo Park, CA 94025

Richard H. Kimball(6)..........................    913,154        1.83%        --            913,154        1.83%
     Technology Crossover Ventures II, L.P.
     575 High Street, Suite 400
     Palo Alto, CA 94301

Joseph D. Markee(7)............................  1,319,835        2.65%        --          1,319,835       2.65%

Mark Handzel(8)................................  1,231,687        2.48%        --          1,231,687       2.48%

Richard Gilbert(9).............................    642,912        1.28%        --            642,912       1.28%

Steve Hunt(10).................................    512,500        1.03%        --            512,500       1.03%

Mike Kelly(11).................................    259,496        *            --            259,496        *

Raymond V. Thomas(12)..........................     60,000        *            --             60,000        *

Robert L. Bailey(13)...........................     66,000        *            --             66,000        *

All directors and officers as a group
 (17 persons) (14)                               6,067,325       14.43%        --          6,067,325      14.43%

Sabine Austin..................................        641        *               641              0        *

Rolf Brauchler.................................      5,646        *             5,646              0        *

Wilson O. Cochran, II(15)......................     43,884        *            39,072          4,812        *

Casey E. Cox...................................    128,320        *           128,320              0        *

                                      55.


                                                 NUMBER OF                               SHARES BENEFICIALLY OWNED
                                                  SHARES                   NUMBER OF      AFTER THIS OFFERING(2)
                                               BENEFICIALLY               SHARES BEING  --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED(1)     PERCENTAGE   OFFERED(2)      NUMBER      PERCENTAGE
------------------------------------           ------------   ----------  ------------  ------------   -----------
Les Denend.....................................        320        *             320                0        *

Satish Gune....................................        641        *             641                0        *

William Ingram(16).............................      2,138        *           1,737              391        *

Steven Langham.................................        320        *             320                0        *

David Laone(17)................................        641        *             449              192        *

James Lawson...................................      1,002        *           1,002                0        *

David M. Marshall..............................         64        *              64                0        *

George D. Marshall.............................    141,023        *         141,023                0        *

Lois F. Marshall...............................      6,416        *           6,416                0        *

Paul J. Marshall...............................         64        *              64                0        *

Sharon K. Marshall.............................      6,416        *           6,416                0        *

Philip Monin(18)...............................        534        *             427              107        *

Vic Para.......................................      5,646        *           5,646                0        *

Chris Robbins(19)..............................        940                      684              256        *

Steven Santos (20) ...........................         320        *             213              107        *

Ramadoss Venkatesan(21)........................      7,485        *           6,416            1,069        *

James S. Acquistapace..........................     36,705        *          36,705                0        *

Paul J. Ake....................................      3,645        *           3,645                0        *

Charles Giancarlo..............................     22,124        *          22,124                0        *

John Lee(22)...................................     72,908        *          51,036           21,872        *

Robert Leppo...................................    144,801        *         144,801                0        *

Marla Lipsky...................................      4,977        *           4,977                0        *

Robert R. Lux..................................      3,937        *           3,937                0        *

Charles S. Mitchell............................      2,916        *           2,916                0        *

                                      56.


                                                 NUMBER OF                              SHARES BENEFICIALLY OWNED
                                                  SHARES                   NUMBER OF      AFTER THIS OFFERING(2)
                                               BENEFICIALLY               SHARES BEING  --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED(1)     PERCENTAGE   OFFERED(2)      NUMBER      PERCENTAGE
------------------------------------           ------------   ----------  ------------  ------------   -----------
Amit Shah......................................     11,062        *          11,062                0        *

Thomas A. Skornia..............................     11,062        *          11,062                0        *

Richard White..................................     80,428        *          80,428                0        *

CIBC Bank and Trust Co.  Limited  as Trustee of
    Trust T304 (Randall Rose)..................     72,909        *          72,909                0        *

SBIC Partners II, L.P..........................    109,363        *         109,363                0        *

Tallac Corporation(23).........................     72,908        *          21,872           51,036        *

TGI Fund III, LLC..............................    212,894        *         212,894                0        *

The Selig Capital Group........................      7,061        *           7,061                0        *

----------
 *   Represents beneficial ownership of less than 1%.

(1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 29, 2000 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares.

(2) Assumes the sale by the selling stockholders of all of the shares of Copper Mountain common stock issued in connection with the acquisition of OnPREM Networks Corporation.

(3) Mr. Evans is a general partner of the general partner of Greylock Equity Limited Partnership.

(4) Includes 15,092 shares held in Mr. Coxe's Keogh account, and 60,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000. Mr. Coxe is a managing director of the general partner of Sutter Hill Ventures.

(5) Includes 982,370 shares held by entities affiliated with Matrix Partners IV, L.P. and 60,000 shares issuable upon exercise of options held by Mr. Verhalen exercisable within 60 days of February 29, 2000. Mr. Verhalen is a general partner of Matrix Partners IV, L.P.

(6)  Includes:

     . 11,953 shares held by TCV II, V.O.F., which represent less than 1% of total shares before and after this offering, respectively;

     . 367,987 shares held by Technology Crossover Ventures II, L.P. which represent 3.0% and 2.5% of total shares before and after this offering, respectively;

                                      57.

     . 282,912 shares held by TCV II (Q), L.P. which represent 2.3% and 1.9% of total shares before and after this offering, respectively;

     . 50,209 shares held by TCV II Strategic Partners, L.P. which represent less than 1% of total shares before and after this offering, respectively;

     . 56,185 shares held by Technology Crossover Ventures II, C.V. which represent less than 1% of total shares before and after this offering, respectively; and

     . 60,000 shares issuable upon exercise of options held by Mr. Kimball exercisable within 60 days of February 29, 2000.

          Mr. Kimball, a director of Copper Mountain, is a managing member of the general partner of each of these entities.

(7) Includes 19,656 shares of common stock held by Teresa L. Boley, Mr. Markee's spouse, 5,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000, and 32,429 shares subject to repurchase by Copper Mountain as of February 29, 2000.

(8) Includes 32,429 shares subject to repurchase by Copper Mountain as of February 29, 2000, and 3,333 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(9) Includes 529,646 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(10) Includes 142,500 shares of common stock issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(11) Includes 53,543 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(12) Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(13) Includes 60,000 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(14) Includes 1,297,219 shares subject to options exercisable within 60 days of February 29, 2000.

(15) Includes 4,812 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(16) Includes 391 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(17) Includes 192 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(18) Includes 107 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(19) Includes 256 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(20) Includes 107 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(21) Includes 1,069 shares issuable upon exercise of options exercisable within 60 days of February 29, 2000.

(22) Includes 21,872 shares of common stock held by Tallac Corporation. Mr. Lee is the president of Tallac Corporation.

(23) Includes 51,036 shares of common stock held by John Lee. Mr. Lee is the president of Tallac Corporation.

                                      58.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     As of February 29, 2000, there were 49,738,717 outstanding shares of our common stock, outstanding options to purchase 10,757,179 shares of our common stock and outstanding warrants to purchase 472,202 shares of our common stock.

     The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     Under the restated certificate, the board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control of Copper Mountain. We have no present plans to issue any shares of preferred stock.

WARRANTS

     In October 1996, in conjunction with the execution of an equipment financing agreement, we issued ten-year warrants to purchase up to 10,000 shares and 40,000 shares of series A preferred stock at an exercise price of $1.00 per share. In January 1997, in connection with the execution of a license agreement with Intel, we issued a seven-year warrant to purchase up to 147,401 shares of series B preferred stock at an exercise price of $3.39 per share. In October 1997 and in April 1998, in connection with the execution of an equipment financing agreement, we issued ten-year warrants to purchase 8,421 and 6,316 shares of series C preferred stock at an exercise price of $4.75 per share. In August 1998, in connection with the execution of a loan agreement, we issued a five-year warrant to purchase up to 25,000 shares of series C preferred stock at an exercise price of $4.75 per share.

     Upon the closing of our initial public offering and after accounting for a subsequent stock dividend, all warrants described herein became exercisable for common stock at the rate of three shares of common stock for each share of preferred stock underlying the warrants.

REGISTRATION RIGHTS

      We entered into the Amended and Restated Investor Rights Agreement dated October 9, 1998 with the purchasers of our Series A, Series B, Series C and Series D preferred stock. Under this agreement, these purchasers are entitled to rights relating to the registration of their shares with the Securities and Exchange Commission. These rights have been waived as to this offering by the holders of common stock obtained upon the conversion of preferred stock in the initial public offering. The registration rights will survive this offering and terminate no later than May 2004.

                                      59.

DELAWARE ANTI-TAKEOVER LAW

     We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sale or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in control of Copper Mountain.

     Our restated certificate, which will become effective upon the effective date of this offering, provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of the stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer, by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock. Our restated certificate also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in the restated certificate and our bylaws could delay or discourage certain types of transactions involving an actual or potential change in control or its management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

                                      60.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.


                              PLAN OF DISTRIBUTION

     The shares of common stock offered by the selling stockholders, or by their pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by any of the selling stockholders acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, any of the selling stockholders may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act.

     The selling stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Act.

     In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     In connection with our acquisition of OnPREM Networks Corporation, we have agreed to register the selling stockholders' common stock under applicable federal and state securities laws under certain circumstances and at certain times. We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be approximately $63,000. The agreements referenced above provide for cross-indemnification of the selling stockholders to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the common stock.


                                  LEGAL MATTERS

     The legality of the shares of common stock offered hereby will be passed upon for us by Cooley Godward LLP, San Diego, California.


                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, as well as OnPREM Networks Corporation's financial statements at June 30, 1998 and 1999 and for the year ended June 30, 1999 and for the periods from January 7, 1998 (inception) through June 30, 1998 and 1999, as set forth in their reports. We've included our financial statements as well as OnPREM Network Corporation's financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                                      61.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to our common stock, reference is made to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system are publicly available through the SEC's Web site on the Internet's World Wide Web, located at http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, was filed with the SEC through EDGAR.

                                      62.

                        COPPER MOUNTAIN NETWORKS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Contents                                                                   Page
--------                                                                   ----
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
Introduction to Pro Forma Financial Information............                 F-2
Unaudited Pro Forma Combined Condensed
 Statement of Operations...................................                 F-3
Unaudited Pro Forma Combined Condensed
 Balance Sheet.............................................                 F-4
Notes to Pro Forma Financial Information...................                 F-5

COPPER MOUNTAIN NETWORKS, INC.
Report of Ernst & Young LLP, Independent Auditors..........                 F-7
Balance Sheets.............................................                 F-8
Statements of Operations...................................                 F-9
Statement of Stockholders' Equity..........................                F-10
Statements of Cash Flows...................................                F-12
Notes to Financial Statements..............................                F-13

OnPREM NETWORKS CORPORATION
Report of Ernst & Young LLP, Independent Auditors..........                F-26
Balance Sheets.............................................                F-27
Statements of Operations...................................                F-28
Statement of Shareholders' Equity..........................                F-29
Statements of Cash Flows...................................                F-31
Notes to Financial Statements..............................                F-32


                                      F-1

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

Introduction to Pro Forma Financial Information

On February 29, 2000, Copper Mountain Networks, Inc. ("Copper Mountain") completed its merger with OnPREM Networks Corporation ("OnPREM") whereby OnPREM became a wholly-owned subsidiary of Copper Mountain. At the time of the Merger, all of the outstanding shares of OnPREM common stock and common stock options immediately prior to the completion of the Merger were converted into the right to receive approximately 1.1 million shares of Copper Mountain common stock and Copper Mountain assumed all of OnPREM's options for the acquisition of approximately 131,000 additional shares of Copper Mountain common stock. In addition, as a condition to completion of the merger, all outstanding shares of OnPREM preferred stock converted into shares of OnPREM common stock and all outstanding warrants to purchase OnPREM stock were exercised prior to closing. Thus, upon the closing of the Merger, no OnPREM preferred stock or OnPREM warrants remained outstanding.

Pro Forma Condensed Statement of Operations

     The following unaudited pro forma condensed statements of operations give effect to the acquisition of OnPREM using the purchase method of accounting. The pro forma condensed statement of operations for the year ended December 31, 1999 gives effect to the acquisition as if it had occurred on January 1, 1999.

     The unaudited pro forma condensed statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have actually been reported had the acquisition of OnPREM occurred at the beginning of the applicable period, as assumed, nor is it necessarily indicative of the Company's future results of operations. These unaudited pro forma condensed statements of operations do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations resulting from the acquisition. They should be read in conjunction with the historical financial statements and notes thereto of the respective entities.

Pro Forma Condensed Balance Sheet

The following unaudited pro forma condensed balance sheet reflects the historical condensed balance sheet of Copper Mountain and OnPREM at December 31, 1999, adjusted to give effect to the acquisition of OnPREM as if it had occurred on December 31, 1999.

The unaudited pro forma condensed balance sheet should be read in conjunction with the historical financial statements and notes thereto of the respective entities.

                                      F-2


        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1999
                                (in thousands)


                                                                  Historical                   OnPREM           Pro Forma
                                                           --------------------------        Acquisition        Reflecting
                                                            Copper           OnPREM           Pro Forma          OnPREM
                                                           Mountain         Networks          Adjustments      Acquisition
                                                           --------         ---------         -----------      -----------
Net revenue.............................................   $112,723          $      -           $      -          $112,723
Cost of revenue.........................................     53,002                 -                  -            53,002
                                                           --------          --------           --------          --------
    Gross profit........................................     59,721                 -                               59,721

Operating expenses:
    Research and development............................     15,523             1,959                               17,482
    Sales and marketing.................................     16,158               236                               16,394
    General and administrative..........................      5,998               314                                6,312
    Amortization of deferred stock compensation.........      5,431               240                                5,671
    Amortization of purchased intangibles...............          -                 -             21,884(a)         21,884
                                                           --------          --------           --------          --------
       Total operating expenses.........................     43,110             2,749             21,884            67,743

Income (loss) from operations...........................     16,611            (2,749)           (21,884)           (8,022)

Other income (expense):
    Interest and other income...........................      4,385                20                                4,405
    Interest expense....................................       (289)               (9)                                (298)
                                                           --------          --------           --------          --------
Income (loss) before income taxes.......................     20,707            (2,738)           (21,884)           (3,915)
Provision for income taxes..............................      8,490                 -             (1,123)(b)         7,367
                                                           --------          --------           --------          --------
Net income (loss).......................................   $ 12,217          $ (2,738)          $(20,761)         $(11,282)
                                                           ========          ========           ========          ========

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Data.

                                      F-3


              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1999
                                 (In thousands)


                                                                                     Historical            OnPREM       Pro Forma
                                                                                --------------------     Acquisition    Reflecting
                                                                                Copper                    Pro Forma      OnPREM
                                                                                Mountain     OnPREM      Adjustments   Acquisition
                                                                                --------     ------      -----------   -----------
Assets:
 Current assets:
 Cash and cash equivalents..................................................    $ 25,405    $ 2,078     $  (300)(f)     $ 27,183
 Short-term marketable investments..........................................      91,764          -                       91,764
 Accounts receivable........................................................      18,992          -                       18,992
 Inventories................................................................      12,801          -                       12,801
 Other current assets.......................................................       1,530         10                        1,540
                                                                                --------    -------     -------         --------
 Total current assets.......................................................     150,492      2,088        (300)         152,280
Property and equipment, net.................................................       8,825        406                        9,231
Marketable investments......................................................       5,139          -                        5,139
Purchased intangibles.......................................................           -          -      65,652(d)        65,652
In-process research and development.........................................           -          -       6,300(d)             -
                                                                                                         (6,300)(e)            -
Other assets................................................................       1,319        129                        1,448
                                                                                --------    -------     -------         --------
Total assets................................................................    $165,775    $ 2,623     $65,352         $233,750
                                                                                ========    =======     =======         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable...........................................................    $  7,887    $   168     $     -         $  8,055
 Accrued liabilities........................................................       8,800        131       2,040(d)        10,971
 Convertible notes payable, related parties.................................           -        300        (300)(f)            -
 Current portion of obligations under
   capital leases and equipment notes payable...............................       1,618                                   1,618
                                                                                --------    -------     -------         --------
       Total current liabilities............................................      18,305        599       1,740           20,644
Obligations under capital leases and equipment notes payable, less current
   portion..................................................................       4,044          -                        4,044
Other accrued...............................................................         105          -                          105
Stockholders' equity:
Preferred stock.............................................................           -         12         (12)(a)            -
Common stock................................................................          48          5          (5)(b)           49
                                                                                                              1(d)
Additional paid in capital..................................................     159,149      6,242          12(a)       232,448
                                                                                                         (6,254)(b)
                                                                                                         73,299(d)
Deferred compensation.......................................................      (4,565)    (1,364)                      (5,929)
Accumulated deficit.........................................................     (11,311)    (2,871)      2,871(c)       (17,611)
                                                                                                         (6,300)(e)
                                                                                --------    -------     -------         --------
 Total stockholders' equity.................................................     143,321      2,024      63,612          208,957
                                                                                --------    -------     -------         --------
Total liabilities and stockholders' equity..................................    $165,775    $ 2,623     $65,352         $233,750
                                                                                ========    =======     =======         ========

See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Data.

                                      F-4

                   NOTES TO PRO FORMA FINANCIAL INFORMATION

NOTE 1.

     The unaudited pro forma financial statements reflect the acquisition of OnPREM Networks Corporation ("OnPREM") for an aggregate purchase price of $73.3 million.

NOTE 2.

     Copper Mountain Networks, Inc. ("Copper Mountain") acquired all of the common stock and all outstanding rights to acquire shares of common stock of OnPREM in exchange for approximately 1.1 million shares of Copper Mountain common stock and the assumption by Copper Mountain of options to acquire up to approximately 131,000 additional shares of Copper Mountain common stock at a weighted average exercise price of $1.25 per share. The purchase price is calculated to be $73.3 million based on the average fair market value of $56.11 per share of Copper Mountain common stock at the time the Merger Agreement was signed. The purchase price also includes estimated merger costs of $2.0 million.

     The purchase price was allocated as follows based upon a valuation of the tangible and intangible assets, including acquired technology and in-process technology, by an independent appraiser, as well as management's best estimates (in thousands):

          Current assets acquired                   $ 2,088
          Property and equipment                        406
          Other assets                                  129
          In-process technology                       6,300
          Goodwill                                   65,652
          Liabilities assumed                          (599)
          Liabilities for Merger-related costs       (2,040)
          Deferred compensation                       1,364
                                                    -------
                                                    $73,300
                                                    =======

     The pro forma combined statement of operations includes the adjustments necessary as if the proposed merger had occurred on January 1, 1999. These adjustments are summarized as follows:

     (a) To reflect 12 months of amortization of the purchased intangibles based on the allocation of the assumed purchase price as of January 1, 1999.
     (b) To adjust the combined tax provision for the year ending December 31, 1999.

The pro forma combined statement of operations does not include a $6.3 million in-process research and development charge to be recorded by Copper Mountain in conjunction with the Merger for the estimated fair value of the in-process research and development of OnPREM.

     The pro forma combined balance sheet includes the adjustments necessary as if the proposed merger had occurred on December 31, 1999 and reflects the allocation of the purchase price, issuance of Copper Mountain common stock and elimination of OnPREM's equity accounts. These adjustments are summarized as follows:

     (a)  Conversion of all outstanding preferred stock into common stock.

                                      F-5

     (b)  Elimination of existing OnPREM common stock and paid-in capital.
     (c)  Elimination of OnPREM's accumulated deficit.
     (d) Issuance of Copper Mountain common stock (approximately 1.1 million shares @ $0.001 par value), accrual of estimated merger cost to be incurred by Copper Mountain, and to record the excess purchase price (purchased intangibles and in-process research and development).
     (e)  Write off of OnPREM's in-process research and development.
     (f)  Repayment of OnPREM's outstanding convertible notes.

NOTE 4.

The allocation of the purchase price was applied to the historical balance sheet of Copper Mountain and OnPREM to arrive at the pro forma combined balance sheet. The purchased intangibles are amortized over their estimated useful lives of three years due to the telecommunications and data communications markets being characterized by rapid technological advances, evolving industry standards, changes in end-user requirements, frequent new product introductions and evolving offerings by telecommunications service providers. It is not uncommon for a specific technology, product or service in Copper Mountain's industry to become obsolete in a relatively short period of time. More specifically the business of providing infrastructure for high-speed Internet access is in its infancy stage with rapidly shifting trends, technologies, consumer preferences and competitive pressures. The management of OnPREM has indicated that the technologies and business models developed by their company appear generally to have a useful life of no more than three years before they require significant redevelopment. It is anticipated that this rapid rate of change will continue in the future. The technology currently under development, for which technological feasibility has not been established and for which there are no future alternative uses, will be written off at the date of acquisition. The pro forma combined statements of operations for the year ended December 31, 1999 reflect amortization expense of $21.9 million.

                                      F-6

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Copper Mountain Networks, Inc.

We have audited the accompanying balance sheets of Copper Mountain Networks, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Copper Mountain Networks, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.





                                        /s/ Ernst & Young LLP

San Diego, California
January 28, 2000,
except for Note 12, as
to which the date is
February 29, 2000

                                      F-7

                        COPPER MOUNTAIN NETWORKS, INC.

                                BALANCE SHEETS
                     (in thousands, except per share data)

                                                                             December 31,
                                                                      1999                  1998
                                                              --------------------  --------------------
ASSETS
------

Current assets:
   Cash and cash equivalents                                             $ 25,405              $  7,631
   Short-term marketable investments                                       91,764                10,898
   Accounts receivable, net                                                18,992                 8,026
   Inventory                                                               12,801                 4,668
   Other current assets                                                     1,530                   476
                                                                         --------              --------
Total current assets                                                      150,492                31,699
Property and equipment, net                                                 8,825                 3,214
Marketable investments                                                      5,139                   ---
Other assets                                                                1,319                 1,296
                                                                         --------              --------
Total assets                                                             $165,775              $ 36,209
                                                                         ========              ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
   Accounts payable                                                      $  7,887              $  4,371
   Accrued liabilities                                                      8,800                 2,219
   Current portion of obligations under capital leases
       and equipment notes payable                                          1,618                   783
                                                                         --------              --------
Total current liabilities                                                  18,305                 7,373
Obligations under capital leases and equipment
    notes payable, less current portion                                     4,044                 1,965
Other accrued                                                                 105                    28
Stockholders' equity:
   Preferred stock, $.001 par value, 5,000 shares
    authorized, none issued and outstanding as of December 31, 1999
     and 1998, respectively                                                  ----                  ----
  Convertible preferred stock, no par value, zero and
     10,223 shares issued and outstanding at December 31,
     1999 and 1998, respectively                                             ----                44,502
   Common stock, $.001 par value, 100,000 shares
     authorized, 47,662 and 5,034 shares issued and
     outstanding at December 31, 1999 and 1998, respectively                   48                     5
   Notes receivable from stockholders                                        ----                   (41)
   Additional paid in capital                                             159,149                15,667
   Deferred compensation                                                   (4,565)               (9,762)
   Accumulated deficit                                                    (11,311)              (23,528)
                                                                         --------              --------
Total stockholders' equity                                                143,321                26,843
                                                                         --------              --------
Total liabilities and stockholders' equity                               $165,775              $ 36,209
                                                                         ========              ========

                See accompanying notes to financial statements

                                      F-8

                        COPPER MOUNTAIN NETWORKS, INC.

                           STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                             Year Ended
                                                                            December 31,
                                                    -----------------------------------------------------------
                                                          1999                  1998                  1997
                                                    ---------------       ---------------       ---------------
Net revenue                                                $112,723              $ 21,821              $    211
Cost of revenue                                              53,002                12,400                 1,717
                                                    ---------------       ---------------       ---------------
  Gross profit (loss)                                        59,721                 9,421                (1,506)
Operating expenses:
  Research and development                                   15,523                 7,225                 4,753
  Sales and marketing                                        16,158                 5,363                 1,510
  General and administrative                                  5,998                 3,428                 1,928
  Amortization of deferred stock compensation                 5,431                 3,929                 1,490
                                                    ---------------       ---------------       ---------------
      Total operating expenses                               43,110                19,945                 9,681
                                                    ---------------       ---------------       ---------------

Income (loss) from operations                                16,611               (10,524)              (11,187)

Other income (expense):
     Interest and other income                                4,385                   406                   268
     Interest expense                                          (289)                 (213)                  (97)
                                                    ---------------       ---------------       ---------------
Income (loss) before income taxes                            20,707               (10,331)              (11,016)
Provision for income taxes                                    8,490                  ----                  ----
                                                    ---------------       ---------------       ---------------
Net income (loss)                                          $ 12,217              $(10,331)             $(11,016)
                                                    ===============       ===============       ===============

Basic net income (loss) per share                          $   0.39              $  (3.87)             $  (7.81)
                                                    ===============       ===============       ===============

Diluted net income (loss) per share                        $   0.23              $  (3.87)             $  (7.81)
                                                    ===============       ===============       ===============

Basic common equivalent shares                               31,289                 2,666                 1,410
                                                    ===============       ===============       ===============

Diluted common equivalent shares                             52,282                 2,666                 1,410
                                                    ===============       ===============       ===============

                See accompanying notes to financial statements

                                      F-9

                        COPPER MOUNTAIN NETWORKS, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY
                     (in thousands, except per share data)

                                                      Preferred Stock       Common Stock
                                                    -------------------  ------------------
                                                                                                 Notes
                                                                                              Receivable    Additional
                                                    Number of            Number of               From         Paid in
                                                     Shares     Amount     Shares    Amount  Stockholders     Capital
                                                    ---------  --------  ---------   ------  ------------   ----------
Balance at December 31, 1996                            2,723   $ 2,723      3,929       $4           (69)     $ 1,896
Issuance of Series B convertible preferred stock
   at $3.39 per share for cash and conversion of
   convertible bridge note payable, net                 1,850     6,196       ----     ----          ----         ----
Issuance of Series C convertible preferred stock
   at $4.75 per share for cash                          2,422    11,506       ----     ----          ----         ----
Exercise of options to purchase common stock             ----      ----        477     ----          ----           16
Stock grants for consulting services                        2      ----         55     ----          ----           15
Issuance of warrants to purchase convertible
   preferred stock in connection with technology
   agreement, notes payable, and consulting
   services                                              ----      ----       ----     ----          ----          113
Deferred compensation related to the grant of
   stock options                                         ----      ----       ----     ----          ----        2,429
Amortization related to deferred stock
   compensation                                          ----      ----       ----     ----          ----         ----
Net loss                                                 ----      ----       ----     ----          ----         ----
                                                    ---------  --------  ---------   ------  ------------   ----------

Balance at December 31, 1997                            6,997    20,425      4,461        4           (69)       4,469
Exercise of options to purchase common stock             ----      ----      1,030        1          ----           60
Stock grants for consulting services                     ----      ----         19     ----          ----            5
Deferred compensation related to the grant of
   stock options                                         ----      ----       ----     ----          ----       11,128
Amortization related to deferred stock
   compensation                                          ----      ----       ----     ----          ----         ----
Stock forfeited by employee                              ----      ----       (476)    ----            16          (16)
Repayment of note receivable from stockholder            ----      ----       ----     ----            12         ----
Issuance of Series C convertible preferred stock
   warrants in connection with a financing
   agreement                                             ----      ----       ----     ----          ----           21
Issuance of Series D convertible preferred stock
   at $7.75 per share for cash, net                     3,226    24,077       ----     ----          ----         ----
Net loss                                                 ----      ----       ----     ----          ----         ----
                                                    ---------  --------  ---------   ------  ------------   ----------
Balance at December 31, 1998                           10,223   $44,502      5,034       $5          $(41)     $15,667

                                                                                          Total
                                                        Deferred     Accumulated       Stockholders'
                                                      Compensation     Deficit            Equity
                                                      ------------   -----------   -------------------
Balance at December 31, 1996                              $ (1,624)     $ (2,181)             $    749
Issuance of Series B convertible preferred stock
   at $3.39 per share for cash and conversion of
   convertible bridge note payable, net                       ----          ----                 6,196
Issuance of Series C convertible preferred stock
   at $4.75 per share for cash                                ----          ----                11,506
Exercise of options to purchase common stock                  ----          ----                    16
Stock grants for consulting services                          ----          ----                    15
Issuance of warrants to purchase convertible
   preferred stock in connection with technology
   agreement, notes payable, and consulting
   services                                                   ----          ----                   113
Deferred compensation related to the grant of
   stock options                                            (2,429)         ----                  ----
Amortization related to deferred stock
   compensation                                              1,490          ----                 1,490
Net loss                                                      ----       (11,016)              (11,016)
                                                      ------------   -----------   -------------------

Balance at December 31, 1997                                (2,563)      (13,197)                9,069
Exercise of options to purchase common stock                  ----          ----                    61
Stock grants for consulting services                          ----          ----                     5
Deferred compensation related to the grant of
   stock options                                           (11,128)         ----                  ----
Amortization related to deferred stock
   compensation                                              3,929          ----                 3,929
Stock forfeited by employee                                   ----          ----                  ----
Repayment of note receivable from stockholder                 ----          ----                    12
Issuance of Series C convertible preferred stock
   warrants in connection with a financing
   agreement                                                  ----          ----                    21
Issuance of Series D convertible preferred stock
   at $7.75 per share for cash, net                           ----          ----                24,077
Net loss                                                      ----       (10,331)              (10,331)
                                                      ------------   -----------   -------------------
Balance at December 31, 1998                              $ (9,762)     $(23,528)             $ 26,843

                See accompanying notes to financial statements

                                     F-10

                        COPPER MOUNTAIN NETWORKS, INC.
                  STATEMENTS OF STOCKHOLDERS' EQUITY (CON'T)
                     (in thousands, except per share data)

                                                                Preferred Stock        Common Stock
                                                            ----------------------  -----------------
                                                                                                          Notes
                                                                                                        Receivable   Additional
                                                            Number of               Number of              from       Paid in
                                                              Shares      Amount     Shares    Amount  Stockholders   Capital
                                                            ---------   ---------   ---------  ------  ------------  ----------
Conversion of preferred  to common stock                      (10,223)   $(44,502)     30,670     $31  $       ----    $ 44,471
Issuance of common stock, net                                    ----        ----       9,200       9          ----      88,664
Stock grants for consulting services                             ----        ----           1    ----          ----           7
Repayment of notes receivable from stockholders                  ----        ----        ----    ----            41        ----
Deferred compensation related to the grant of stock options      ----        ----        ----    ----          ----         234
Amortization related to deferred stock compensation              ----        ----        ----    ----          ----        ----
Net exercise of warrant to purchase common stock                 ----        ----         235    ----          ----        ----
Tax benefit from the exercise of stock options                   ----        ----        ----    ----          ----       9,389
Exercise of options to purchase common stock                     ----        ----       2,522       3          ----         717
Net income                                                       ----        ----        ----    ----          ----        ----
                                                            ---------   ---------   ---------  ------  ------------  ----------
Balance at December 31, 1999                                     ----   $    ----      47,662     $48  $       ----    $159,149
                                                            =========   =========   =========  ======  ============  ==========
                                                                                           Total
                                                              Deferred     Accumulated  Stockholders'
                                                            Compensation    Deficit        Equity
                                                            -------------  ---------    ------------
Conversion of preferred to common stock                     $    ----      $    ----    $    ----
Issuance of common stock, net                                    ----           ----       88,673
Stock grants for consulting services                             ----           ----            7
Repayment of notes receivable from stockholders                  ----           ----           41
Deferred compensation related to the grant of stock options      (234)          ----         ----
Amortization related to deferred stock compensation             5,431           ----        5,431
Net exercise of warrant to purchase common stock                 ----           ----         ----
Tax benefit from the exercise of stock options                   ----           ----        9,389
Exercise of options to purchase common stock                     ----           ----          720
Net income                                                       ----         12,217       12,217
                                                            ---------      ---------    ---------
Balance at December 31, 1999                                $  (4,565)     $ (11,311)   $ 143,321
                                                            =========      =========    =========

                See accompanying notes to financial statements

                                      F-11

                         COPPER MOUNTAIN NETWORKS, INC.
                           STATEMENTS OF CASH FLOWS
                                (in thousands)

                                                                                         Year Ended
                                                                                         December 31,
                                                                    ----------------------------------------------------
                                                                         1999               1998               1997
                                                                    ---------------    ---------------    --------------
Cash flows from operating activities:
  Net income (loss)                                                       $  12,217           $(10,331)         $(11,016)
  Adjustments to reconcile net income (loss)
     to net cash provided by (used in) operating activities:
       Depreciation and amortization                                          3,089              1,231               511
       Non-cash compensation                                                  5,438              3,934             1,503
       Loss on disposal of equipment                                            193               ----              ----
       Tax benefit from the sale of stock options                             9,389               ----              ----
       Changes in operating assets and liabilities:
          Accounts receivable                                               (10,966)            (7,843)             (183)
          Inventory                                                          (8,133)            (4,285)             (383)
          Other current assets and other assets                              (1,095)            (1,469)             (155)
          Accounts payable and accrued liabilities                           10,174              4,435             1,735
                                                                          ---------           --------          --------

Net cash provided by (used in) operating activities                          20,306            (14,328)           (7,988)
                                                                          ---------           --------          --------

Cash flows from investing activities:
  Purchases of marketable investments                                      (113,416)           (11,140)             ----
  Maturities of marketable investments                                       27,411                242              ----
  Purchases of property and equipment                                        (6,572)            (1,171)           (1,515)
                                                                          ---------           --------          --------

Net cash used in investing activities                                       (92,577)           (12,069)           (1,515)
                                                                          ---------           --------          --------

Cash flows from financing activities:
  Proceeds from issuance of equipment notes payable                           2,464                921               615
  Payments on capital lease obligations                                        (429)              (293)              (18)
  Payments on equipment notes payable                                        (1,424)              (267)             (201)
  Proceeds from issuance of preferred stock                                    ----             24,077            15,202
  Repayment of shareholders notes receivable                                     41               ----              ----
  Proceeds from issuance of common stock                                     89,393                 73                16
                                                                          ---------           --------          --------

Net cash provided by financing activities                                    90,045             24,511            15,614
                                                                          ---------           --------          --------

Net increase (decrease) in cash and cash equivalents                         17,774             (1,886)            6,111

Cash and cash equivalents at beginning of year                                7,631              9,517             3,406
                                                                          ---------           --------          --------

Cash and cash equivalents at end of year                                  $  25,405           $  7,631          $  9,517
                                                                          =========           ========          ========

Supplemental information:
  Interest paid                                                           $     289           $    150          $     74
                                                                          =========           ========          ========
  Capital lease obligations entered into for equipment                    $   2,303           $  1,307          $    327
                                                                          =========           ========          ========
  Conversion of convertible bridge note payable to
     preferred stock                                                      $    ----           $   ----          $  2,500
                                                                          =========           ========          ========
  Stock forfeited for notes receivable                                    $    ----           $    (16)         $   ----
                                                                          =========           ========          ========
  Issuance of convertible preferred stock warrants                        $    ----           $     21          $    113
                                                                          =========           ========          ========
  Issuance of stock for consulting services                               $       7           $      5          $     13
                                                                          =========           ========          ========

                See accompanying notes to financial statements

                                     F-12

                        COPPER MOUNTAIN NETWORKS, INC.

                         NOTES TO FINANCIAL STATEMENTS


1.   Organization and Summary of Significant Accounting Policies


Organization and Business Activity

     Copper Mountain Networks, Inc. (the "Company" or "Copper Mountain"), a Delaware corporation, is a supplier of high-speed DSL-based communication solutions for the broadband access market. The Company's solutions enable telecommunication service providers to provide high-speed, cost-effective connectivity over the existing copper wire infrastructure to the business, multiple tenant unit and residential markets.


Management Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Cash and Cash Equivalents

     Cash and cash equivalents consist of cash, money market funds, and other highly liquid investments with maturities of three months or less when purchased. The carrying value of these instruments approximates fair value. The Company generally invests its excess cash in debt instruments of the U.S. Treasury, government agencies and corporations with strong credit ratings. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relative to diversification and maturities designed to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any significant losses on its cash and cash equivalents.


Fair Value of Financial Instruments

     The carrying value of cash, cash equivalents, marketable investments, accounts receivable, accounts payable, accrued liabilities, short-term bank borrowings and notes payable approximates fair value.


Investments

     At December 31, 1999, the Company held investments in investment grade debt securities with various maturities through January 2001. Management determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company's total investments in these securities as of December 31, 1999 totaled $106.7 million. The Company has included $9.8 million of these securities in cash and cash equivalents, as of December 31, 1999, as they have original maturities of less than 90 days. The remaining debt securities totaling $91.8 million and $5.1 million as of December 31, 1999 have been classified as short-term and long-term marketable investments, respectively. The Company has designated all of its investments as held to maturity.

                                     F-13

Concentration of Credit Risk

  The Company operates in one business segment, developing, marketing and supporting advanced communications products which enable high-speed data access to business, multi-tenant unit and residential users. The markets for high-speed data access products are characterized by rapid technological developments, frequent new product introductions, changes in end user requirements and evolving industry standards. The Company's future success will depend on its ability to develop, introduce and market enhancements to its existing products, to introduce new products in a timely manner which meet customer requirements and to respond to competitive pressures and technological advances. Further, the emergence of new industry standards, whether through adoption by official standards committees or widespread use by telephone companies or other telecommunications service providers, could require the Company to redesign its products.

  A relatively small number of customers account for a significant percentage of the Company's revenues. The Company expects that the sale of its products to a limited number of customers may continue to account for a high percentage of revenues for the foreseeable future. The Company's revenues for the year ended December 31, 1999 include sales to three significant customers totaling $42.2 million, $32.0 million and $25.4 million. The Company's revenues for the year ended December 31, 1998 include sales to two significant customers totaling $13.2 million and $4.0 million.

  The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company had significant accounts receivable balances due from four customers individually representing 39%, 24%, 12% and 10% of total accounts receivable at December 31, 1999.

  The Company from time to time maintains a substantial portion of its cash and cash equivalents in money market accounts with one financial institution. The Company invests its excess cash in debt instruments of the U.S. Treasury, governmental agencies and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity. The Company has not experienced any significant losses on its cash equivalents or marketable investments.


Inventory

  Inventory is stated at the lower of cost, principally standard costs, which approximate actual costs on a first-in, first-out basis, or market. The Company recorded charges to reduce the carrying costs of inventory totaling $750,000, $504,000 and $315,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The reduction in the value of the inventory was primarily due to the discontinuance of certain products, which was the result of the development and introduction of new products. For the year ended December 31, 1997, the Company also incurred a loss on purchase commitments totaling $582,000 to purchase inventory used in the production of the discontinued products which had not yet been received by December 31, 1997. All such reductions to inventory value and losses on revenue commitments for the years ended December 31, 1999 and 1998 are included in cost of revenues.


Property and Equipment

  Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets, ranging from two to five years, using the straight-line method.


Revenue Recognition

  The Company recognizes revenue from product sales upon shipment or, in some cases, on customer receipt if collection of the resulting receivable is probable and product returns can be reasonably estimated. Sales returns are estimated based on historical experience and management's expectations and are recorded at the time product revenue is recognized.

                                     F-14

  Revenue from service and support arrangements is recognized ratably as services are performed. Annual service and support arrangements can be purchased by customers for products no longer under warranty and are billed quarterly.

  The Company may extend limited stock rotation, product return and price protection rights to certain distributors and resellers. The Company may not be able to estimate product returns if the relationship with the distributor is new or if there is limited historical basis to determine product returns. Deferred revenue, which is included in accrued liabilities, represents the margin on shipments of products to distributors or resellers that will be recognized when the Company can reasonably estimate product returns.


Research and Development Costs

  Costs incurred in connection with research and development are charged to operations as incurred.


Software Costs

  Software product development costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. There have been no such costs capitalized to date as the costs incurred subsequent to reaching technological feasibility have not been significant.


Impairment of Long-Lived Assets

  The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying amount of the asset over the asset's fair value. The Company has identified no such impairment losses. Substantially all of the Company's long-lived assets are located in the United States.


Warranty Reserves

  The Company provides limited warranties on certain of its products for periods of up to one year. The Company recognizes warranty reserves when products are shipped based upon an estimate of total warranty costs, and such reserves are included in accrued liabilities.


Income Taxes

  Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates. A valuation allowance is established to reduce a deferred tax asset to the amount that is expected more likely than not to be realized.


Stock Based Compensation

  The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and provides pro forma disclosures of net income (loss) and net income (loss) per share as if the fair value method had been applied in measuring compensation expense (See Note 7).

                                     F-15

  Deferred compensation for options granted to non-employees has been determined in accordance with SFAS No. 123 and EITF 96-18 as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Deferred charges for options granted to non-employees are periodically remeasured as the underlying options vest.


Net Income (Loss) Per Share

  Basic and diluted net income (loss) per share has been computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," using the weighted-average number of shares of common stock outstanding and common stock equivalents during the period. Options, warrants, and preferred stock were not included in the computation of diluted net loss per share for the years ended December 31, 1998 and 1997 because the effect would be anti-dilutive.


  A reconciliation of shares used in the calculation of basic and diluted net loss per share attributable to common shareholders is as follows (in thousands):

                                                                            December 31,
                                                              -----------------------------------------
                                                                  1999           1998          1997
                                                              -------------  ------------  ------------
  Weighted average common shares outstanding                         31,289         2,666         1,410
  Dilutive effect of preferred shares                                11,091          ----          ----
  Dilutive effect of stock options                                    8,585          ----          ----
  Dilutive effect of restricted shares                                  708          ----          ----
  Dilutive effect of warrants                                           609          ----          ----
                                                                     ------         -----         -----
  Shares used in computing diluted net income (loss) per
     common share                                                    52,282         2,666         1,410
                                                                     ======         =====         =====

  Dilutive securities include options, warrants, preferred stock as if converted and restricted stock subject to vesting. Potentially dilutive securities totaling 40.9 million and 27.6 million for the years ended December 31, 1998 and 1997, respectively, were excluded from basic and diluted earnings per share because of their anti-dilutive effect.


Recapitalization

  In April 1999, the Company reincorporated as a Delaware corporation. The authorized shares of the Company were set at 100 million shares of common stock ($.001 par value) and 5 million shares of preferred stock ($.001 par value). Under the restated certificate, the Company's board of directors has the authority, without further action by stockholders, to issue up to 5 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock. All common share data in the accompanying financial statements have been adjusted retroactively to give effect to the reincorporation.

  In November 1999, the Company's Board of Directors declared a two-for-one stock split of the Company's common stock in the form of a stock dividend. The stock dividend was distributed on December 10, 1999 to stockholders of record on November 24, 1999. All references in the financial statements and notes to number of shares and per share amounts have been restated to reflect this stock split.


New Accounting Standards

  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("FAS 133"), "Accounting for Derivative Instruments and Hedging Activities." In May 1999, the FASB voted to delay the effective date of FAS 133 by one year. The Company will be required to adopt FAS 133 for

                                      F-16

fiscal year 2001. This statement establishes a new model for accounting for derivatives and hedging activities. Under FAS 133, all derivatives must be recognized as assets and liabilities and measured at fair value. The Company has not completed its determination of the impact of the adoption of this new accounting standard on its financial position or results of operations.


2. Completion of Initial Public Offering

  On May 13, 1999, the Company completed its initial public offering for the sale of 9.2 million shares of common stock at a price to the public of $10.50 per share, which resulted in net proceeds to the Company of $89.8 million after payment of the underwriters' commissions but before offering expenses. Simultaneously with the closing of the initial public offering, all of the Company's convertible preferred stock was automatically converted into an aggregate of 30.7 million shares of common stock.


3. Composition of Certain Balance Sheet Captions

                                                                                      December 31,
                                                                            --------------------------------
                                                                                1999               1998
                                                                            -------------     --------------
                                                                                     (in thousands)
          Accounts receivable:
            Trade receivables                                                    $19,132            $ 8,026
            Allowance for doubtful accounts                                         (140)              ----
                                                                                 -------            -------
                                                                                 $18,992            $ 8,026
                                                                                 =======            =======

          Inventory:
            Raw materials                                                        $ 6,003            $ 2,582
            Work in process                                                        3,148                790
            Finished goods                                                         3,650              1,296
                                                                                 -------            -------
                                                                                 $12,801            $ 4,668
                                                                                 =======            =======

          Property and equipment:
            Laboratory equipment and software                                    $ 8,590            $ 2,265
            Computer equipment and software                                        3,294              1,885
            Office furniture and fixtures                                          1,669                840
                                                                                 -------            -------
                                                                                  13,553              4,990
            Less accumulated depreciation and amortization                        (4,728)            (1,776)
                                                                                 -------            -------
                                                                                 $ 8,825            $ 3,214
                                                                                 =======            =======

          Accrued liabilities:
            Accrued compensation                                                 $ 2,293            $   621
            Accrued warranty                                                       1,930                418
            Accrued vacation                                                       1,385                493
            Other                                                                  3,192                687
                                                                                 -------            -------
                                                                                 $ 8,800            $ 2,219
                                                                                 =======            =======

                                      F-17

4. Investments

   At December 31, 1999 and 1998, investments consisted of the following (in thousands):

                                                           Current                         Noncurrent
                                               --------------------------------  --------------------------------
                                                         December 31,                      December 31,
                                               --------------------------------  --------------------------------
                                                    1999             1998             1999             1998
                                               ---------------  ---------------  ---------------  ---------------
Held to maturity:
  Commercial paper                                     $31,856          $   995           $ ----            $----
  U.S. government securities                            33,514            9,903             ----             ----
  Corporate medium-term notes                           26,394             ----            5,139             ----
                                                       -------          -------           ------            -----
                                                       $91,764          $10,898           $5,139            $----
                                                       =======          =======           ======            =====

   At December 31, 1999, non-current held-to-maturity debt securities of $5.1 million had maturities of less than fourteen months.


5. Short-Term Bank Borrowings

   In August 1998, the Company entered into a $4.0 million line of credit agreement with a bank which allows it to borrow an amount equal to 80% of eligible accounts receivable plus the lesser of 25% of the Company's eligible inventory or $500,000. Interest accrued at the bank's prime rate plus .25% (8.0% at December 31, 1998). There were no borrowings outstanding as of December 31, 1999 and the line of credit expired on August 13, 1999.

   In connection with this financing agreement, the Company granted warrants to the bank to purchase an aggregate of 25,000 shares of Series C convertible preferred stock at $4.75 per share. The warrants are exercisable for five years from the date of issuance. The estimated fair value of the warrants was approximately $21,000, which has been capitalized as debt issuance costs and was amortized over the life of the financing agreement. These warrants were exercised in 1999 and converted into 75,000 shares of common stock.


6. Notes Payable

   In August 1999, the Company entered into a credit facility with a bank for the purchase of equipment. The credit facility includes $2.4 million in equipment loans and $2.6 million in commitments for the purchase of equipment under a capital lease agreement. As of December 31, 1999, the full amount of funds available under the equipment loan had been utilized. As of December 31, 1999, the Company had $316,000 available for future borrowings under the capital lease agreement. The borrowings under the equipment loans and the capital lease agreement are to be repaid in 48 equal monthly installments and accrue interest at 10.8%. Both obligations are secured by the related equipment. All borrowings under the capital lease agreement must be completed by March 31, 2000.

   In August 1998, the Company entered into an equipment line of credit with a bank that allows the Company to borrow up to $1.0 million for the purchase of equipment. The Company used a portion of the equipment loans entered into in August 1999 to repay all amounts outstanding under this equipment line.

   In 1996, the Company entered into an equipment financing agreement with a bank and leasing company that allows the Company to borrow up to $1.0 million for purchases of equipment. The notes are secured by the related equipment. As of December 31, 1999 the full amount of funds available under the equipment financing agreement was utilized.

   In connection with the 1996 equipment financing agreement, the Company agreed to make a final payment equal to 12.5% of the equipment financed at the end of the amortization period. Additionally, the Company granted warrants to the bank and leasing company to purchase an aggregate of 50,000 shares of Series A convertible preferred stock at $1.00 per share of which 40,000 warrants were exercised in 1999 and converted into 120,000 shares of

                                      F-18

common stock. The warrants are exercisable for the longer of ten years from the date of issuance or five years after an initial public offering. The estimated fair value of the warrants was approximately $18,000, which has been capitalized as debt issuance costs and is being amortized over the life of the equipment financing agreement.

   In December 1996, the Company received $2.5 million in connection with a convertible bridge note that accrued interest at 8.0% per annum. During 1997, the note was converted into Series B convertible preferred stock at a rate of $3.39 per share.

A summary of the notes payable is as follows:

                                                                                             December 31,
                                                                                    ------------------------------
                                                                                         1999            1998
                                                                                    --------------  --------------
                                                                                           (in thousands)
   Bank installment loan, with a various maturity dates through October
        2003, total monthly payments of $57,000, bearing interest at                       $2,254          $ ----
        10.8%, collateralized by equipment
   Bank and leasing company installment loans, with various maturity dates through December 2000, total monthly payments of $27,000 with interest rates ranging between 8.99% and 9.76%, collateralized
      by equipment                                                                            212             504
   Bank installment loan, with a maturity date of August 2002, interest only payments until August 1999 with a variable interest rate at the
      bank prime rate plus 0.25%, collateralized by equipment                                ----             921
                                                                                           ------          ------
                                                                                            2,466           1,425
   Less current portion                                                                      (753)           (395)
                                                                                           ------          ------
                                                                                           $1,713          $1,030
                                                                                           ======          ======

   At December 31, 1999, future aggregate annual principal payments on the notes payable are $753,000, $513,000, $571,000 and $629,000 for 2000, 2001, 2002 and
2003, respectively.


7. Stockholders' Equity

Preferred Stock

   At December 31, 1998, the Company had 10.2 million shares of its convertible preferred stock outstanding. On May 18, 1999, the Company completed its initial public offering which resulted in the conversion of all of the outstanding convertible preferred stock into 30.7 million shares of common stock. Following the conversion, and upon the Company's reincorporation in Delaware, the Company's certificate of incorporation was amended and restated to delete all references to such shares of preferred stock. Under the restated certificate, the Board has the authority, without further action by stockholders, to issue up to 5.0 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.


Common Stock

   The Company has issued 3.9 million shares of common stock to the founders of the Company at prices ranging from $.02 to $.04 per share in exchange for promissory notes bearing interest at rates ranging from 5.5% to 10% and maturing March 12, 2000. The Company has the option to repurchase, at the original issue price, unvested shares in the event of termination of employment. In 1998, 476,000 unvested common shares were forfeited upon the termination of one of the founders. Shares issued under these agreements generally vest over four years. As of December 31, 1999 all amounts outstanding under the remaining promissory notes had been repaid by the founders. At December 31, 1999, 195,000 shares of common stock are subject to repurchase by the Company.

                                      F-19

1996 Equity Incentive Plan

   In August 1996, the Company adopted the 1996 Equity Incentive Plan (the
"1996 Plan"). A total of 15.7 million shares of common stock are currently reserved for issuance pursuant to the 1996 Plan. In addition, the 1996 Plan provides for automatic annual increases in the number of shares reserved for issuance thereunder (beginning in 2000) equal to the lesser of: (i) 4% of Copper Mountain's outstanding shares on a fully diluted basis taking into account stock options and warrants and (ii) a lesser amount determined by the board of directors.

   The 1996 Plan provides for the grant of options to the Company's directors, officers, key employees, consultants and certain advisors. The 1996 Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and rights to purchase stock to employees, directors or consultants of the Company. The 1996 Plan provides that incentive stock options will be granted only to employees at no less than the fair market value of the Company's common stock (no less than 85% of the fair market value for nonstatutory stock options). Options generally vest 25% one year from date of grant and ratably each month thereafter for a period of 36 months, and are exercisable up to ten years from date of grant.

   Certain option grants under the 1996 Plan are subject to an early exercise provision. Common shares obtained on early exercise of unvested options are subject to repurchase by the Company at the original issue price and will vest according to the respective option agreement. At December 31, 1999, 70,000 shares are subject to repurchase by the Company.


Non-Employee Directors' Stock Option Plan

   In March 1999, the Company adopted the 1999 Non-Employee Directors' Stock Option Plan ("Directors Plan") to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors. The Directors Plan is administered by the board, unless the board delegates administration to a committee of at least two disinterested directors. A total of 720,000 shares of common stock has been reserved for issuance under the Directors Plan.

   On the effective date of the Directors Plan, each person who was then a non-employee director was granted an option to purchase 60,000 shares of common stock. Each person who, after the effective date of the plan, for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase 60,000 shares of common stock. On the date of each annual meeting of our stockholders commencing with the 2000 annual meeting of stockholders, each person who was initially elected or appointed to be a non-employee director at least six months prior to the date of such annual meeting automatically will be granted an option to purchase 20,000 shares of common stock.

   Options granted under the Directors Plan shall be fully vested and exercisable on the date of grant and must be exercised within five years from the date they are granted. The exercise price of options under the Directors Plan will equal 100% of the fair market value of the common stock on the date of grant. Unless otherwise terminated by the board of directors, the Directors Plan automatically terminates when all of our common stock reserved for issuance under the Directors Plan has been issued. As of December 31, 1999, 360,000 stock options have been granted under the Directors Plan.

                                      F-20

All stock option transactions are summarized as follows (in thousands, except per share data):

                                                                                           Weighted
                                                                                            Average
                                                                         Number of         Exercise
                                                                          Shares             Price
                                                                     -----------------  ---------------
                    Balance at December 31, 1996                             2,321            $  .04

                      Granted                                                2,140            $  .12
                      Exercised                                               (477)           $  .04
                      Cancelled                                               (231)           $  .04
                                                                            ------
                    Balance at December 31, 1997                             3,753            $  .08

                      Granted                                                6,173            $  .33
                      Exercised                                             (1,029)           $  .06
                      Cancelled                                               (366)           $  .12
                                                                            ------
                    Balance at December 31, 1998                             8,531            $  .26

                      Granted                                                4,829            $18.09
                      Exercised                                             (2,522)           $  .28
                      Cancelled                                                (82)           $ 1.97
                                                                            ------
                    Balance at December 31, 1999                            10,756            $ 8.25
                                                                            ======

   As of December 31, 1999, 1998, and 1997 there were 1.9 million, 1.3 million and 1.2 million options, respectively, exercisable at weighted average exercise prices of $1.22, $.08 and $.04, respectively.


   The following table summarizes all options outstanding and exercisable by price range as of December 31, 1999 (in thousands, except per share data):

                                    Options Outstanding                         Options Exercisable
                ---------------------------------------------------------    -----------------------
                                                   Weighted
                                                    Average      Weighted                   Weighted
                                                   Remaining     Average                    Average
                    Range of         Number       Contractual    Exercise      Number       Exercise
                 Exercise Prices   Outstanding    Life-Years      Price      Exercisable     Price
                ----------------   -----------    -----------    --------    -----------    --------
                $ .03  -   0.11            856           7.30      $ 0.09            248       $0.08
                 0.16  -   0.16          3,716           8.43        0.16          1,065        0.16
                 0.27  -   3.50          2,218           8.90        1.77            304        1.17
                 4.25  -  10.50          2,514           8.67        6.42            300        6.00
                30.19  -  60.50          1,452           9.68       46.84           ----        ----
                                        ------                                     -----
               $ 0.03  -  60.50         10,756           8.66      $ 8.25          1,917       $1.22
                                        ======                                     =====

Stock Based Compensation

   The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" to account for their employee stock option plans. Under APB No. 25, when the exercise price of the Company's employee stock options equals the fair value price of the underlying stock on the date of grant, no compensation expense is recognized in the Company's financial statements. In previously issued financial statements the Company estimated the deemed fair value of its common stock in connection with the accounting for stock options granted

                                      F-21

during the three fiscal years ended December 31, 1998, which resulted in the Company recording deferred compensation of $1.1 million, with respect to certain options granted during 1998. During April 1999, in conjunction with the Company's initial public offering registration statement, the Company revised the estimates of the deemed fair value of its common stock at various dates and has recognized additional deferred compensation of $1.8 million, $2.4 million, $10.0 million and $234,000 during the four fiscal years ended December 31, 1999. The deferred compensation is being amortized to expense in accordance with FASB Interpretation No. 28 over the vesting period of the individual options, generally four years.

  Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS No. 123, the Company's pro forma amounts would have been as indicated below (in thousands, except per share data):

                                                                                   Year Ended
                                                                                  December 31,
                                                                 ----------------------------------------------
                                                                      1999            1998            1997
                                                                 --------------  --------------  --------------
          Net income (loss) as reported                                $12,217        $(10,331)       $(11,016)
          Pro forma net loss under SFAS No.  123                        (2,064)        (10,884)        (11,161)
          Pro forma basic and diluted net loss per share
               under SFAS No.  123                                       (0.07)          (4.07)          (7.92)

  The fair value of each option grant subsequent to the Company's initial public offering in May 1999 was estimated on the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: no dividend yield; volatility factor of 76.0%; risk free interest rate of 6.0%; and expected life for the option of five years.

  The fair value of each option grant prior to the Company's initial public offering in May 1999 was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk free interest rate of 5.7% to 6.5%; and expected life for the option of five years.

  The weighted-average estimated fair value of employee stock options granted during 1999, 1998 and 1997 was $14.01, $0.08 and $0.03 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the vesting period.


Employee Stock Purchase Plan

  In February 1999, the Company adopted the 1999 Employee Stock Purchase Plan.
A total of 600,000 shares of common stock has been reserved for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the purchase plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the purchase plan. The initial offering under the purchase plan commenced on May 13, 1999 and terminates on July 31, 2000.

  Unless otherwise determined by the Board, employees are eligible to participate in the purchase plan only if they are employed by us or one of our subsidiaries designated by the Board of Directors for at least 20 hours per week and are customarily employed for at least five months per calendar year. Employees who participate in an offering may have up to 10% of their earnings withheld pursuant to the purchase plan. The amount withheld is then used to purchase shares of common stock on specified dates determined by the Board of Directors. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

                                      F-22

Warrants

   In January 1997, the Company entered into an agreement with a corporate partner, whereby the two companies exchanged certain technology and services. In addition, the Company issued a warrant to such corporate partner to purchase 147,401 shares of Series B convertible preferred stock at a price of $3.39 per share. The warrant is exercisable for four years following the date of issuance. The estimated fair value of the warrant was $88,000, which has been capitalized as an intangible asset and was amortized over the two-year term of the agreement. The warrant is convertible into 442,202 shares of common stock.


Common Shares Reserved for Future Issuance

   At December 31, 1999, common shares reserved for future issuance consist of the following (in thousands):

       Warrants                                             472
       Shares reserved for future option exercises       10,756
                                                         ------
                                                         11,228
                                                         ======

8. Commitments

   The Company leases its facilities under noncancelable operating leases expiring in 2005. The leases contain renewal options and are subject to cost
increases.   Rent expense totaled $1.6 million, $501,000 and $219,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

  Future minimum payments under the noncancelable operating leases and equipment under capital leases consist of the following at December 31, 1999 (in thousands):

                                                    Operating       Capital
                                                      Leases        Leases
                                                   ------------  -------------
        Year ending December 31,
           2000                                         $ 2,668        $1,138
           2001                                           2,522         1,124
           2002                                           2,330           792
           2003                                           2,259           820
           2004                                           2,194          ----
           Thereafter                                     1,306          ----
                                                        -------        ------
        Total minimum lease payments                    $13,279         3,874
                                                        =======          (678)
        Less amount representing interest                              ------
        Total present value of minimum payments                         3,196
        Less current portion                                             (865)
                                                                       ------
        Non-current portion                                            $2,331
                                                                       ======

   During September 1997, the Company entered into a capital lease agreement, which allows for the Company to borrow up to $1,750,000 to finance capital expenditures. As of December 31, 1999, the Company had borrowed all of the available funds under this agreement.

   In conjunction with the capital lease agreement, the Company issued a warrant to the lessor to purchase 14,737 shares of Series C convertible preferred stock at a price of $4.75 per share all of which were exercised in 1999 and converted into 40,000 shares of common stock. The estimated fair value of the warrant was $25,000, which has been capitalized as debt issuance costs and is being amortized over the life of the financing agreement.

                                      F-23

   Equipment held under the capital leases totaled $4.1 million and $1.7 million and the related accumulated amortization totaled $1.4 million and $559,000 at December 31, 1999 and 1998, respectively. The obligations under the capital leases are secured by the related equipment.


9. Income Taxes

   Significant components of the provision for income taxes are as follows (in thousands):

                                                                          Year Ended
                                                                         December 31,
                                                                 -----------------------------
                                                                      1999           1998
                                                                 --------------  -------------
     Current provision:
      Federal                                                          $  ----         $  ----
      State                                                               ----            ----
                                                                       -------         -------
      Total current:                                                      ----            ----

      Deferred provision:
      Federal                                                              822            ----
      State                                                                329            ----
                                                                       -------         -------
      Total deferred:                                                    1,151            ----
      Benefit of net operating loss carryforwards                       (2,050)
      Stock options - benefit to additional paid in capital              9,389            ----
                                                                       -------         -------
                                                                       $ 8,490         $  ----
                                                                       =======         =======

   The following is a reconciliation from the expected statutory federal income tax expense to the Company's actual income tax expense (in thousands):

                                                                  Year Ended
                                                                 December 31,
                                                         -----------------------------
                                                             1999            1998
                                                         -------------  --------------
          Tax at U.S. statutory rate                            $7,237        $(3,616)
          State income taxes, net of federal benefit             1,190           (620)
          Net change in valuation allowance and other               63          4,236
                                                                ------        -------
                                                                $8,490        $  ----
                                                                ======        =======

   A valuation allowance of $13.3 million has been recorded at December 31, 1999 to offset the net deferred tax assets as realization is uncertain. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 and 1998 are shown below (in thousands):

                                                                  December 31,
                                                        --------------------------------
                                                             1999             1998
                                                        ---------------  ---------------
               Deferred tax liability:
                Depreciation                                   $  ----          $   (12)
                Deferred tax assets:
                Net operating loss carryforwards                 5,562            5,757
                Tax credit carryforwards                         2,993            1,185
                Accruals and reserves                            1,957              351
                Deferred compensation                            1,747             ----
                Inventory reserves                                 927              500
                Other, net                                         153             ----
                                                              --------          -------
                Total deferred tax assets                       13,339            7,793
                Valuation allowance                            (13,339)          (7,793)
                                                              --------          -------
                Net deferred tax assets                        $  ----          $  ----
                                                              ========          =======

                                      F-24

    The Company had federal and California tax net operating loss carryforwards at December 31, 1999 of approximately $14.5 million and $14.9 million, respectively. The federal and California tax loss carryforwards will begin to expire in 2011 and 2004, respectively, unless previously utilized. Included in the net operating loss carryforwards are stock option deductions of approximately $5.0 million. The benefit of these net operating loss carryforwards will be credited to equity when realized. The Company also has federal and California research tax credit carryforwards of approximately $2.0 million and $1.5 million, respectively, which will begin to expire in 2011 unless previously utilized.

    Pursuant to Internal Revenue Service Code Sections 382 and 383, use of the Company's net operating loss and credit carryforwards are limited because of a cumulative change in ownership of more than 50% which occurred in prior years. However, the Company does not believe such limitations will have a material impact on the Company's ability to use these carryforwards.


10. Employee Savings Plan

    The Company has a 401(k) plan, which allows participating employees to contribute up to 15% of their salary, subject to annual limits. The Company may, at its sole discretion, approve Company contributions. The Company has approved a match of 50% of the first 4% of salary deferred by employees during the year ending December 31, 2000. The Board has not approved any previous matching contributions.


11. Related Party Transactions

    At December 31, 1999, the Company had a note receivable from an officer with a face value of $1.0 million included in other assets. This note was issued in connection with the officer's employment and relocation agreement. The note bears no interest, is secured by the officer's residence and is due at the earlier of March 30, 2003, or 15 days from the date the officer ceases to be an employee of the Company.


12. Recent Events

    In February 2000, the Company completed its acquisition of privately-held OnPREM Networks Corporation ("OnPREM") of Fremont, California. OnPREM is a developer of highly integrated DSL solutions for the small and medium building Multi-Tenant Unit ("MTU") market. Under the terms of the agreement, Copper Mountain acquired OnPREM in exchange for the issuance of approximately 1.3 million shares of Copper Mountain common stock and Copper Mountain stock options. The acquisition was accounted for as a purchase transaction.

                                      F-25

               Report of Ernst & Young LLP, Independent Auditors


The Board of Directors and Shareholders
OnPrem Networks Corporation

We have audited the accompanying balance sheets of OnPrem Networks Corporation (a development stage company) as of June 30, 1998 and 1999 and the related statements of operations, shareholders' equity and cash flows for the year ended June 30, 1999 and for the periods from January 7, 1998 (inception) through June 30, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 18, 2000, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 7, has been acquired by Copper Mountain Networks, Inc. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OnPrem Networks Corporation (a development stage company) at June 30, 1998 and 1999, and the results of its operations and its cash flows for the year ended June 30, 1999 and for the periods from January 7, 1998 (inception) through June 30, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.


                                        /s/ ERNST & YOUNG LLP

San Diego, California
February 18, 2000,
except for Note 7, as to which the date is February 29, 2000

                                     F-26

                          OnPrem Networks Corporation
                         (a development stage company)

                                 Balance Sheets

                                                                        June 30,                   December 31,
                                                               1998                1999                1999
                                                              -------------------------------------------------
Assets                                                                                              (unaudited)
Current assets:
  Cash and cash equivalents                                   $  6,051           $  408,519         $ 2,077,875
  Prepaid expenses                                                 800               15,500              10,000
                                                              -------------------------------------------------
Total current assets                                             6,851              424,019           2,087,875

Property and equipment, net                                      4,924              233,943             405,511
Software license, net                                           26,917                5,041                   -
Deposits                                                             -               47,623             129,280
Other assets                                                     2,655                    -                   -
                                                              -------------------------------------------------
                                                              $ 41,347           $  710,626         $ 2,622,666
                                                              =================================================
Liabilities and shareholders' equity
Current liabilities:
  Accounts payable and accrued expenses                       $ 11,998           $  148,404         $   167,094
  Accounts payable, related party                                    -                9,674                   -
  Accrued compensation                                               -               39,829             131,103
 Convertible notes payable, related parties                          -                    -             300,000
                                                              -------------------------------------------------
Total current liabilities                                       11,998              197,907             598,197

Shareholders' equity:
 Preferred stock, $.001 par value; 12,513,949
   shares authorized;
   Series A convertible preferred stock,
    4,827,586 shares designated, 4,215,513
    shares issued and outstanding at both
    December 31, 1999 (unaudited) and June 30,
    1999 and 0 shares at June 30, 1998                               -                4,215               4,215
   Series B redeemable convertible preferred
    stock; 7,686,363 shares designated;
    7,686,363 shares issued and outstanding at
    December 31, 1999 (unaudited) and 0 shares
    at June 30, 1999 and 1998                                        -                    -               7,686
 Common stock, $.001 par value; 50,000,000 shares
  authorized; 5,032,941, 4,817,316 and 4,400,000
  shares issued and outstanding at December 31,
  1999 (unaudited) and June 30, 1999 and 1998,
  respectively                                                   4,400                4,817               5,033
 Deferred compensation                                               -             (606,560)         (1,364,108)
 Additional paid-in capital                                     70,400            1,966,972           6,242,274
 Deficit accumulated during the development stage              (45,451)            (856,725)         (2,870,631)
                                                              -------------------------------------------------
Total shareholders' equity                                      29,349              512,719           2,024,469
                                                              -------------------------------------------------
Total liabilities and shareholders' equity                    $ 41,347           $  710,626         $ 2,622,666
                                                              =================================================

See accompanying notes.

                                     F-27

                          OnPrem Networks Corporation
                         (a development stage company)

                            Statements of Operations



                                          Period from                     Period from
                                          January 7,                      January 7,                           Period from
                                             1998                            1998                            January 7, 1998
                                        (inception) to   Year ended     (inception) to       Six months      (inception) to
                                           June 30,       June 30,         June 30,      ended December 31,     December 31,
                                             1998           1999             1999               1999               1999
                                        --------------   ------------   --------------     --------------    ----------------
                                                                                             (unaudited)       (unaudited)
Operating expenses:
  Research and development                    $ 31,536      $ 496,239        $ 527,775       $  1,471,832         $ 1,999,607
  Sales and marketing                            6,435         64,691           71,126            178,123             249,249
  General and administrative                     7,763        180,785          188,548            189,762             378,310
  Amortization of deferred compensation              -         77,567           77,567            177,601             255,168
                                              --------      ---------        ---------       ------------         -----------
Total operating expenses                        45,734        819,282          865,016          2,017,318           2,882,334
                                              --------      ---------        ---------       ------------         -----------
Loss from operations                           (45,734)      (819,282)        (865,016)        (2,017,318)         (2,882,334)
                                              --------      ---------        ---------       ------------         -----------
Interest and other income, net                     283          8,008            8,291              3,412              11,703
                                              --------      ---------        ---------       ------------         -----------
Net loss                                      $(45,451)     $(811,274)       $(856,725)      $  2,013,906)        $(2,870,631)
                                              ========      =========        =========       ============         ===========

See accompanying notes.

                                     F-28

                          OnPrem Networks Corporation
                         (a development stage company)

                      Statements of Shareholders' Equity

                                                                             Series B redeemable
                                                Series A convertible             convertible
                                                   preferred stock             preferred stock                Common stock
                                                  Shares     Amount         Shares           Amount         Shares    Amount
                                                ---------------------   ------------------------------   ---------------------
Balance at January 7, 1998 (inception)                   -    $    -                  -       $      -             -   $    -
 Issuance of common stock at $.017 per
  share to founders for cash in January
  1998                                                   -         -                  -              -     2,400,000    2,400
 Issuance of common stock at $.017 per
  share to founders for donated
  technology in January 1998                             -         -                  -              -     2,000,000    2,000
 Net loss                                                -         -                  -              -             -        -
                                                ---------------------   ------------------------------   --------------------
Balance at June 30, 1998                                 -         -                  -              -     4,400,000    4,400
Exercise of stock options in October
  1998                                                   -         -                  -              -        83,983       84
 Issuance of common stock at $.09 per
  share for cash from October through
  December 1998                                          -         -                  -              -       333,333      333
 Stock options granted for services in
  December 1998                                          -         -                  -              -             -        -
 Issuance of Series A convertible
  preferred stock at $.29 per share in
  March 1999, net of offering costs of
  $64,000                                        3,275,858     3,275                  -              -             -        -
 Conversion of convertible debt at $.29
  per share in March 1999                          862,069       862                  -              -             -        -
 Issuance of Series A convertible
  preferred stock at $.29 per share for
  services in March 1999                            77,586        78                  -              -             -        -
 Deferred compensation related to the
  grant of stock options                                 -         -                  -              -             -        -
 Amortization of deferred compensation                   -         -                  -              -             -        -
Net loss                                                 -         -                  -              -             -        -
                                                -----------------------------------------------------------------------------
Balance at June 30, 1999                         4,215,513    $4,215                  -       $      -     4,817,316   $4,817
                                                =============================================================================

                                                                                           Deficit
                                                                                         accumulated
                                                                          Additional      during the        Total
                                                        Deferred           paid-in       development     shareholders'
                                                      compensation          capital         stage           equity
                                                ---------------------------------------------------------------------
Balance at January 7, 1998 (inception)                $       -          $        -         $       -       $       -
 Issuance of common stock at $.017 per
  share to founders for cash in January
  1998                                                        -              38,400                 -          40,800
 Issuance of common stock at $.017 per
  share to founders for donated
  technology in January 1998                                  -              32,000                 -          34,000
 Net loss                                                     -                   -           (45,451)        (45,451)
                                                ---------------------------------------------------------------------
Balance at June 30, 1998                                      -              70,400           (45,451)         29,349
Exercise of stock options in October
  1998                                                        -               1,344                 -           1,428
 Issuance of common stock at $.09 per
  share for cash from October through
  December 1998                                               -              29,667                 -          30,000
 Stock options granted for services in
  December 1998                                               -              27,150                 -          27,150
 Issuance of Series A convertible
  preferred stock at $.29 per share in
  March 1999, net of offering costs of
  $64,000                                                     -             882,724                 -         885,999
 Conversion of convertible debt at $.29
  per share in March 1999                                     -             249,138                 -         250,000
 Issuance of Series A convertible
  preferred stock at $.29 per share for
  services in March 1999                                      -              22,422                 -          22,500
 Deferred compensation related to the
  grant of stock options                               (684,127)            684,127                 -               -
 Amortization of deferred compensation                   77,567                   -                 -          77,567
Net loss                                                      -                              (811,274)       (811,274)
                                                ---------------------------------------------------------------------
Balance at June 30, 1999                              $(606,560)         $1,966,972         $(856,725)      $ 512,719
                                                =====================================================================

See accompanying notes.

                                     F-29

                          OnPrem Networks Corporation
                         (a development stage company)

                 Statements of Shareholders' Equity (continued)


                                                                           Series B redeemable
                                              Series A convertible             convertible
                                                preferred stock              preferred stock               Common stock
                                                Shares     Amount         Shares          Amount         Shares    Amount
                                              ----------------------------------------------------------------------------
Balance at June 30, 1999                       4,215,513    $4,215                  -              -    4,817,316   $4,817
 Stock options granted for services in
  September 1999 (unaudited)                           -         -                  -              -            -        -
 Issuance of Series B convertible
  preferred stock at $.44 per share in
  October and November 1999, net of
  offering costs of $50,000
  (unaudited)                                          -         -          6,788,636          6,788            -        -
 Conversion of convertible debt at $.44
  per share in November 1999
  (unaudited)                                          -         -            897,727            898            -        -
 Exercise of stock options in November
  1999 (unaudited)                                     -         -                  -              -      215,625      216
 Deferred compensation related to the                                               -
  grant of stock options (unaudited)                   -         -                  -                           -        -
 Amortization of deferred compensation
  (unaudited)                                          -         -                  -              -            -        -
Net loss (unaudited)                                   -         -                  -              -            -        -
                                              ----------------------------------------------------------------------------
Balance at December 31, 1999
 (unaudited)                                   4,215,513    $4,215          7,686,363         $7,686    5,032,941   $5,033
                                              ============================================================================

                                                                                    Deficit
                                                                                  accumulated
                                                                  Additional        during the          Total
                                                   Deferred         paid-in        development       shareholders'
                                                 compensation       capital           stage             equity
                                                ------------------------------------------------------------------
Balance at June 30, 1999                          $  (606,560)       $1,966,972      $  (856,725)      $   512,719
 Stock options granted for services in
  September 1999 (unaudited)                                              9,650                -             9,650
 Issuance of Series B convertible
  preferred stock at $.44 per share in
  October and November 1999, net of
  offering costs of $50,000
  (unaudited)                                               -         2,930,211                -         2,936,999
 Conversion of convertible debt at $.44
  per share in November 1999
  (unaudited)                                               -           394,102                -           395,000
 Exercise of stock options in November
  1999 (unaudited)                                          -             6,190                -             6,406
 Deferred compensation related to the
  grant of stock options (unaudited)                 (935,149)          935,149                -                -
 Amortization of deferred compensation
  (unaudited)                                         177,601                 -                -           177,601
Net loss (unaudited)                                        -                 -       (2,013,906)       (2,013,906)
                                                ------------------------------------------------------------------
Balance at December 31, 1999
 (unaudited)                                      $(1,364,108)       $6,242,274      $(2,870,631)      $ 2,024,469
                                                ==================================================================


See accompanying notes.

                                     F-30

                          OnPrem Networks Corporation
                         (a development stage company)

                           Statements of Cash Flows

                                                      Period from
                                                    January 7, 1998                Period from                        Period from
                                                       (inception)               January 7, 1998     Six months     January 7, 1998
                                                        through      Year ended   (inception) to        ended       (inception) to
                                                        June 30,      June 30,      June 30,         December 31,     December 31,
                                                          1998         1999          1999               1999             1999
                                                    --------------- -----------  ---------------     ------------   ---------------
                                                                                                     (unaudited)      (unaudited)
Operating activities
Net loss                                              $(45,451)     $ (811,274)     $ (856,725)      $(2,013,906)     $(2,870,631)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
   Depreciation and amortization                         8,314          56,121          64,435           104,491          168,926
   Amortization of deferred compensation                     -          77,567          77,567           177,601          255,168
   Non-cash compensation                                     -          49,650          49,650             9,650           59,300
   Changes in operating assets and liabilities:
     Prepaid expenses                                     (800)        (14,700)        (15,500)            5,500          (10,000)
     Deposits and other assets                          (2,655)        (44,968)        (47,623)          (81,657)        (129,280)
     Accounts payable and accrued expenses              11,998         185,909         197,907           100,290          298,197
                                                    --------------- -----------  ---------------     ------------   ---------------
Net cash used in operating activities                  (28,594)       (501,695)       (530,289)       (1,698,031)      (2,228,320)

Investing activities
Purchase of property and equipment                      (6,155)       (263,264)       (269,419)         (271,018)        (540,437)
                                                    --------------- -----------  ---------------     ------------   ---------------
Net cash used in investing activities                   (6,155)       (263,264)       (269,419)         (271,018)        (540,437)

Financing activities
Proceeds from convertible notes payable                      -         250,000         250,000           695,000          945,000
Net proceeds on issuance of common stock                40,800          31,428          72,228             6,406           78,634
Net proceeds on issuance of preferred stock                  -         885,999         885,999         2,936,999        3,822,998
                                                    --------------- -----------  ---------------     ------------   ---------------
Net cash provided by financing activities               40,800       1,167,427       1,208,227         3,638,405        4,846,632

Net increase in cash and cash equivalents                6,051         402,468         408,519         1,669,356        2,077,875
Cash and cash equivalents at beginning of period             -           6,051               -           408,519                -
                                                    --------------- -----------  ---------------     ------------   ---------------
Cash and cash equivalents at end of period            $  6,051      $  408,519      $  408,519       $ 2,077,875      $ 2,077,875
                                                    =============== ===========  ===============     ============   ===============
Supplemental information
Conversion of convertible notes payable               $      -      $  250,000      $  250,000       $   395,000      $   645,000
                                                    =============== ===========  ===============     ============   ===============
Issuance of stock for services                        $      -      $   22,500      $   22,500       $         -      $    22,500
                                                    =============== ===========  ===============     ============   ===============

               See accompanying notes.

                                     F-31

                          OnPREM Networks Corporation
                         (a development stage company)

                         Notes to Financial Statements

(Information subsequent to June 30, 1999 and pertaining to December 31, 1999 and for the six months ended December 31, 1999 is unaudited)

1. Summary of Significant Accounting Policies

Organization and Business

OnPrem Networks Corporation (the "Company") was organized under the laws of the State of California on January 7, 1998. The Company develops hardware and software to provide on-premises solutions for high-speed, low-cost Internet access in multi-tenant buildings.

As of December 31, 1999, the Company has commenced planned principal operations, however, as there has been no revenue therefrom, the Company is considered to be in the development stages.

Interim Financial Data

The financial statements as of December 31, 1999 and for the six months ended December 31, 1999 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

The results of operations for the interim period ended December 31, 1999 are not necessarily indicative of the results which may be reported for any other interim period or for the fiscal year ending June 30, 2000.

                                     F-32

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and money market funds. The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (one to three years), except leasehold improvements which are amortized over the lesser of the estimated lives of the asset or the remaining lease term.

Long-Lived Assets

The Company investigates potential impairments of its long-lived assets when there is evidence that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected undiscounted cash flows is less than the carrying amount of the asset. The Company has not identified any such losses.

Stock Compensation

As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options is not less than the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying value of cash, cash equivalents, accounts payable, and accrued expenses approximates fair value.

Income Taxes

Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting

                                     F-33

and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Comprehensive Income (Loss)

Effective January 1998, the Company adopted SFAS 130, Reporting Comprehensive Income. SFAS 130 establishes new rules for the reporting and display of comprehensive income (loss) and its components. The Company's comprehensive loss is the same as its net loss for all periods presented.

Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivatives and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. In May 1999, the FASB voted to delay the effective date of SFAS 133 by one year meaning that the Company will be required to adopt this standard in 2001. The Company has not completed its determination of the impact of the adoption of this new accounting standard on its financial position or results of operations.

2.  Property and Equipment

Property and equipment consist of the following:

                                                Useful                       June 30,
                                                 Lives                 1998           1999
                                              ------------          ------------------------
          Computer and test equipment           3 years              $ 4,802        $ 99,234
          Furniture and fixtures               1-2 years               1,353           5,614
          Purchased software                    2 years                    -         164,571
                                                                    ------------------------
                                                                       6,155         269,419
          Accumulated depreciation and
           amortization                                               (1,231)        (35,476)
                                                                    ------------------------
                                                                     $ 4,924        $233,943
                                                                    ========================

                                     F-34

3.  Commitments

The Company leases its facilities under operating leases which expire in 2002. Rent expense was $5,796, $34,401, and $43,473 for the period from January 7, 1998 (inception) through June 30, 1998, for the year ended June 30, 1999, and for the six months ended December 31, 1999. At June 30, 1999 annual minimum future payments under the operating leases are as follows:

                                                 Operating
                                                   Leases
                                                 ---------

               2000                               $ 73,916
               2001                                 98,552
               2002                                 68,224
                                                 ---------
               Total future lease payments        $240,692
                                                 =========

4.  Convertible Notes Payable

In September and October 1999, the Company issued promissory notes convertible into shares of Series B convertible preferred stock totaling $695,000. The notes accrue interest at 5.54% payable at maturity. The notes mature on February 28, 2000. The notes are convertible, at the option of the lender, at either the closing date of the next equity round following the notes issuance with aggregate gross proceeds of not less than $1 million, or immediately prior to a change in control. The notes are convertible to a number of shares equal to outstanding principal and interest divided by the offering price per share in a qualified equity round, or divided by $.45 per share in the event of a change in control.

In November 1999, notes totaling $395,000 were converted into 897,727 shares of Series B convertible preferred stock. As of December 31, 1999, $300,000 remains outstanding. The lenders of the outstanding convertible notes payable at December 31, 1999 are shareholders of the Company.

5.  Shareholders' Equity

Stock Options

In 1998, the Company adopted the 1998 Stock Option Plan (the "Plan") and reserved 3,050,000 shares of common stock for grants under the Plan. The Plan provides for the grant of incentive and nonstatutory stock options, stock bonuses and rights to purchase stock to employees, directors or consultants of the Company. The Plan provides that incentive stock options will be granted only to employees at no less than the fair value of the Company's common stock (no less than 85% of the fair value for nonstatutory stock options), as determined by the Board of Directors at the date of the grant. Options generally vest 25% one year from date of grant and ratably each month thereafter for a period of 36 months and expire up to ten years from date of grant.

                                     F-35

A summary of the Company's stock option activity is as follows:

                                                                       Weighted-
                                                                        Average
                                                           Options     Exercise
                                                                         Price
                                                           ---------------------
Outstanding at June 30, 1998                                       -    $    -
 Granted                                                   2,339,983      0.05
 Exercised                                                   (83,983)     0.02
 Cancelled                                                         -         -
                                                           ---------------------
Outstanding at June 30, 1999                               2,256,000      0.06
 Granted (unaudited)                                         685,000      0.13
 Exercised (unaudited)                                      (215,625)     0.03
 Cancelled (unaudited)                                             -         -
                                                           ---------------------
Outstanding at December 31, 1999 (unaudited)               2,725,375     $0.08
                                                           =====================

The exercise price of the options outstanding as of June 30, 1999 and December 31, 1999 ranged from $0.025 to $0.09 and $0.025 to $0.15, respectively. The weighted average fair value of options granted during the year ended June 30, 1999 was $.29 per share.

The following table summarizes all options outstanding and exercisable by price range as of June 30, 1999:

                    Options Outstanding                               Options Exercisable
----------------------------------------------------------        -----------------------------
                                 Weighted
                                 Average        Weighted                           Weighted
 Range of                       Remaining        Average                            Average
 Exercise        Number        Contractual      Exercise            Number          Exercise
  Prices      Outstanding       Life-Years        Price           Exercisable        Price
----------------------------------------------------------        -----------------------------
$   0.03        1,200,000          8.93           $0.03             412,500          $0.03
    0.09        1,056,000          9.12            0.09             235,792           0.09
----------------------------------------------------------        -----------------------------
$ 0.03-0.09     2,256,000          9.02           $0.06             648,292          $0.05
==========================================================        =============================

                                     F-36

The following table summarizes all options outstanding and exercisable by price range as of December 31, 1999 (unaudited):

                    Options Outstanding                               Options Exercisable
-----------------------------------------------------------       -----------------------------
                                 Weighted
                                 Average        Weighted                           Weighted
 Range of                       Remaining        Average                            Average
 Exercise        Number        Contractual      Exercise            Number          Exercise
  Prices      Outstanding       Life-Years        Price           Exercisable        Price
-----------------------------------------------------------       -----------------------------
$  0.03        1,000,000           8.93           $0.03             525,000          $0.03
   0.09        1,257,875           9.24            0.09             331,312           0.09
   0.15          467,500           9.97            0.15                   -              -
-----------------------------------------------------------       -----------------------------
$0.03-0.15     2,725,375           9.25           $0.08             856,312          $0.05
===========================================================       =============================

Pro forma information regarding net income (loss) is required by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the dates of grant using the minimum value option pricing model with the following weighted-average assumptions: (a) weighted average risk-free interest rate of 6%, (b) expected dividend yield of 0%, and (c) five year estimated life of the options.

The effect of applying the minimum value of SFAS 123 to the stock options did not result in pro forma net loss for any of the periods presented, which is materially different from the reported amounts. Therefore, such pro forma information is not presented herein. The effects of applying SFAS 123 for pro forma disclosure is not likely to be representative of the pro forma effect on net income (loss) in future years.

Convertible Preferred Stock

In March 1999, the Company issued an aggregate of 4,215,513 shares of Series A convertible preferred stock at $0.29 per share. In October and November 1999, the Company issued an aggregate of 7,686,363 shares of Series B convertible preferred stock at $0.44 per share.

The holders of the Series A and B convertible preferred stock are entitled to receive dividends at a rate of $0.02 and $0.036 per share per annum, respectively, or if greater, an amount equal to that paid on the common stock. The preferred stock dividends are payable when and if declared by the Board of Directors. The Series A and B convertible preferred stock dividends are not cumulative. As of June 30, 1999 and December 31, 1999, the Company has not declared any dividends.

Each share of convertible preferred stock is convertible into one share of common stock, at the option of the holder, subject to certain antidilutive adjustments. Each share of Series B is automatically converted into common stock, at the then applicable conversion rate, upon the earlier of the consummation of an underwritten public offering of the Company's common stock in which the aggregate proceeds are at least $25 million with the per share price of at least $6.00; the date upon which the Company obtains the

                                     F-37

consent of the holders of two-thirds of the then outstanding shares of Series B; or the date upon which fewer than 100,000 shares of Series B remain outstanding. Each share of Series A is automatically converted into common stock, at the then applicable conversion rate, upon the earlier of the consummation of the underwritten public offering of the Company's common stock in which the aggregate proceeds of which are at least $15 million with the per share price of at least $3.00; the date upon which the Company obtains the consent of the holders of two-thirds of the then outstanding shares of Series A; or the date upon which fewer than 100,000 shares of Series A remain outstanding. Each holder of preferred stock is entitled to one vote for each share of common stock into which such convertible preferred share would be converted.

At June 30, 1999, the holders of Series A and B convertible preferred stock are entitled to receive liquidation preferences at the rate of $0.58 and $0.90 per share, respectively, plus any declared but unpaid dividends.

The Series B preferred stock can be redeemed for the initial price per share of $.44 plus the amount of all declared but unpaid dividends at any time after the fourth anniversary from the original issue date upon request by the holders of at least two-thirds of the then outstanding shares of Series B.

Series A Preferred Stock Warrants

In March 1999, the Company issued warrants to purchase 137,066 shares of Series A Preferred Stock. The warrants have an exercise price of $.29 per share and expire at the earlier of March 1, 2009, the effective date of a firm commitment, underwritten public offering or the effective date of a merger, consolidation or the sale of substantially all of the assets of the Company.

Shares Reserved for Future Issuance

The following common stock is reserved for future issuance at June 30, 1999:

          Conversion of preferred stock                           4,827,586
          Stock and outstanding options and warrants issued       2,393,066
          Reserved for future grants                                460,017
                                                                  ---------
                                                                  7,680,669
                                                                  =========

                                     F-38

6.  Income Taxes

Significant components of the Company's deferred tax assets as of June 30, 1999 and 1998 are shown below. A valuation allowance has been recognized as of June 30, 1999 and 1998 to offset the deferred tax assets as realization of such assets is uncertain.

                                                            June 30,
                                                     1999           1998
                                                   ------------------------
    Deferred tax assets:
      Net operating loss carryforwards             $ 288,000      $  15,000
      Credit carryforwards                            43,000          3,000
      Deferred compensation                          247,000              -
      Other, net                                       6,000              -
                                                   ------------------------
    Total deferred tax assets                        584,000         18,000
    Valuation allowance for deferred tax assets     (584,000)       (18,000)
                                                   ------------------------
    Net deferred tax assets                        $       -      $       -
                                                   ========================

At December 31, 1999, a full valuation allowance continues to be recognized to offset the deferred tax assets as realization of such assets is uncertain.

At June 30, 1999, the Company has federal and California tax net operating loss carryforwards of approximately $705,000 and $716,000, respectively. The federal and California tax loss carryforwards will begin expiring in 2018 and 2006, respectively, unless previously utilized. The Company also has federal and California research and development tax credit carryforwards of approximately $25,000 and $14,000, respectively, which will expire in 2013 unless previously utilized. The Company also has state manufacturers investment credits of approximately $14,000 which will expire in 2009, unless previously utilized.

Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited in the event of a cumulative change in ownership of more than 50% within a three year period.

7.  Subsequent Event

In February 2000, the Company was acquired by Copper Mountain Networks, Inc. ("Copper Mountain") of Palo Alto, California. Copper Mountain is a supplier of high-speed DSL-based communications solutions for the broadband access market. Under the terms of the agreement, Copper Mountain acquired all of the Company's stock and assumed their stock options in exchange for the issuance of approximately 1.3 million shares of Copper Mountain common stock and Copper Mountain stock options.

                                     F-39

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates.

     SEC registration fee..................................       $   27,000
     Printing and engraving expenses.......................       $    5,000
     Legal fees and expenses...............................       $   20,000
     Accounting fees and expenses..........................       $   10,000
     Blue sky fees and expenses............................       $    1,000
     Miscellaneous fees and expenses.......................       $     ---
                                                                  ----------
     Total.................................................       $   63,000
                                                                  ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under our Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

     In addition, our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     We have entered into indemnity agreements with each of our directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

     We maintain a policy providing directors' and officers' liability insurance, which insures our directors and officers in certain circumstances with a liability limit of $20 million per claim and in the aggregate, subject to varying retentions. This coverage is on a claims made basis.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1997, the Registrant has sold and issued the following unregistered securities:

                                      II-1

     (a) On January 14, 1997, the Registrant issued and sold 1,832,365 shares of Series B Preferred Stock to certain accredited investors for an aggregate purchase price of $6,211,717. Upon the closing of our initial public offering, and after accounting for a subsequent stock split, the shares of Series B Preferred Stock automatically converted into 5,497,090 shares of common stock. The Registrant relied on the exemption provided by Section 4(2) under the Act.

     (b) On January 14, 1997, in connection with the execution of the ATM Technology Agreement between the Company and Intel Corporation ("Intel"), the Company issued to Intel a warrant to purchase up to 147,401 shares of Series B Preferred Stock at an exercise price of $3.39 per share. This warrant expires on January 14, 2004. Upon the closing of our initial public offering, and after accounting for a subsequent stock split, this warrant became exercisable for common stock at the rate of three shares of common stock for each share of preferred stock underlying the warrant. The Registrant relied on the exemption provided by Section 4(2) under the Act.

     (c) On March 26, 1997, August 6, 1997 and October 1, 1997, respectively, the Registrant issued and sold 2,000, 10,324 and 7,374 shares of its Series B Preferred Stock to Gallagher PR, Mr. William Sahlman, and Mr. Nick Lippis, respectively. The shares of Series B Preferred Stock acquired by Gallagher PR were issued in exchange for services rendered to the Registrant. The shares of Series B Preferred Stock acquired by Messrs. Lippis and Sahlman were sold for an aggregate purchase price of $59,996. Upon the closing of our initial public offering, and after accounting for a subsequent stock split, the shares of Series B Preferred Stock issued and sold to Gallagher PR and Messrs. Lippis and Sahlman automatically converted into 59,094 shares of common stock. The Registrant relied on the exemption provided by Rule 701 under the Act in the case of Gallagher PR and Section 4(2) under the Act in the case of Messrs. Lippis and Sahlman.

     (d) On October 29, 1997, the Registrant issued and sold 2,422,361 shares of its Series C Preferred Stock to certain accredited investors for an aggregate purchase price of $11,506,215. Upon the closing of our initial public offering, and after accounting for a subsequent stock split, the shares of Series C Preferred Stock automatically converted into 7,267,068 shares of common stock. The Registrant relied on the exemption provided by Section 4(2) under the Act.

     (e) On August 14, 1998, in connection with the execution of the Loan and Security Agreement with SVB, the Company issued to SVB a warrant to purchase up to 25,000 shares of Series C Preferred Stock at an exercise price of $4.75 per share. Upon the closing of our initial public offering, and after accounting for a subsequent stock split, this warrant became exercisable for common stock at the rate of three shares of common stock for each share of preferred stock underlying the warrant. This warrant expires on August 14, 2003. The Registrant relied on the exemption provided by Section 4(2) under the Act.

     (f) On October 29, 1997 and on April 27, 1998, in connection with the execution of the Master Lease Agreement with Comdisco, Inc. ("Comdisco") the Company issued to Comdisco warrants to purchase 8,421 and 6,316 shares of Series C Preferred Stock at an exercise price of $4.75 per share. These warrants expire on October 29, 2007 and on April 27, 2008. Upon the closing of our initial public offering, and after accounting for a subsequent stock split, these warrants became exercisable for common stock at the rate of three shares of common stock for each share of preferred stock underlying the warrants. The Registrant relied on the exemption provided by Section 4(2) under the Act.

     (g) On October 9, 1998, the Registrant issued and sold 3,225,806 shares of its Series D Preferred Stock to certain to certain accredited investors for an aggregate purchase price of $24,999,997. Upon the closing of our initial public offering, and after accounting for a subsequent stock split, the shares of Series D Preferred Stock automatically converted into 9,677,396 shares of common stock. The Registrant relied on the exemption provided by Section 4(2) under the Act.

     On February 29, 2000, in connection with the acquisition of OnPREM Networks Corporation ("OnPREM"), the Registrant issued 1,142,309 shares of its Common Stock to the former shareholders of

                                      II-2

OnPREM, which shares are being registered for re-sale in this Registration Statement. The Registrant relied on the exemption provided by Section 4(2) of the Act.

     The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

                                      II-3

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits

EXHIBIT NUMBER                         DESCRIPTION OF DOCUMENT
--------------                         -----------------------
     2.1 Agreement and Plan of Merger and Reorganization among the Company, Copper Mountain Acquisition Corp. and OnPREM Networks Corporation dated January 25, 2000.(4)

     3.1         Amended and Restated Certificate of Incorporation of the
                 Company.(1)

     3.2         Bylaws.(1)

     4.1         Reference is made to Exhibits 3.1 and 3.2.(1)

     4.2         Specimen Stock Certificate.(1)

     5.1         Opinion of Cooley Godward LLP.*

    10.1         Amended and Restated 1996 Equity Incentive Plan (the "1996
                 Plan").(1)

    10.2         Form of Stock Option Agreement pursuant to the 1996 Plan.(1)

    10.3 1999 Employee Stock Purchase Plan and related offering documents.(1)

    10.4 Employment Agreement between the Company and Steve Hunt, dated July 31, 1996.(1)

    10.5 Employment Agreement between the Company and Richard Gilbert, dated March 22, 1998.(1)

    10.6 Master Equipment Lease between the Company and Comdisco, Inc., dated September 30, 1997.(1)

    10.7 Loan and Security Agreement between the Company and Silicon Valley Bank, dated August 14, 1998.(1)

    10.8 Loan and Security Agreement between the Company and Silicon Valley Bank and MMC/GATX Partnership No. 1, dated October 4, 1996.(1)

    10.9 Office Lease between the Company and Public Storage Properties XVIII, Inc., dated June 14, 1996.(1)

    10.10 Office Lease between the Company and R.G. Harris & Company, dated August 12, 1997.(1)

    10.11 Office Sublease between the Company and Stuart Leeb and Associates, dated May 1, 1998.(1)

    10.12 Office Lease between the company and Palomar Enterprises, Inc., dated July 20, 1998.(1)

    10.13 Warrant Agreement between the Company and MMC/GATX Partnership No. 1, dated October 4, 1996.(1)

    10.14 Warrant Agreement between the Company and Silicon Valley Bank, dated October 4, 1996.(1)

    10.15 Warrant Agreement between the Company and Comdisco, Inc., dated October 29, 1997.(1)

    10.16        Warrant Agreement between the Company and Comdisco, Inc.
                 dated April 27, 1998.(1)

    10.17 Warrant Agreement between the Company and Intel Corporation, dated January 14, 1997.(1)

    10.18 Warrant Agreement between the Company and Silicon Valley Bank, dated August 14, 1998.(1)

    10.19 Amended and Restated Investors' Rights Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.(1)

    10.20 Right of First Refusal and Co-Sale Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.(1)

    10.21 Voting Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.(1)

    10.22 Founder Stock Purchase Agreement between the Company and Joseph D. Markee, dated March 11, 1996.(1)

    10.23 First Amendment to Founder Stock Purchase Agreement between the Company and Joseph D. Markee, dated June 12, 1998.(1)

    10.24 Founder Stock Purchase Agreement between the Company and Mark J. Handzel, dated March 11, 1996.(1)

    10.25 First Amendment to Founder Stock Purchase Agreement between the Company and Mark J. Handzel, dated January 27, 1999.(1)

   +10.26 General Agreement for the Procurement of Products and Services and the Licensing of Software between the Company and Lucent Technologies Inc., dated November 17, 1998.(1)

   +10.27 OEM Purchase and Development Agreement between the Company and 3COM Corporation, dated November 24, 1998.(1)

   +10.28 Development, Manufacturing and Supply Agreement between the Company and Netopia, Inc., dated May 19, 1998.(1)


                                      II-4

EXHIBIT NUMBER                 DESCRIPTION OF DOCUMENT
--------------                 -----------------------
    10.29 Warrant Agreement between the Company and Intel Corporation, dated January 14, 1997.(1)

    10.30        1999 Non-Employee Directors' Stock Option Plan.(1)

    10.31 Form of Nonqualified Stock Option for use with 1999 Non-Employee Directors' Stock Option Plan.(1)

    10.32        Form of Indemnification Agreement.(1)

   +10.33 Equipment Purchase Agreement between the Company and NorthPoint Communications, Inc. dated April 8, 1999.(1)

   +10.34 Standard Full Service Gross Office Lease among the Company, Pacific Sorrento Mesa Holdings, L.P., and Pacific Stonecrest Holdings, L.P., dated March 31, 1999.(1)

   +10.35 Equipment Purchase Agreement between the Company and NorthPoint Communications, Inc. dated July 21, 1999.(2)

   +10.36 Equipment Purchase Agreement between the Company and Rhythms NetConnections, Inc. dated December 10, 1999.(4)

    10.37 Software License Agreement between the Company and Rhythms NetConnections, Inc. dated December 10, 1999.(4)

   +10.38 Customer Technical Support Services Agreement between the Company and Rhythms NetConnections, Inc. dated December 10, 1999.(4)

    10.39 Employment Agreement between the Company and Joseph D. Markee, dated March 12, 1999.(1)

    10.40        OnPREM Networks Corporation Stock Option Plan (3).

    10.41 Form of Stock Option Agreement pursuant to the OnPREM Networks Corporation 1998 Stock Option Plan (3).

    10.42        Employment Agreement between the Company and Wilson O.
                 Cochran, II, dated February 29, 2000.*

    10.43        Non-Competition Agreement between the Company and Wilson O.
                 Cochran, II, dated February 29, 2000.*

    21.1         Subsidiaries of Copper Mountain Networks, Inc.*

    23.1         Consent of Ernst & Young LLP, Independent Auditors.*

    24.1         Power of Attorney (see signature page hereto).

    27           Financial Data Schedule.*
----------
(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on March 1, 1999 (File No. 333-73153), as amended by Amendment No. 1 filed with the Commission on April 13, 1999, Amendment No. 2 filed with the Commission on April 26, 1999, and Amendment No. 3 filed with the Commission on May 11, 1999.

(2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(3) Filed as an exhibit to the Registrant's Registration Statement on Form S-8 filed with the Commission on March 10, 1999 (File No. 333-32218).

(4) Filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Commission on March 15, 2000.

(5) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

*    Filed Herewith

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b)  Financial Statement Schedules.

                                                                           Page
                                                                           ----
Schedule II Valuation and Qualifying Accounts...................           II-7


     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.


ITEM 17.  UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                      II-5

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on March 20, 2000.


                                   By:  /s/ John A. Creelman
                                        -------------------------------------
                                        John A. Creelman
                                        Vice President of Finance,
                                        Chief Financial Officer and Secretary


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard S. Gilbert and John A. Creelman and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                    TITLE                           DATE
---------                                    -----                           ----

/s/ Richard S. Gilbert            President, Chief Executive Officer    March 20, 2000
-----------------------------     and Director
Richard S. Gilbert                (Principal Executive Officer)

/s/ John A. Creelman              Vice President of Finance, Chief      March 20, 2000
-----------------------------     Financial Officer, and Secretary
John A. Creelman                  (Principal Financial and Accounting
                                  Officer)

/s/ Joseph D. Markee              Chief Technical Officer and           March 20, 2000
-----------------------------     Chairman of the Board
Joseph D. Markee

/s/ Robert L. Bailey              Director                              March 20, 2000
-----------------------------
Robert L. Bailey

/s/ Tench Coxe                    Director                              March 20, 2000
-----------------------------
Tench Coxe

/s/ Roger Evans                   Director                              March 20, 2000
-----------------------------
Roger Evans

/s/ Richard H. Kimball            Director                              March 20, 2000
-----------------------------
Richard H. Kimball

/s/ Raymond V. Thomas             Director                              March 20, 2000
-----------------------------
Raymond V. Thomas

/s/ Andrew W. Verhalen            Director                              March 20, 2000
-----------------------------
Andrew W. Verhalen

                                      II-6

                                                                     Schedule II


                        COPPER MOUNTAIN NETWORKS, INC.

                       Valuation and Qualifying Accounts

                                                                Additions
                                                               -----------
                                              Balance at       Charged to                      Balance at
                                              Beginning         Costs and                        End of
Allowance for Doubtful Accounts:               of Year          Expenses       Deductions         Year
                                            ------------       -----------     -----------     -----------
Year ended December 31, 1999..............  $    -------         140,000         -------        $140,000

     NOTE: The Company had no activity in allowance for doubtful accounts prior to 1999.

                                                                    Additions
                                                                   ----------
                                                Balance at         Charged to                      Balance at
                                                 Beginning          Costs and                        End of
Inventory Reserves:                               of Year           Expenses       Deductions         Year
                                               ------------       -----------     -----------     ------------
Year ended December 31, 1997..............         $  -------         897,000         -------       $  897,000

Year ended December 31, 1998..............         $  897,000         504,000         229,000       $1,172,000

Year ended December 31, 1999..............         $1,172,000         750,000       1,094,000       $  828,000

                                                                    Additions
                                                                   ----------
                                                Balance at         Charged to                      Balance at
                                                 Beginning          Costs and                        End of
Accrued Warranty:                                 of Year           Expenses       Deductions         Year
                                               ------------       -----------     -----------     ------------
Year ended December 31, 1997..............        $-------            2,000        -------          $    2,000

Year ended December 31, 1998..............        $  2,000          426,000         10,000          $  418,000

Year ended December 31, 1999..............        $418,000        1,779,000        267,000          $1,930,000

                                      II-1

                                 EXHIBIT INDEX


EXHIBIT NUMBER                         DESCRIPTION OF DOCUMENT
--------------                         -----------------------
     2.1 Agreement and Plan of Merger and Reorganization among the Company, Copper Mountain Acquisition Corp. and OnPREM Networks Corporation dated January 25, 2000.(4)

     3.1         Amended and Restated Certificate of Incorporation of the
                 Company.(1)

     3.2         Bylaws.(1)

     4.1         Reference is made to Exhibits 3.1 and 3.2.(1)

     4.2         Specimen Stock Certificate.(1)

     5.1         Opinion of Cooley Godward LLP.*

    10.1         Amended and Restated 1996 Equity Incentive Plan (the "1996
                 Plan").(1)

    10.2         Form of Stock Option Agreement pursuant to the 1996 Plan.(1)

    10.3 1999 Employee Stock Purchase Plan and related offering documents.(1)

    10.4 Employment Agreement between the Company and Steve Hunt, dated July 31, 1996.(1)

    10.5 Employment Agreement between the Company and Richard Gilbert, dated March 22, 1998.(1)

    10.6 Master Equipment Lease between the Company and Comdisco, Inc., dated September 30, 1997.(1)

    10.7 Loan and Security Agreement between the Company and Silicon Valley Bank, dated August 14, 1998.(1)

    10.8 Loan and Security Agreement between the Company and Silicon Valley Bank and MMC/GATX Partnership No. 1, dated October 4, 1996.(1)

    10.9 Office Lease between the Company and Public Storage Properties XVIII, Inc., dated June 14, 1996.(1)

    10.10 Office Lease between the Company and R.G. Harris & Company, dated August 12, 1997.(1)

    10.11 Office Sublease between the Company and Stuart Leeb and Associates, dated May 1, 1998.(1)

    10.12 Office Lease between the company and Palomar Enterprises, Inc., dated July 20, 1998.(1)

    10.13 Warrant Agreement between the Company and MMC/GATX Partnership No. 1, dated October 4, 1996.(1)

    10.14 Warrant Agreement between the Company and Silicon Valley Bank, dated October 4, 1996.(1)

    10.15 Warrant Agreement between the Company and Comdisco, Inc., dated October 29, 1997.(1)

    10.16        Warrant Agreement between the Company and Comdisco, Inc.
                 dated April 27, 1998.(1)

    10.17 Warrant Agreement between the Company and Intel Corporation, dated January 14, 1997.(1)

    10.18 Warrant Agreement between the Company and Silicon Valley Bank, dated August 14, 1998.(1)

    10.19 Amended and Restated Investors' Rights Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.(1)

    10.20 Right of First Refusal and Co-Sale Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.(1)

    10.21 Voting Agreement by and among the Company and certain stockholders of the Company, dated October 9, 1998.(1)

    10.22 Founder Stock Purchase Agreement between the Company and Joseph D. Markee, dated March 11, 1996.(1)

    10.23 First Amendment to Founder Stock Purchase Agreement between the Company and Joseph D. Markee, dated June 12, 1998.(1)

    10.24 Founder Stock Purchase Agreement between the Company and Mark J. Handzel, dated March 11, 1996.(1)

    10.25 First Amendment to Founder Stock Purchase Agreement between the Company and Mark J. Handzel, dated January 27, 1999.(1)

   +10.26 General Agreement for the Procurement of Products and Services and the Licensing of Software between the Company and Lucent Technologies Inc., dated November 17, 1998.(1)

   +10.27 OEM Purchase and Development Agreement between the Company and 3COM Corporation, dated November 24, 1998.(1)



EXHIBIT NUMBER                 DESCRIPTION OF DOCUMENT
--------------                 -----------------------
   +10.28 Development, Manufacturing and Supply Agreement between the Company and Netopia, Inc., dated May 19, 1998.(1)

    10.29 Warrant Agreement between the Company and Intel Corporation, dated January 14, 1997.(1)

    10.30        1999 Non-Employee Directors' Stock Option Plan.(1)

    10.31 Form of Nonqualified Stock Option for use with 1999 Non-Employee Directors' Stock Option Plan.(1)

    10.32        Form of Indemnification Agreement.(1)

   +10.33 Equipment Purchase Agreement between the Company and NorthPoint Communications, Inc. dated April 8, 1999.(1)

   +10.34 Standard Full Service Gross Office Lease among the Company, Pacific Sorrento Mesa Holdings, L.P., and Pacific Stonecrest Holdings, L.P., dated March 31, 1999.(1)

   +10.35 Equipment Purchase Agreement between the Company and NorthPoint Communications, Inc. dated July 21, 1999.(2)

   +10.36 Equipment Purchase Agreement between the Company and Rhythms NetConnections, Inc. dated December 10, 1999.(4)

    10.37 Software License Agreement between the Company and Rhythms NetConnections, Inc. dated December 10, 1999.(4)

    10.38 Customer Technical Support Services Agreement between the Company and Rhythms NetConnections, Inc. dated December 10, 1999.(4)

    10.39 Employment Agreement between the Company and Joseph D. Markee, dated March 12, 1999.(1)

    10.40        OnPREM Networks Corporation Stock Option Plan (3).

    10.41 Form of Stock Option Agreement pursuant to the OnPREM Networks Corporation 1998 Stock Option Plan (3).

    10.42        Employment Agreement between the Company and Wilson O.
                 Cochran, II, dated February 29, 2000.*

    10.43        Non-Competition Agreement between the Company and Wilson O.
                 Cochran, II, dated February 29, 2000.*

    21.1         Subsidiaries of the Company.*

    23.1         Consent of Ernst & Young LLP, Independent Auditors.*

    24.1         Power of Attorney (see signature page hereto).

    27           Financial Data Schedule.*
----------

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on March 1, 1999 (File No. 333-73153), as amended by Amendment No. 1 filed with the Commission on April 13, 1999, Amendment No. 2 filed with the Commission on April 26, 1999, and Amendment No. 3 filed with the Commission on May 11, 1999.

(2) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

(3) Filed as an exhibit to the Registrant's Registration Statement on Form S-8 filed with the Commission on March 10, 1999 (File No. 333-32218).

(4) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated March 15, 2000.

(5) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999.

*    Filed Herewith

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.